As filed with the Securities and Exchange Commission on February 12, 2024.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERICAN BATTERY MATERIALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1000	22-395644
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(IRS Employer Identification No.)

American Battery Materials, Inc.
500 West Putnam Avenue, Suite 400
Greenwich, Connecticut 06830
(800) 998-7962

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sebastian Lux and David Graber
Co-Chief Executive Officers
American Battery Materials, Inc.
500 West Putnam Avenue, Suite 400
Greenwich, Connecticut 06830
(800) 998-7962
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 (212) 451-2300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED FEBRUARY 12, 2024

__________ Shares

AMERICAN BATTERY MATERIALS, INC.

Common Stock

This is a public offering of common stock of American Battery Materials, Inc. We are offering ________ shares. Our common stock is quoted on the OTC Pink Open Market, operated by the OTC Markets Group Inc., under the symbol “BLTH.” On February 9, 2024, our common stock closed at $0.50 per share. We intend to apply for the listing of our common stock for trading on the NYSE American and expect such listing to occur concurrently with this offering. A NYSE American listing, however, is not a condition to completing this offering.

Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 14 of this prospectus to read about factors you should consider before purchasing shares of our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)	Please see the section of this prospectus entitled “Underwriting’’ for additional information regarding compensation payable to the underwriters.

We have granted a 30-day option to the underwriters to purchase up to ______ additional shares of our common stock, solely to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock to purchasers on or about _____, 2024.

The date of this prospectus is __________, 2024

American battery materials, INC.

i

About this Prospectus

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

The industry and market data and certain other statistical information used throughout this prospectus are from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this prospectus, and we believe that these sources are reliable; however, we have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this prospectus, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” and elsewhere in this prospectus. Some data are also based on our good faith estimates.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is incomplete and does not contain all the information you should consider in making your investment decision. You should read the entire prospectus carefully before investing in our common stock. You should carefully consider, among other things, our financial statements and the related notes and the sections entitled “Risk Factors,” “Summary Consolidated Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” and “our company” refer to American Battery Materials, Inc., a Delaware corporation.

Our Company

We operate as a U.S. based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. In November 2021, we found ourselves with the unique opportunity to acquire mining claims that historically reported high levels of lithium and other technical minerals. We hired and affiliated ourselves with industry veterans that bring decades of experience, credibility and relationships.

On November 5, 2021, we acquired the rights to 102 federal mining claims located in the Lisbon Valley of Utah for $100,000 plus the future payment of royalties based on a percentage of the net revenue from the sale of lithium produced from a portion of the mining property. The acquisition was driven by historical mineral data from seven existing wells with brine aquifer access. We have not yet commenced any mining operations, and we are an exploration stage issuer, as defined in SEC Regulation S-K Item 1300 (“Regulation S-K 1300”). An independent third-party technical report indicated that further investment and development in the claims was warranted, although no determination has been made whether we have any reserves of minerals. Similarly, no determination has been made whether mineralization could be economically and legally produced or extracted. We have no mineral reserves as defined by Regulation S-K 1300 and we have had no mining revenue to date.

In July 2023, we acquired and staked additional lithium mining claims adjacent to our Lisbon Valley Project in Utah. The new claims have been registered with the Bureau of Land Management (BLM). We now own a total of 743 placer claims over 14,320 acres, comprised of the 102 original claims held and the 641 new claims.

Our Growth Strategy

Our strategic goal is to become a producer of lithium in the United States. We believe that a strategy of employing advanced brine extractive technology methodologies for selective mineral extraction is the most cost-effective and environmentally friendly approach currently available. We believe that this approach is environmentally friendly because we would not deconstruct land structures which leave dirty tailings, but rather we would extract the desired minerals and metals from subsurface brines that re-inject the brines back down into the aquafer to maintain pressure after lithium extraction. We plan, as part of our sustainability goals within our overall environmental, social and governance (“ESG”) strategy, to develop sustainable production operations. Our plan is to develop our projects and strategic equity investments on a measured timeline to provide the potential for both near-term cash flow and long-term value maximization.

We have been executing the necessary steps to determine analytical results from our technical report, which should provide current results, analytical, geotech modeling, aquifer modeling, recharge, flows and depth. We have engaged RESPEC Company LLC as our geotech, engineering and resource management partner to assist in the exploration of the Lisbon Valley brine extraction project. Leveraging its expertise, we will focus on several initiatives, which include the following:

●	advancement of geotech, engineering, geology and fieldwork to complete technical reports on the Lisbon Project;

●	understanding Lisbon Valley brines, on and around owned leases;

●	develop a well plan to re-enter, sample and test the “Superior Well,” that has a historical lithium concentration of 340 ppm (parts per million);

●	enter other prospective plugged and abandoned wells, taking brine samples and performing hydrological testing at each identified high potential zone to evaluate the properties of the clastic formation;

●	as information is advanced, prepare technical reports following the Regulation S-K 1300 Standards of Disclosure for Mineral Projects, initially a Preliminary Economic Assessment (PEA) and longer term, a Preliminary Feasibility Study (PFS);

●	test the collected brines for lithium, but also for previously identified high value elements such as cobalt, manganese, magnesium, and suites of metals in the alkaline earth metals, transition metals, and halogens group; and

●	based on the results of the Superior well, develop area resource estimates.

The Lisbon Valley of Utah also provides many added benefits:

●	historically rich industrial and natural resource extraction area;

●	a developed infrastructure including high voltage electrical, proximity to major roadways and rail spurs; and

●	state and local agency support through the Utah Division of Oil, Gas and Mining (UDOGM) and the Trust Land Administration (SITLA).

We will also look to expand our holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities. We continue to explore and evaluate opportunities to further expand our resource base and production capacity through the possible acquisition of properties and projects in other areas of the United States, as well as in South America, particularly Argentina.

As part of our strategy for growth, our projects and strategic investments will be developed on a measured timeline, and we will evaluate all opportunities to further expand our resource base and production capacity. We understand that our timelines are subject to a variety of risks and variables, including, without limitation, obtaining permits, approvals and funding. We are also focused on the implementation of direct lithium extraction (DLE) technologies, which we believe have the potential to significantly increase the supply of lithium from our brine projects, similar to the impact which shale did for oil.

To achieve our goal of becoming a producer of lithium, we will rely on our competitive strengths and experienced management team to explore and consider all opportunities to generate revenue and increase our projects, properties and assets, as well as all potential funding options. Some opportunities for growth may be in the form of (i) strategic partnerships, (ii) off-take agreements, (iii) diversification of projects and properties, (iv) acquisitions of companies and technologies, and (v) participation in related commercial development activities.

The Lithium Market

Lithium is on the list of the 35 minerals considered critical to the economic and national security of the United States, as first published by the U.S. Department of the Interior on May 18, 2018. In June 2021, the U.S. Department of Energy published a report titled “National Blueprint for Lithium Batteries 2021-2030” (the “NBLB Report”) which was developed by the Federal Consortium for Advanced Batteries (“FCAB”), a collaboration by the U.S. Departments of Energy, Defense, Commerce, and State. According to the Report, one of the main goals of this U.S. government effort is to “secure U.S. access to raw materials for lithium batteries.” In the NBLB Report, Jennifer M. Granholm, the U.S. Secretary of Energy, states: “Lithium-based batteries power our daily lives from consumer electronics to national defense. They enable electrification of the transportation sector and provide stationary grid storage, critical to developing the clean-energy economy.”

The NBLB Report summarizes the U.S. government’s views on the need for lithium and the expected growth of the lithium battery market as follows:

●	“A robust, secure, domestic industrial base for lithium-based batteries requires access to a reliable supply of raw, refined, and processed material inputs…”

●	“The worldwide lithium battery market is expected to grow by a factor of 5 to 10 in the next decade.”

The growth in electric vehicles (“EVs”) will provide the greatest needs for lithium-based batteries. The NBLB Report states: “Bloomberg projects worldwide sales of 56 million passenger electric vehicles in 2040, of which 17% (about 9.6 million EVs) will be in the U.S. market.” Source: NBLB Report (defined above). Original Source: Bloomberg NEF Long-Term Electric Vehicle Outlook 2019.

In a February 2021 report, Canalys, a global technology market analyst firm, states that global sales of EVs in 2020 increased by 39% year on year to 3.1 million units. This compares with a sales decline of 14% of the total passenger car market in 2020. Canalys forecasts that the number of EVs sold will rise to 30 million in 2028 and EVs will represent nearly half of all passenger cars sold globally by 2030.

Bloomberg’s Long-Term Electric Vehicle Outlook 2021 report states: “The outlook for EV adoption is getting much brighter, due to a combination of more policy support, further improvements in battery density and cost, more charging infrastructure being built, and rising commitments from automakers. Passenger EV sales are set to increase sharply in the next few years, rising from 3.1 million in 2020 to 14 million in 2025. Globally, this represents around 16% of passenger vehicle sales in 2025, but some countries achieve much higher shares. In Germany, for example, EVs represent nearly 40% of total sales by 2025, while China — the world’s largest auto market — hits 25%.”

Regarding the lithium battery growth derived from grid storage demands, the NBLB Report states: “In addition to the EV market, grid storage uses of advanced batteries are also anticipated to grow, with Bloomberg projecting total global deployment to reach over 1,095 GW by 2040, growing substantially from 9 GW in 2018;” and “Bloomberg forecasts 3.2 million EV sales in the U.S. for 2028, and over 200 GW of lithium-ion battery-based grid storage deployed globally by 2028. With an average EV battery capacity of 100 kWh, 320 GWh of domestic lithium-ion battery production capacity will be needed just to meet passenger EV demand.

On August 25, 2022, the Washington Post published an article titled “Did California just kill the gas-powered car?” and with the sub-heading “California’s decision to ban the sales of combustion engine cars is the latest victory in the transition to electric vehicles.” A particularly relevant passage from this article reads as follows:

“…the transition from gas-powered, internal combustion engine vehicles to electric vehicles no longer feels niche, or speculative. It feels inevitable. And this week, another profound development: California, which already leads the nation with 18 percent of new cars sold electric, is expected to approve a regulation to ban the sales of new gas-only powered vehicles by 2035. In addition to EVs, only a limited number of plug-in hybrids will be allowed to be sold. This is a big deal: California’s car market is only slightly smaller than those of France, Italy and Britain — and while many countries have promised to phase out sales of gas cars by such-and-such date, few have concrete regulations like California. Sixteen states have traditionally followed California’s lead in setting its own independent fuel standards — they could soon follow.”

Although no assurance can be given, these recent developments, if left unchallenged, may potentially increase demand for lithium in the United States, as well as globally. Benchmark Mineral Intelligence, a global consulting firm specializing in the battery supply chain market, in a September 6, 2022 report, predicted that:

●	demand for lithium-ion batteries is set to grow six-fold by 2032 as global automakers scale up production of EVs; and

●	to meet the world’s lithium requirements would require 74 new lithium mines with an average size of 45,000 tonnes by 2035.

While these figures are robust relative to historical data, there can be no guarantee that ultimate consumer adoption for EVs and plug-in-hybrid vehicles (PHEV) will drive lithium demand as predicted.

Lithium Brine Deposits and Direct Lithium Extraction

Lithium is mined from three different deposit types: lithium brine deposits, pegmatite lithium deposits (also referred to as “hard rock”), and sedimentary lithium deposits (also referred to as clay deposits). Brine deposits are the most common, accounting for more than half of the world’s known lithium reserves. All our projects are in brine deposits.

As described by the U.S. Geological Survey, lithium brine deposits are accumulations of saline groundwater that are enriched in dissolved lithium. All producing lithium brine deposits share a number of first-order characteristics: (1) arid climate, (2) closed basin containing a playa or salar, (3) tectonically driving subsidence, (4) associated igneous or geothermal activity, (5) suitable lithium source-rocks, and (6) one or more adequate aquifers. South American countries Chile and Argentina are where the majority of the lithium produced from brines originates, as well as Nevada to a much smaller extent.

It is anticipated that we will use a direct lithium extraction (“DLE”), and reinjection of the processed brine back into the subsurface, rather than using evaporation ponds to recover the lithium and other potential mineral from brines, as the project advances to the production stage. This method has been gaining favor in the lithium industry over the last several years because it does not involve the use of evaporation ponds. DLE uses a much smaller footprint than evaporation ponds and is therefore more acceptable from an environmental standpoint. As yet, we have not done any testing for the possibility of using DLE and will not be able to do any testing until samples of brine are acquired from the target formations. See “Risk Factors – Our success as a company producing lithium and related products depends to a great extent on our research and development capabilities for direct lithium extraction and our ability to secure capital for the implementation of brine processing plants.”

DLE technologies precipitate lithium out of brine using filters, membranes, ceramic beads or other equipment, which is often housed in a small warehouse, significantly shrinking the environmental footprint of evaporation ponds used to produce commercial quantities of lithium traditionally. In a DLE operation, brine is pumped to a processing unit where an adsorption, resin or membrane material is used to extract only the lithium from the brine, while spent brine can be reinjected into the basin aquifers. The more rapid production time frame and possible brine reinjection into the aquifer is a key environmental differentiator between the DLE process and traditional lithium process that uses evaporation ponds.

While there may still be challenges around scalability, water consumption, and the possible dilutive effects of brine reinjection, over the past decade many DLE technologies have arisen to separate lithium from brine. DLE has the potential to significantly impact the lithium industry, with implementation on the extraction of lithium brines potentially having a dramatic positive impact on production, capacity, timing, and environmental impact. Similar to the impact shale exploration had on the oil industry, DLE has the potential to significantly increase the supply of lithium from brine projects, nearly doubling lithium production/yield (taking recoveries from 40-60% to 70-90%+) and improving project returns. DLE should also offer lower perceived environmental risk and yield significant environmental benefits when compared to traditional brine ponds, offering sustainability benefits and ESG credentials. It is estimated that approximately 12% of the world’s lithium supply in 2019 was produced using DLE technology. DLE technologies are broadly grouped into three main categories: adsorption, ion exchange and solvent extraction.

●	Adsorption physically absorbs lithium chloride (LiCl) molecules onto the surface of a sorbent from a lithium loaded solution. The lithium is then stripped from the surface of the sorbent with water.

●	Ion exchange takes lithium ions from the solution and replaces them with a different positively charged cation that is contained in the sorbent material. An acidic (or basic) solution is required to strip the lithium from the material and regenerate the sorbent material.

●	Solvent extraction removes lithium ions from solution by contacting the solution with an immiscible fluid (i.e., oil or kerosene) that contains an extractant that attaches to lithium ions and brings them into the immiscible fluid. The lithium is then stripped from the fluid with water or chemical treatment.

Our identification as an “environmentally friendly” business is evidenced by our commitment to deploy direct lithium extraction rather than the typical extraction techniques of hard-rock mining or underground brine water. Unlike those traditional methods for producing lithium, DLE uses filters, membranes, or resin materials to extract the mineral from brine water, resulting in:

●	usage of less water;

●	recycling of the majority of the brine water used;

●	consumption of less fossil fuels;

●	reduction in the need for additional processing and alternative mining sources; and

●	leaving a smaller environmental footprint.

Traditionally, lithium produced from brine water is stored in evaporation ponds. As the water evaporates, the other elements of the brine such as magnesium or calcium precipitate out, leaving the brine more concentrated to produce lithium carbonate. The evaporation process can take from 9 to 18 months depending on the type of project and weather conditions. With DLE, that process can be shortened to days or even hours. DLE also reduces the amount of land required for the pond evaporation process, while the potential to reinject the remaining brine water after the process further reduces the environmental impact.

Our Market Opportunity

Our Lisbon Valley Lithium Project is located in San Juan County, Utah, approximately 35 miles southeast of the city of Moab, part of an area known as the Paradox Basin. The Project consists of 743 placer mining claims staked on U.S. government land administered by the BLM covering 14,300 acres, part of a semi-contiguous group named the LVL Group. The map below shows the approximate location of our claims:

Our original 102 placer claims were staked by Plateau Ventures LLC and sold to us have been assigned to our wholly owned subsidiary, Mountain Sage Minerals, LLC. Our additional 641 placer claims are registered or filed in the name of Mountain Sage Mineral, LLC. All such claims have been registered currently in good standing according to BLM records. All 743 Claims have been staked, recorded and are in good standing with BLM until next year’s maintenance fee renewal on September 1, 2024. No other mineral, land or water rights have been applied, granted or permitted to or by Mountain Sage Minerals LLC on the subject property. The following diagram is an overview of our claims which comprise our Lisbon Valley Lithium Project:

T-30S R-25E
T-30S R-26E
PROJECT AREA
Latitude and Longitude
for SE Corner Section 36
N 38° 07' 37.5"
W 107° 07' 09.5"
T-31S R-25E
T-31S R-26E
1 MILE

The maps above are referenced with Professional Land Survey System (PLSS) and a latitude/longitude reference coordinate, accurate to 50 feet.

Our placer claims are plotted on the figures above, which is a Public Land Survey System (PLSS) map using Salt Lake City Prime Meridian. The claims are located in Southeast Utah in sections 17-18, 20-22, 25-29, 33-35 of Township 30 South and Range 25 East; sections 1, 3, 4, 8-15 of Township 31 South and Range 25 East; sections 31 of Township 30 South and Range 26 East and sections 5-9, 17 and 18 of Township 31 South and Range 26 East. The latitude and longitude of the southeast corner of Section 36, Township 30 South, 25 East is noted on the figure is accurate to +/- 50 feet.

There is a network of dirt and paved roads within the claims area, which service the oil and gas wells and the Lisbon Valley Copper Mine. Two existing natural gas pipelines traverse the claims. Power is supplied to the copper mine, also within the claim area, for use in their electrowinning copper recovery process. Nine wellbores (8 oil and gas and 1 potash) are available for re-entry and nearby water rights and private land are available for sale or lease.

Moab, Utah, the nearest population center to the property, is a city of 5,336 persons (2020 Census). It is located in a relatively remote portion of Utah but is easily accessed by U. S. Highway 191. Highway 191 intersects with Interstate 70 about 30 miles (48 kilometers) north of Moab, at Crescent Junction. Moab is a tourist destination and has numerous motels and restaurants. Moab would also be the nearest source of labor in the region.

The region has a history of mining, primarily uranium and vanadium that dates back as far as 1881. The Lisbon Valley Copper Mine is in the heart of the Lisbon Valley and is currently producing copper cathode. An all-weather road and electric power supply the mine. A few gravel roads cross the property. Oil and gas drilling and production, along with ranching have made the area relatively accessible.

There has been no exploration or drilling conducted on the property by us or our predecessors other than the gathering and assimilation of data from all available sources. It will be necessary for us to re-enter an oil and gas well or to drill a new well to obtain brine samples for analysis and metallurgical testing. Permits for such operations will be required from the BLM and the UDOGM. We are in the process of permitting two appraisal wells.

The BLM Permit Process

The flow charts below outline the permit process for exploration of minerals (lithium well drilling) which is regulated by the UDOGM and the BLM. It is anticipated that it will take 300-360 days for approval to drill once the initial application is filed and under review by each agency.

STREAMLINING THE PLAN OF OPERATIONS PROCESS ON BLM LANDS

Client
Permit Agent
Other Contractor
BLM

Identify Project
8 days
Refine project details and order survey
Provide drilling, lease and other details, as needed
Complete Onsite
Provide additional details, order bond
Provide Bond and Reclamation Contract
1 day
Schedule Land Surveys and Clearances / Notify BLM
Review Survey Plats, schedule clearance work
6 days
Submit initial POO to the BLM, schedule onsite
20 days
Complete Onsite, make revisions
Pursue clearance and NEPA
10 days
Submit additional needs / bond, Pursue POO
20 days
10 days
120 days
Complete civil survey and generate maps
Complete cultural, biological, and other clearance surveys
Provide any BLM required plat or clearance updates
20 days
14 days
Initial review and schedule onsite
Complete Onsite
NEPA Analysis
Process application and bond
1 day
Project Approval

Notes: Project identification to POO submission can be completed in 45 days depending on client provided information
Approval can be received in an additional 185 days or can be extended any amount of time waiting on analysis or bonding.
Total Project timing estimated at **8 months** or can be extended any amount of time waiting on analysis or bonding.

POO = Plan of Operations
NEPA = National Environmental Policy Act, as amended
BLM = Bureau of Land Management

STREAMLINING THE NEPA PROCESS

CLIENT
BLM
Contractor
Kickoff Meetings with BLM's IDT, Cooperating Agencies, and Stakeholder Agencies are critical for defining the issues, identifying alternatives, determining the EIS scheduling, defining roles of participants, and developing relationships among the participants.
Preliminary Meetings with BLM Management
Proposed Action
Kickoff Mtgs with BLM IDT, CAs, Agencies
Alternative Development
n
Complete applications submittal
Prepare Comment Letter
NOI and Public Scoping
Kickoff Mtgs with BLM IDT, CAs, Agencies
Alternative Development
BLM and CAs review draft EA
45 to 60-day comment period
BLM Reviews EA and prepares FONSI
30-day Appeal Period (not required)
Contractor Prepares Scoping Report
Kickoff Mtgs with BLM IDT, CAs, Agencies
Alternative Development
Contractor Prepares Draft EA
Contractor Prepares & Prints Draft EA
Comment Analysis, RTCs, & EA updates
Contractor Prepares & Prints EA with DR

We believe there is abundant evidence from oil, gas and potash wells drilled in the Paradox Basin indicating a probability of identifying and producing super saturated brines from beneath the Project. The geology of the area of the Project and of the Paradox Basin as a whole is complex, although zones have been targeted and proven and they are mappable within and beyond the claims area. It is not likely that the same zones vary significantly in terms of reservoir quality and thickness as evidenced by log analysis; however, these parameters have not been confirmed by actual testing by us.

We have not calculated mineral and resource estimation and has no revenue being generated from the subject property. The only way to determine if the lithium enriched brines exist and can be economically produced from the target zones is to drill exploration wells to produce and test brine from the targeted zones. We through our wholly owned operating company Mountain Sage Minerals, LLC intends to drill two appraisal wells on the subject property to evaluate reservoir properties (porosity, permeability and pressure), flow rates and in situ mineral concentrations. Information from the two wells will be used to assess the resource potential and devise a detailed development plan. The subsurface data collected from the two wells will be used to refine our proprietary subsurface model. The development model will include a proprietary 3D seismic survey to refine the subsurface model and delineate reservoir(s) continuity below the subject property and allow the team to select optimal spacing of future well locations and the network of production and injection wells required to fully develop potential mineral (brine) resources. Based on a substantial number of studies with lithium analyses from the Paradox Basin, we believe there is a substantial indication that lithium mineralization in brines occurs beneath the Project.

We have retained a third-party consulting firm to assist with drilling, completion and review of test results for the two appraisal wells. Any extracted brines should be tested to determine lithium and other important mineral concentrations and to prove the economic viability of a pilot and permanent production program. We have identified an appraisal and development program that is proprietary. This information will be disclosed in an advanced technical report after the appraisal wells are drilled and individual zones are identified and fully evaluated. Cost estimates and authority for expenditures for both well tests and the 3D Survey are currently in process.

The Technical Report Summary on the Project prepared by Bradley C. Peek, MSc. of CPG Peek Consulting, Inc., in accordance with Regulation S-K 1300, is included as an exhibit to this registration statement, of which this prospectus forms a part. The effective date of the report is October 31, 2023.

Selected Risks Associated with Our Business

An investment in our common stock involves a high degree of risk. Our ability to execute on our growth strategies is also subject to certain risks. The risks described under the heading “Risk Factors” immediately following this prospectus summary may have an adverse effect on our business, cash flows, financial condition, and results of operations or may cause us to be unable to execute all or part of these strategies successfully. Below are the principal factors that make an investment in our company speculative or risky:

●	Our future performance is difficult to evaluate because we have a limited operating history in the lithium industry.

●	We have a history of losses and expect to continue to incur losses in the future.

●	There is substantial doubt about our ability to continue as a going concern.

●	We are an exploration stage issuer and there is no guarantee that our development will result in the commercial extraction of mineral deposits.

●	We face numerous risks related to exploration, construction and extraction of mineral deposits.

●	The mineral and chemical processing industry is intensely competitive.

●	Our long-term success will depend ultimately on our ability to generate revenues, achieve and maintain profitability, and develop positive cash flows from their lithium activities.

●	Our growth strategy depends on their ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit their ability to meet our liquidity needs and long-term commitments, fund their ongoing operations, execute their business plan or pursue investments that we may rely on for future growth.

●	We are dependent upon key management employees.

●	Our ability to manage growth will have an impact on our business, financial condition, and results of operations.

●	Lawsuits may be filed against us and an adverse ruling in any such lawsuit may adversely affect our business, financial condition or liquidity or the market price of our common stock.

●	Our success as a company producing lithium and related products depends to a great extent on our research and development capabilities for direct lithium extraction and our ability to secure capital for the implementation of brine processing plants.

●	The development of non-lithium battery technologies could adversely affect our company.

●	Our business is subject to cybersecurity risks.

●	Our operations may be further disrupted, and our financial results may be adversely affected by the novel coronavirus pandemic.

●	An escalation of the current war in Ukraine, conflict in the Middle East, or the emergence of conflict elsewhere, may adversely affect our business.

●	We will be required to obtain governmental permits and approvals in order to conduct development and extraction operations, a process that is often costly and time-consuming. There is no certainty that all necessary permits and approvals for our planned operations will be granted.

●	Our operations face substantial regulation of health and safety.

●	Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

●	Lithium prices are subject to unpredictable fluctuations.

●	Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.

Corporate and Background Information

We are a Delaware corporation. Our corporate office is located at 500 West Putnam Avenue, Suite 400, Greenwich, Connecticut 06830. Our telephone number is (800) 998-7962. We maintain one active website, www.americanbatterymaterials.com, which serves as our corporate website and contains information about us and our business. Information contained on our website is not a part of this prospectus.

We were originally incorporated in the State of Delaware on March 26, 2007 under the name Internet Media Services, Inc. On April 9, 2010, we filed Form S-1 with the SEC in order to become an SEC reporting company. On January 7, 2014, we entered into an Exchange of Securities Agreement with U-Vend Canada, Inc., and our shareholders under which we acquired all issued and outstanding shares of U-Vend in exchange for shares of our common stock. While the transaction did not result in a change of control of our company, it did result in a new line of business for us. On April 15, 2014, we filed a Certificate of Amendment to change the name of our company to U-Vend Inc. On February 26, 2018, we filed a Certificate of Amendment to change the name of our company to BoxScore Brands, Inc. On October 20, 2022, we filed an amendment to our certificate of incorporation to, among other things, change the name of our company from BoxScore Brands, Inc. to American Battery Materials, Inc. The name change was processed by FINRA, and declared the name change effective as of May 1, 2023.

Channels for Disclosure of Information

Investors and others should note that we use social media to communicate about our company, services, new business developments, and other matters with the public. Any information we consider to be material to an evaluation of our company will be included in filings on the SEC website, http://www.sec.gov, and may also be disseminated using our investor relations website, which can be found at http://www.americanbatterymaterials.com, and press releases. However, we encourage investors, the media, and others interested in our company also to review our social media channels.

The information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

Summary of the Offering

Common stock offered	__________ shares (_______ shares if the underwriters exercise their option to purchase additional shares in full).
Common stock outstanding immediately before this offering	__________ shares.
Common stock to be outstanding immediately after this offering	__________ shares (_______ shares if the underwriters’ option to purchase additional shares is exercised in full).
Underwriters’ option to purchase additional shares
We have granted a 30-day option to the underwriters to purchase up to an aggregate of _______ additional shares of common stock from us at the public offering price, less underwriting discounts and commissions, on the same terms as set forth in this prospectus.
Use of proceeds

We estimate that our net proceeds from the sale of shares of our common stock in this offering will be approximately $________, or $_______ if the underwriters’ option to purchase additional shares is exercised in full, based on the public offering price of $___ per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use a significant portion of the net proceeds from this offering to fund the development and operation of our Lisbon Valley Project, including the drilling, permitting and geological work on the 14,260-acre land position. We may also use a portion of the net proceeds to expand our mineral rights through acquisitions of land and claims, and joint venture opportunities. The remainder of the net proceeds will be used for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for additional information.

Risk Factors	You should carefully read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider before deciding to invest in our common stock.
OTC Pink Open Market symbol

BLTH

We intend to apply for the listing of our common stock for trading on the NYSE American and expect such listing to occur concurrently with this offering. A NYSE American listing, however, is not a condition to completing this offering.

Unless otherwise indicated, all information contained in this prospectus assumes that the underwriters will not exercise their over-allotment option to purchase additional shares of our common stock.

All shares and per share information in this prospectus reflects, and where appropriate, is restated for, a 1-for-300 reverse stock split of our outstanding shares of common stock, effective December 8, 2023.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our consolidated balance sheet data as of December 31, 2022 and December 31, 2021, consolidated statement of operations data and consolidated statement of cash flow data for the years ended December 31, 2022 and December 31, 2021 are derived from our audited financial statements, included elsewhere in this prospectus. Our summary historical interim financial information as of September 30, 2023 and September 30, 2022 and for the nine months ended September 30, 2023 and 2022 are derived from the our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. Per share data and shares outstanding reflect an adjustment for the effect of the 1-for-300 reverse stock split of our outstanding shares of common stock, which became effective on December 8, 2023. This summary of historical financial data should be read together with the financial statements and the related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” appearing elsewhere in this prospectus.

	Nine Months Ended September 30, 2023 (unaudited)	Nine Months Ended September 30, 2022 (unaudited)	Year Ended December 31, 2022	Year Ended December 31, 2021
Income Statement Data
Revenue	$-	-	-	-
Loss from operations	$(2,462,799)	(1,148,588)	(1,135,088)	$(393,376)
Net income (loss)	$(2,462,799)	(1,148,588)	(1,486,848)	$1,762,466
Loss per share, basic	$(0.00)	(0.00)	(0.00)	$0.01
Loss per share, diluted	$(0.00)	(0.00)	(0.00)	$(0.00)
Weighted average common shares outstanding, basic	3,324,638,012	382,019,948	335,778,778	210,477,658
Weighted average common shares outstanding, diluted	3,324,638,012	382,019,948	335,778,778	374,389,986

	As of September 30, 2022 (unaudited)	As of December 31, 2022	As Adjusted (1)
Balance Sheet Data
Cash	$338,982	42,582
Working capital	$(3,165,242)	(1,400,412)
Total assets	$625,550	205,299
Total liabilities	$3,584,792	1,505,711
Total stockholders’ equity (deficit)	$(2,959,242)	(1,300,412)

(1)	Reflects our sale of ________ shares of common stock offered by this prospectus at an assumed public offering price of $___ per share, after deducting the underwriting discount and the estimated offering expenses that we will pay.

RISK FACTORS

You should carefully review and consider the risk factors described below and the other information contained in this prospectus, including the financial statements and notes to the financial statements and matters addressed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have an adverse effect on our business, cash flows, financial condition, and results of operations. We may face additional risks and uncertainties that are not presently known to us, or, or that we currently deem immaterial, which may also harm our business, financial condition, results of operations, and prospects.

Risks Related to Our Business

Our future performance is difficult to evaluate because we have a limited operating history in the lithium industry.

We entered the lithium industry in November 2021. We have not realized any revenues to date from the sale of lithium, and our operating cash flow needs have been financed primarily through issuances of debt and equity securities, and not through cash flows derived from our operations. As a result, we have little historical financial and operating information from our lithium business to help you evaluate our performance.

We have a history of losses and expect to continue to incur losses in the future.

We have an accumulated deficit of approximately $17,854,837 as of December 31, 2022, which increased to $20,317,636 as of September 30, 2023. We expect to continue to incur losses unless and until such time as our projects or one of our future acquired properties enters into commercial production and generates sufficient revenues to fund continuing operations and we are able to develop at least one economic deposit. We recognize that if we are unable to generate cash flows from our operations, we will not be able to earn profits or continue operations. At this early stage of our lithium operations, we also expect to face the risks, uncertainties, expenses and difficulties encountered by companies at the mineral exploration stage. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

There is uncertainty regarding our ability to implement our business plan and to grow our operations with our existing financial resources without additional financing. Our ability to implement our business plan is dependent on us generating cash from operations, the sale of our stock and/or obtaining debt financing. Historically, we have funded our operations primarily through the issuance of debt and equity securities. Management’s plan to fund our capital requirements and ongoing operations includes the generation of revenue from our lithium operations and projects. Management’s secondary plan to cover any shortfall is selling our equity securities and obtaining debt financing. There is no assurance that we will be successful in implementing our business plan or that we will be able to generate sufficient cash from operations, sell securities or borrow funds on favorable terms or at all. Our inability to generate significant revenue or obtain additional financing could have a material adverse effect on our ability to fully implement our business plan and grow our business to a greater extent than we can with our existing financial resources.

There is substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included an explanatory paragraph in their report in our audited financial statements for the year ended December 31, 2022 to the effect that our recurring losses since inception and failure to achieve profitable operations raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern within one year after the date that the financial statements are issued. We may be required to cease operations which could result in our stockholders losing all or almost all of their investment.

We are an exploration stage issuer and there is no guarantee that our development will result in the commercial extraction of mineral deposits.

As defined under Regulation S-K Item 1300, we are an exploration stage issuer as we have no known mineral reserves, and we have not yet conducted any mining operations. Accordingly, we cannot assure you that we will ever realize any profits. Any profitability in the future from our business will be dependent upon the development of an economic deposit of minerals and further exploration and development of other economic deposits of minerals, each of which is subject to numerous risk factors. Further, we cannot assure you that any of our property interests can be commercially mined or that any exploration programs will result in profitable commercial mining operations. The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time, which may or may not be reduced or eliminated through a combination of careful evaluation, experience, and skilled management. While discovery of additional ore-bearing deposits may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to construct processing facilities and to establish reserves.

Our exploration prospects may not contain any reserves and any funds spent on evaluation and exploration may be lost. We do not know with certainty that economically recoverable lithium exists on our properties. In addition, the quantity of any reserves may vary depending on commodity prices. Any material change in the quantity or grade of reserves may affect the economic viability of our properties.

Exploration and development projects like ours have no operating history upon which to base estimates of future operating costs and capital requirements. Actual operating costs and economic returns of any and all exploration projects may materially differ from the costs and returns estimated, and accordingly, our financial condition, results of operations, and cash flows may be negatively affected.

We face numerous risks related to exploration, construction, and extraction of mineral deposits.

Our level of profitability, if any, in future years will depend to a great degree on lithium prices and whether our properties can be brought into production. Exploration and development of lithium resources are highly speculative in nature, and it is impossible to ensure that any of our existing properties will establish reserves. Whether it will be economically feasible to extract lithium depends on a number of factors, including, but not limited to: (i) the particular attributes of the deposit, such as size, grade, and proximity to infrastructure; (ii) lithium prices; (iii) extraction, processing, and transportation costs; (iv) the willingness of lenders and investors to provide project financing; (v) labor costs and possible labor strikes; (vi) non-issuance of permits; and (vii) governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations.

We are also subject to the risks normally encountered in the lithium industry, which include, without limitation:

●	the discovery of unusual or unexpected geological formations;

●	accidental fires, floods, earthquakes, severe weather, seismic activity, or other natural disasters;

●	unplanned power outages and water shortages;

●	construction delays and higher than expected capital costs due to, among other things, supply chain disruptions, higher transportation costs, and inflation;

●	the ability to obtain suitable or adequate machinery, equipment, or labor;

●	shortages in materials or equipment and energy and electrical power supply interruptions or rationing;

●	environmental liability; and

●	other unknown risks involved in the conduct of lithium exploration and operations.

The nature of these risks is such that liabilities could exceed any applicable insurance policy limits or could be excluded from coverage. There are also risks against which we cannot insure or against which we may elect not to insure. The potential costs, which could be associated with any liabilities not covered by insurance or in excess of insurance coverage, or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our future earnings, competitive position, and potentially our financial viability.

The mineral and chemical processing industry is intensely competitive.

The mineral and chemical processing industry is intensely competitive. We may be at a competitive disadvantage because we must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than we do. Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable exploration properties. We may also encounter increasing competition from other mineral and chemical processing companies in our efforts to locate acquisition targets, hire experienced mining professionals and acquire exploration resources.

Our quarterly and annual operating and financial results and our revenue are likely to fluctuate significantly in future periods.

Our quarterly and annual operating and financial results are difficult to predict and may fluctuate significantly from period to period. Our revenues, net income and results of operations may fluctuate as a result of a variety of factors that are outside our control including, but not limited to, lack of sufficient working capital, equipment malfunction and breakdowns, inability to timely find spare machines or parts to fix the broken equipment, regulatory or licensing delays and severe weather phenomena.

Our long-term success will depend ultimately on our ability to generate revenues, achieve and maintain profitability, and develop positive cash flows from our lithium activities.

Our ability to (i) acquire additional lithium projects; and (ii) initiate and continue exploration, development, commissioning of lithium ultimately depends on our ability to generate revenues, achieve and maintain profitability, and generate positive cash flow from our operations. The economic viability of our future extraction activities has many risks and uncertainties including, but not limited to:

●	significant, prolonged decrease in the market price of lithium;

●	significantly higher than expected construction and extraction costs;

●	significantly lower than expected lithium extraction;

●	significant delays, reductions, or stoppages in lithium extraction activities;

●	significant shortages of adequate and skilled labor or a significant increase in labor costs;

●	significantly more stringent regulatory laws and regulations; and

●	significant difficulty in marketing and/or selling lithium or lithium hydroxide.

It is common for a new lithium extraction operation to experience unexpected costs, problems, and delays during construction, commissioning and start-up. Most similar projects suffer delays during these periods due to numerous factors, including the factors listed above. Any of these factors could result in changes to economic returns or cash flow estimates of the project or have other negative impacts on our financial position. There is no assurance that our projects will commence commercial production on schedule, or at all, or will result in profitable operations. If we are unable to develop our projects into a commercial operating mine, our business and financial condition will be materially adversely affected. Moreover, even if a feasibility study supports a commercially viable project, there are many additional factors that could impact the project’s development, including terms and availability of financing, cost overruns, litigation or administrative appeals concerning the project, delays in development, and any permitting changes, among other factors.

Our future lithium extraction activities may change as a result of any one or more of these risks and uncertainties. We cannot assure you that any of our activities will result in achieving and maintaining profitability and developing positive cash flows.

We depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to meet our liquidity needs and long-term commitments, fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

Until commercial production is achieved from our planned projects, we will continue to incur operating and investing net cash outflows associated with including, but not limited to, maintaining and acquiring exploration properties, undertaking exploration activities, and the development of our planned projects. As a result, we rely on access to capital markets as a source of funding for our capital and operating requirements. We require additional capital to meet our liquidity needs related to expenses for our various corporate activities, including the costs related to our status as a publicly traded company, fund our ongoing operations, explore and define lithium mineralization, and establish any future lithium operations. We cannot assure you that such additional funding will be available to us on satisfactory terms, or at all.

To finance our future ongoing operations, and future capital needs, we may require additional funds through the issuance of additional equity or debt securities. Depending on the type and terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. Any additional equity financing will dilute shareholdings. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted. New or additional debt financing, if available, may involve restrictions on financing and operating activities. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on such debt securities would increase costs and negatively impact operating results.

If we are unable to obtain additional financing, as needed, at competitive rates, our ability to fund our current operations and implement our business plan and strategy will be affected. These circumstances may require us to reduce the scope of our operations and scale back our exploration, development and extraction programs. There is, however, no guarantee that we will be able to secure any additional funding or be able to secure funding to provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position.

We are dependent upon key management employees.

The responsibility of overseeing the day to day operations and the strategic management of our business depends substantially on our senior management. Loss of any such personnel may have an adverse effect on our performance. The success of our operations will depend upon numerous factors, many of which, in part, are beyond our control, including our ability to attract and retain additional key personnel in sales, marketing, technical support, and finance. Certain areas in which we operate are highly competitive and competition for qualified personnel is significant. We may be unable to hire suitable field personnel for our technical team or there may be periods of time where a particular position remains vacant while a suitable replacement is identified and appointed. We may not be successful in attracting and retaining the personnel required to grow and operate our business profitably.

Our ability to manage growth will have an impact on our business, financial condition, and results of operations.

Future growth may place strains on our financial, technical, operational, and administrative resources and cause us to rely more on project partners and independent contractors, thus, potentially adversely affecting our financial position and results of operations. Our ability to grow will depend on a number of factors, including, but not limited to:

●	our ability to develop existing prospects;

●	our ability to identify and acquire or lease new exploratory prospects;

●	our ability to maintain or enter into new relationships with project partners and independent contractors;

●	our ability to continue to retain and attract skilled personnel;

●	our access to capital;

●	the market price for lithium products; and

●	our ability to enter into agreements for the sale of lithium products.

Lawsuits may be filed against us and an adverse ruling in any such lawsuit may adversely affect our business, financial condition or liquidity or the market price of our common stock.

We may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceedings, and legal actions relating to personal injuries, property damage, property taxes, land rights, the environment, and contract disputes. For additional information, refer to “Legal Proceedings”.

The outcome of future legal proceedings cannot be predicted with certainty and may be determined adversely to us and as a result, could have a material adverse effect on our assets, liabilities, business, financial condition, or results of operations. Even if we prevail in any such legal proceeding, the proceedings could be costly, time-consuming, and may divert the attention of management and key personnel from our business operations, which could adversely affect our financial condition.

Our success as a company producing lithium and related products depends to a great extent on our research and development capabilities for direct lithium extraction and our ability to secure capital for the implementation of brine processing plants.

Our success as a producer of lithium and related products is dependent on our ability to develop and implement more efficient production capabilities based on mineral rich brine and implementation of direct lithium extraction (DLE) technologies, which while having the potential to significantly increase the supply of lithium from brine projects, the technology for DLE remains subject to many questions. A number of DLE technologies are emerging and being tested at scale, with a handful of projects already in commercial construction. However, there remain challenges around scalability and water consumption/ brine reinjection. We expect to make significant investment in research and development of the DLE process, and we will need to continue to invest heavily to scale our manufacturing to ultimately producing sufficient amounts of lithium. We cannot assure you that our future product research and development projects and financing efforts will be successful or be completed within the anticipated time frame or budget. There is no guarantee we will achieve anticipated sales target or in a profitable manner. In addition, we cannot assure you that our existing or potential competitors will not develop products which are similar or superior to our products or are more competitively priced. As it is often difficult to project the time frame for developing new products and the duration of market window for these products, there is a substantial risk that we may have to abandon a potential product that is no longer commercially viable, even after we have invested significant resources in the development of such product and our facilities. If we fail in our product launching efforts, our business, prospects, financial condition and results of operations may be materially and adversely affected.

The development of non-lithium battery technologies could adversely affect us.

The development and adoption of new battery technologies that rely on inputs other than lithium compounds could significantly impact our prospects and future revenues. Current and next generation high energy density batteries for use in electric vehicles rely on lithium compounds as a critical input. Alternative materials and technologies are being researched with the goal of making batteries lighter, more efficient, faster charging and less expensive, and some of these could be less reliant on lithium compounds. We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. Commercialized battery technologies that use no, or significantly less, lithium could materially and adversely impact our prospects and future revenues.

Our business is subject to cybersecurity risks.

Our operations depend on effective and secure information technology systems. Threats to information technology systems, such as cyberattacks and cyber incidents, continue to increase. Cybersecurity risks include, but are not limited to, malicious software, attempts to gain unauthorized access to our data and the unauthorized release, corruption or loss of our data and personal information, as well as interruptions in communication and operations. It is possible that our business, financial, and other systems could be compromised, which could go unnoticed for a prolonged period of time. We have not experienced a material breach of our information technologies. Nevertheless, we continue to take steps to mitigate these risks by employing a variety of measures, including employee training, technical security controls, and maintenance of backup and protective systems. Despite these mitigation efforts, cybersecurity attacks and other threats exist and continue to increase, any of which could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Risks Related to Regulation

We will be required to obtain governmental permits and approvals in order to conduct development and extraction operations, a process that is often costly and time-consuming. There is no certainty that all necessary permits and approvals for our planned operations will be granted.

We are required to obtain and renew governmental permits and approvals for our exploration and development activities and, prior to extracting any mineralization we discover, we will be required to obtain additional governmental permits and approvals that we do not currently possess. Obtaining and renewing any of these governmental permits is a complex, time consuming and uncertain process involving numerous jurisdictions, public hearings, and possibly costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables not within our control, including the interpretation of approval requirements administered by the applicable governmental authority.

We may not be able to obtain or renew permits or approvals that are necessary to our planned operations, or we may discover that the cost and time required to obtain or renew such permits and approvals exceeds our expectations. Any unexpected delays, costs or conditions associated with the governmental approval process could delay our planned exploration, development and extraction operations, which in turn could materially adversely affect our prospects, revenues, and profitability. In addition, our prospects may be adversely affected by the revocation or suspension of permits or by changes in the scope or conditions to use of any permits obtained.

Private parties, such as environmental activist organizations, frequently attempt to intervene in the permitting process to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. These third-party actions can materially increase the costs, cause delays in the permitting process, and could cause us to not proceed with the development or operation of a property. In addition, our ability to successfully obtain key permits and approvals to explore for, develop, operate, and expand operations will likely depend on our ability to undertake such activities in a manner consistent with the creation of social and economic benefits in the surrounding communities, which may or may not be required by law. Our ability to obtain permits and approvals and to successfully operate in particular communities may be adversely affected by real or perceived detrimental events associated with our activities.

Our operations face substantial regulation of health and safety.

Our operations are subject to extensive and complex laws and regulations governing worker health and safety across our operating regions and our failure to comply with applicable legal requirements can result in substantial penalties. Future changes in applicable laws, regulations, permits and approvals or changes in their enforcement or regulatory interpretation could substantially increase costs to achieve compliance, lead to the revocation of existing or future exploration or mining rights or otherwise have an adverse impact on our results of operations and financial position.

Our mining claims are inspected on a regular basis by government regulators who may issue citations and orders when they believe a violation has occurred under local mining regulations. If inspections result in an alleged violation, we may be subject to fines, penalties or sanctions and our mining operations could be subject to temporary or extended closures.

In addition to potential government restrictions and regulatory fines, penalties or sanctions, our ability to operate (including the effect of any impact on our workforce) and thus, our results of operations and our financial position (including because of potential related fines and sanctions), could be adversely affected by accidents, injuries, fatalities or events detrimental (or perceived to be detrimental) to the health and safety of our employees, the environment or the communities in which we operate.

Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

Environmental regulations mandate, among other things, the maintenance of air and water quality standards, land development, and land reclamation, and set forth limitations on the generation, transportation, storage, and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for mining companies and their officers, directors, and employees. We may incur environmental costs that could have a material adverse effect on financial condition and results of operations. Any failure to remedy an environmental problem could require us to suspend operations or enter into interim compliance measures pending completion of the required remedy.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health, and safety impacts of prior and current operations. These lawsuits could lead to the imposition of substantial fines, remediation costs, penalties, and other civil and criminal sanctions, as well as reputational harm, including damage to our relationships with customers, suppliers, investors, governments or other stakeholders. Such laws, regulations, enforcement, or private claims may have a material adverse effect on our financial condition, results of operations, or cash flows.

Lithium prices are subject to unpredictable fluctuations.

We expect to derive revenues, if any, from the extraction and sale of lithium. The prices of lithium may fluctuate widely and are affected by numerous factors beyond our control, including international, economic, and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, increased production due to new extraction developments and improved extraction and production methods and technological changes in the markets for the end products. The effect of these factors on the prices of lithium and lithium byproducts, and therefore the economic viability of any of our exploration properties, cannot accurately be predicted.

Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.

Lithium and its derivatives are preferred raw materials for certain industrial applications, such as rechargeable batteries. For example, current and future high energy density batteries for use in electric vehicles will rely on lithium compounds as a critical input. The pace of advancements in current battery technologies, development and adoption of new battery technologies that rely on inputs other than lithium compounds, or a delay in the development and adoption of future high nickel battery technologies that utilize lithium could significantly impact our prospects and future revenues. Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging, and less expensive, some of which could be less reliant on lithium or other lithium compounds. Some of these technologies, such as commercialized battery technologies that use no, or significantly less, lithium compounds, could be successful and could adversely affect demand for lithium batteries in personal electronics, electric and hybrid vehicles, and other applications. We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. In addition, alternatives to industrial applications dependent on lithium compounds may become more economically attractive as global commodity prices shift. Any of these events could adversely affect demand for and market prices of lithium, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we discover and reducing or eliminating any reserves we identify.

Risks Related to this Offering and Ownership of Our Common Stock

An active trading market for our common stock may not develop, and you may be unable to resell your shares at or above the public offering price.

Our common stock trading over the counter has not been historically active. Although we intend to apply for listing our common stock for trading on the NYSE American, an active trading market for our shares may never develop or be sustained following this offering. No assurance can be given that our common stock will be accepted to trade on the NYSE American. The public offering price of our common stock will be determined through negotiations between us and the underwriters. This public offering price may not be indicative of the market price of our common stock after the offering. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the public offering price or at the time that they would like to sell.

Our stock price may be volatile, and the market price of our common stock after this offering may drop below the price you pay due to a variety of factors, many of which are beyond our control.

The market price of our common stock could be subject to significant fluctuations after this offering, and it may decline below the public offering price. Market prices for securities of early-stage companies have historically been particularly volatile. As a result of this volatility, you may not be able to sell your common stock at or above the public offering price. Some of the factors that may cause the market price of our common stock to fluctuate include:

●	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to our company;

●	changes in estimates of our financial results or recommendations by securities analysts;

●	failure of our business to achieve or maintain market acceptance in the lithium industry;

●	changes in market valuations of similar companies;

●	success of competitive service offerings or technologies;

●	changes in our capital structure, such as future issuances of securities or the incurrence of debt;

●	announcements by us or our competitors of significant services, contracts, acquisitions, or strategic alliances;

●	regulatory developments in the United States, foreign countries, or both;

●	litigation involving us;

●	additions or departures of key personnel;

●	investors’ general perception of us; and

●	other events or factors, including those resulting from macroeconomic conditions, geopolitical crises, outbreak of hostilities or acts of war such as the Russian invasion of Ukraine, the Israeli-Hamas war, and Houthi rebel ship attacks in the Red Sea, incidents of terrorism, global pandemics such as the Covid-19 pandemic, natural disasters, and similar events, as well as responses to these and similar events.

In addition, if the market for lithium and technology sector stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition, or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Purchasers in this offering may experience substantial dilution in the book value of their investment.

In the future, your percentage ownership in us may be diluted if we issue additional shares of our common stock or convertible debt securities in connection with acquisitions, capital market transactions, or other corporate purposes, including equity awards that we may grant to our directors, officers and employees.

Our officers and directors have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our executive officers and directors currently own or control 51.4% of our outstanding shares of common stock. Upon the completion of this offering, our executive officers and directors will own or control approximately ___% of our outstanding shares. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our stockholders.

After the completion of this offering, we do not expect to declare any dividends in the foreseeable future.

After the completion of this offering, we do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Our indemnification of officers and directors and limitations on their liability could limit our recourse against them.

Our certificate of incorporation and bylaws contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties. Stockholders therefore will have only limited recourse against these individuals.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our company to evaluate the effectiveness of our internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of our internal control over financial reporting in each annual report on Form 10-K.

We have identified our disclosure controls and procedures were not effective and that material weaknesses exists in our internal control over financial reporting. The material weaknesses consist of an insufficient complement of qualified accounting personnel and controls associated with segregation of duties and ineffective controls associated with identifying and accounting for complex and non-routine transactions in accordance with U.S. generally accepted accounting principles. Due to the material weaknesses in internal control over financial reporting and disclosure controls and procedures, there may be errors in our consolidated financial statements and in the accompanying footnote disclosures that could require restatements. Investors may lose confidence in our reported financial information and disclosure, which could negatively impact our stock price.

We do not expect that our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus may contain various “forward-looking statements.” All information relative to future markets for our product candidates and trends in, and anticipated levels of, revenue, and expenses, as well as other statements containing words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “target,” “should” and “will” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic, and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the section titled “Risk Factors.”

Given these risks, uncertainties, and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by U.S. federal securities law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $________ (or approximately $________ if the underwriters exercise in full their option to purchase up to ______ additional shares of common stock), based on an assumed public offering price of $____ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to obtain additional capital to support our mining operations, to create a public market for our common stock and to facilitate our future access to the public equity markets.

We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, as follows:

●	approximately $______ to fund the development and operation of our Lisbon Valley Project, including the drilling, permitting, claim re-registration and related geological work on the 14,260-acre land position;

●	approximately $______ to fund potential expansion of our mineral rights through acquisitions of land and claims, and joint venture opportunities; and

●	the remainder for working capital and general corporate purposes, including amounts required to pay for research and development expenses, salaries, professional fees, public reporting costs, office-related expenses and other corporate expenses.

We currently have no commitments with respect to any acquisitions or joint ventures.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering, or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds will vary depending on numerous factors. We may find it necessary or advisable to use the net proceeds for other purposes, and our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities.

DIVIDEND POLICY

We did not pay dividends during the years ended December 31, 2023 and 2022. We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future.

CAPITALIZATION

The following table summarizes our capitalization at December 31, 2023, giving effect to the issuance and sale of _____ shares of our common stock in this offering based on an assumed public offering price of $___ per share, after deducting underwriting discount and estimated offering expenses we will pay.

As of December 31, 2023
	Actual	As Adjusted
(unaudited)
Cash
Debt, current portion
Long-term debt, net of current portion
Stockholders’ equity (deficit)
Common stock, $0.001 par value, ______ shares authorized, ______ shares issued and outstanding, actual; ______ shares issued and outstanding,
Additional paid-in capital
Accumulated deficit
Total stockholders’ equity (deficit)
Total capitalization

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the pro forma, as adjusted net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share is determined by dividing our total tangible assets less total liabilities by the number of outstanding shares of common stock.

As of December 31, 2023, we had a net tangible book value of $________ (unaudited) or $____ per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of December 31, 2023.

Investors participating in this offering will incur immediate and substantial dilution. After giving effect to the issuance and sale of _____ shares of our common stock in this offering based on an assumed public offering price of $___ per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2023 would have been approximately $________, or $____ per share of common stock. This represents an immediate increase in the pro forma net tangible book value of $____ per share to existing stockholders and an immediate decrease of $____ per share to investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution on a per share basis:

Amount
Assumed public offering price per share of common stock
Pro forma net tangible book value (deficit) before offering
Increase in pro forma net tangible book value attributable to new investors
Pro forma as adjusted net tangible book value after offering
Dilution in pro forma net tangible book value to new investors

If the underwriters exercise their over-allotment option in full to purchase an additional ______ shares of common stock from us in this offering to cover over-allotments, if any, the pro forma as adjusted net tangible book value per share after the offering would be $____ per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $____ per share and the dilution per share to new investors purchasing common stock in this offering would be $____ per share.

To the extent that new stock options are issued or we issue additional shares of common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of those securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to help you understand our results of operations and financial condition. This discussion and analysis is provided as a supplement to, and should be read in conjunction with, the section entitled “Our Selected Financial Information” and our consolidated financial statements and notes thereto included elsewhere in this prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the sections entitled “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” in other parts of this prospectus.

Cautionary Statement

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under “Risk Factors.”

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements.” Except for the historical information contained herein, this report contains forward-looking statements (identified by the words “estimate,” “project,” “anticipate,” “plan,” “expect,” “intend,” “believe,” “hope,” “strategy” and similar expressions), which are based on our current expectations and speak only as of the date made. These forward-looking statements are subject to various risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements, including, without limitation, those discussed under Part I, Item 1A “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on April 21, 2023, and those described herein that could cause actual results to differ materially from the results anticipated in the forward-looking statements, and the following:

●	our limited operating history with our business model;

●	the limited financing currently available to us. We may in the near future have a number of obligations that we will be unable to meet without generating additional income or raising additional capital;

●	further cost reductions or curtailment in future operations due to our low cash balance and negative cash flow;

●	our ability to effect a financing transaction to fund our operations which could adversely affect the value of our stock;

●	our limited cash resources may not be sufficient to fund continuing losses from operations;

●	the failure of our products and services to achieve market acceptance; and

●	the inability to compete in our market, especially against established industry competitors with greater market presence and financial resources.

Objective

The objective of our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is to provide users of our financial statements with the following:

●	A narrative explanation from the perspective of management of our financial condition, results of operations, cash flows, liquidity and certain other factors that may affect future results;

●	Useful context to the financial statements; and

●	Information that allows assessment of the likelihood that past performance is indicative of future performance.

This MD&A is a supplement to, and should be read together with, our financial statements, including notes, referenced elsewhere in this prospectus, and is provided to enhance your understanding of our operations and financial condition. Due to rounding, some parts of this discussion may not sum or calculate precisely to the totals and percentages provided in the tables.

The following discussion and analysis provide information that our management believes is relevant to an assessment and understanding of our results of operations and financial condition, and should be read in conjunction with the consolidated financial statements and footnotes that appear elsewhere in this prospectus.

Overview and Outlook

We are a U.S. based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. We formerly developed, marketed and distributed various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. Due to the nationwide shutdown related to the Covid-19 pandemic, we spent a portion of 2020 restructuring and retiring certain corporate debt and obligations, and focusing on implementing a new operational direction.

Through the corporate reorganization and repositioning process, we found ourselves with the unique opportunity to acquire mining claims that historically reported high levels of lithium and other technical minerals. We hired and affiliated ourselves with industry veterans that bring decades of experience, credibility and relationships.

On November 5, 2021, we acquired the rights to 102 federal mining claims located in the Lisbon Valley of Utah for $100,000 plus the future payment of royalties based on a percentage of the net revenue from the sale of lithium produced from a portion of the mining property. The acquisition was driven by historical mineral data from seven existing wells with brine aquifer access. We have not yet commenced any mining operations, and we are an exploration stage issuer, as defined in SEC Regulation S-K, Item 1300 (“Regulation S-K 1300”). An independent third-party technical report indicated that further investment and development in the claims was warranted, although no determination has been made whether we have any reserves of minerals. Similarly, no determination has been made whether mineralization could be economically and legally produced or extracted. We have no mineral reserves as defined by Regulation S-K 1300 and have had no mining revenue to date.

On October 20, 2022 we, following receipt of written approval from stockholders acting without a meeting and holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, filed an amendment to our certificate of incorporation to (i) change the name of our company to “American Battery Materials, Inc.” (the “Name Change”); and (ii) increase the total number of authorized shares of our common stock, par value $0.001 per share, from 600,000,000 to 4,500,000,000 (the “Authorized Share Increase”). The Name Change was processed by FINRA and was effective on May 1, 2023, at which time our trading symbol was also changed to BLTH. The Authorized Share Increase was effective as of October 20, 2022.

On October 20, 2022, in addition to the Name Change and the Authorized Share Increase, the holder of 63.86% of the outstanding shares of stock of our company entitled to vote took action by written consent and without a meeting, pursuant to Delaware General Corporate Law Section 228, and adopted and approved the following actions:

1.	Future amendment of our certificate of incorporation to implement a decrease in the authorized shares of our common stock from 4,500,000,000 to a number of not less than 10,000,000 and not more than 2,000,000,000 (the “Authorized Share Reduction”), at any time prior to October 20, 2023 (the “Anniversary Date”), with the Board having the discretion to determine whether or not the Authorized Share Reduction is to be effected, and if effected, the exact number of the Authorized Share Reduction within the above range.

2.	Future amendment of our certificate of incorporation to implement a reverse stock split of our common stock by a ratio of not less than 1-for-10 and not more than 1-for-1,000 (the “Reverse Split”), at any time prior to the Anniversary Date, with the Board having the discretion to determine whether or not the Reverse Split is to be effected, and if effected, the exact ratio for the Reverse Split within the above range.

On April 25, 2023, we formed Mountain Sage Minerals LLC, a Utah limited liability company. We will look to expand our holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities through this new entity.

On June 1, 2023, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seaport Global Acquisition II Corp. (“SGII”), and Lithium Merger Sub, Inc., a wholly owned subsidiary of SGII. SGII is a blank check company, also referred to as a special purpose acquisition company, formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. SGII is an early stage and emerging growth company. As a result of the transaction under the Merger Agreement, we would have become a wholly owned subsidiary of SGII. Following material changes to the transaction proposed by SGII making the transaction untenable to us, on November 20, 2023, SGII notified us that it had elected to terminate the Merger Agreement.

We have been moving forward with our strategy of employing advanced brine extractive technology methodologies and have been in talks with numerous extraction providers. Selective mineral extraction is clearly the most cost-effective and ESG friendly approach currently available. Technologies are being utilized that can extract the desired minerals and metals from the brine and then re-inject the brines back down into the aquafer. The prospective partners have been provided the analytical results from the technical reports, but will soon provide current results, analytical, geotech modeling, aquifer modeling, recharge, flows, and depth. We will need funding to support continuing operations and support our growth strategy, and we will need to finance operations by offering any combination of equity offerings, debt financing, collaborations, strategic alliances, or other licensing arrangements. There is no assurance we will be able to raise sufficient capital to finance our operations.

Results of Operations

Nine months Ended September 30, 2023 Compared to Nine months Ended September 30, 2022

Revenue

For the nine months ended September 30, 2023 and 2022, we had no revenue.

Operating Expenses

General and administrative expenses for the nine months ended September 30, 2023 were $2,165,494, an increase of $1,343,499 or 163%, compared to $821,995 for the nine months ended September 30, 2022. The increase in operating expenses was mainly due to an increase in professional fees, mining maintenance fees and stock compensation expenses. In the second quarter of 2022, we activated consulting teams to pursue additional land acquisitions, and to begin the State and Federal permitting process for project development work.

In addition, we initiated construction strategies based on reports from RESPEC, our engineering partner, for geological modeling and drill entry design and related planning.

Change in Fair Value of Derivative Liabilities

During the nine months ended September 30, 2022, we recorded a gain on the change in fair value of derivative liabilities of $211,345. The underlying convertible notes were converted during the fourth quarter of 2022, resulting in no derivative liabilities during the nine months ended September 30, 2023.

Gain on Settlement of Liabilities

During the nine months ended September 30, 2023, we recorded a gain on settlement of liabilities of $67,984, consisting of $7,008 in principal and $60,976 in interest forgiven by noteholders. No such transactions were noted during the nine months ended September 30, 2022.

Fair value of stock issued for note modification

During the nine months ended September 30, 2023, we recorded a fair value of stock issued for note modification of $168,856. No such transactions were noted during the nine months ended September 30, 2022.

Extension fees due to SPAC Sponsor

During the nine months ended September 30, 2023, we recorded $101,662 of extension fees due to SPAC Sponsor. No such transactions were noted during the nine months ended September 30, 2022.

Interest Expense

Interest expense for the nine months ended September 30, 2023 was $94,771, as compared to $537,938 during the nine months ended September 30, 2022 due to the conversion of convertible notes payable during the fourth quarter of 2022.

Net Loss

As a result of the foregoing, the net loss for the nine months ended September 30, 2023, was $2,462,799 as compared to the net loss of $1,148,558 during the nine months ended September 30, 2022.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Revenue

For the year ended December 31, 2022 and 2021, we had no revenue.

Operating Expenses

General and administrative expenses for the year ended December 31, 2022 were $1,135,088, an increase of $741,712 or 189%, compared to $393,376 for the year ended December 31, 2021. The increase in operating expenses was mainly due to an increase in professional fees. In the second quarter of 2022, we activated consulting teams to pursue additional land acquisitions, and to begin the State and Federal permitting process for project development work.

In addition, we initiated construction strategies based on reports from RESPEC, our engineering partner, for geological modeling and drill entry design and related planning.

Change in Fair Value of Derivative Liabilities

During the year ended December 31, 2022, we recorded a gain on the change in fair value of derivative liabilities of $211,345, as compared to a gain on the change in fair value of derivative liabilities of $2,871,910 during the year ended December 31, 2021.

Interest Expense

Interest expense for the year ended December 31, 2022 was $595,124, as compared to $760,663 during the year ended December 31, 2021.

Net Loss

As a result of the foregoing, the net loss for the year ended December 31, 2022 was $1,486,848 as compared to the net income of $1,762,466 during the year ended December 31, 2021.

Liquidity and Capital Resources

We require cash to fund our operating expenses and working capital requirements, including outlays for capital expenditures. The accompanying consolidated financial statements have been prepared on a going concern basis. We had a net loss of $1,486,848 during the year ended December 31, 2022, had accumulated losses totaling $17,854,837, and had a working capital deficit of $1,400,412 at December 31, 2022. These factors, among others, indicate that we may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Since we acquired our first mining claims in November 2021 we have faced an increasingly challenging liquidity situation that has limited our ability to execute our operating plan. We will need to raise additional financing in order to fund our operations for the next 12 months, and to allow us to continue the development of our business plans and satisfy our obligations on a timely basis. Should additional financing not be available, we will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that we will be able to successfully restructure our debt obligations in the event we fail to obtain additional financing.

Sources of additional capital through various financing transactions or arrangements with third parties may include equity or debt financing, bank loans or revolving credit facilities. We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. Unless we can attract additional investment, our operating as a going concern is in doubt.

If we are unable to obtain sufficient amounts of additional capital, we may have to cease filing the required reports and cease operations completely. If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock.

Cash Flows

Nine months Ended September 30, 2023 Compared to Nine months Ended September 30, 2022

Operating Activities

During the nine months ended September 30, 2023, we used $1,911,600 of cash in operating activities as a result of our net loss of $2,462,799, increased by gain on debt settlement of $67,984 and amortization of debt discount of $89,876, and offset by fair value of options issued for note modification of $168,856, share-based compensation of $446,113, and net changes in operating assets and liabilities of $94,090.

During the nine months ended September 30, 2022, we used $720,338 of cash in operating activities as a result of our net loss of $1,148,588, offset by share-based compensation of $11,080, change in fair market value of derivative liability of $211,345, and net changes in operating assets and liabilities of $628,515.

Investing Activities

During the nine months ended September 30, 2023, we expended $106,000 for staking activities related to new federal mining claims located in the Lisbon Valley of Utah.

During the nine months ended September 30, 2022, we had no investing activities.

Financing Activities

During the nine months ended September 30, 2023, financing activities provided $2,314,000, resulting from $2,025,000 in proceeds from convertible notes, $100,000 in proceeds from promissory notes, and $189,000 in proceeds from the exercise of warrants.

During the nine months ended September 30, 2022, financing activities provided $765,000, resulting from $590,000 in proceeds from convertible notes, $200,000 in proceeds from promissory notes, and $50,000 in proceeds from issuance of preferred stock, offset by $75,000 in repayments of convertible notes.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Operating Activities

During the year ended December 31, 2022, we used $910,709 of cash in operating activities as a result of our net loss of $1,486,848, offset by share-based compensation of $62,080, net changes in operating assets and liabilities of $757,423, and increased by gain on change in fair market value of derivative liability of $211,345 and gain on settlement of debt of $32,019.

During the year ended December 31, 2021, we used $392,445 of cash in operating activities as a result of our net income of $1,762,466, increased by share-based compensation of $6,296, write-off of assets of $17,500, and net changes in operating assets and liabilities of $755,297, and offset by change in fair market value of derivative liability of $2,871,910 and gain on settlement of liabilities of $62,095.

Investing Activities

During the year ended December 31, 2022, we had no investing activities.

During the year ended December 31, 2021, we purchased $100,000 in mineral claims.

Financing Activities

During the year ended December 31, 2022, financing activities provided $945,000, resulting from $590,000 in proceeds from convertible notes, $250,000 in proceeds from promissory notes, $130,000 in proceeds from the exercise of warrants, and $50,000 in proceeds from issuance of preferred stock, offset by $75,000 in repayments of convertible notes.

During the year ended December 31, 2021, financing activities provided $477,150, resulting from $885,000 in proceeds from convertible notes, offset by $82,000 in repayments of capital lease obligations, $300,850 in repayments of convertible notes, and $25,000 in repayments of promissory notes.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition, financial statements, revenues or expenses.

Impact of Inflation

Management continues to evaluate the impact of the existence of inflationary trends on the U.S. economy and the recent increase in interest rates. Although our operations are influenced by general economic conditions, we do not believe that inflation or rising interest rates had a material effect on our results of operations during the last two years. While it is reasonably possible that such uncertainties, and governmental and societal actions to manage them, could have a negative effect on our financial position in the future, the specific impact is currently not readily determinable.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. The consolidated financial statements as of June 30, 2023 describe the significant accounting policies and methods used in the preparation of the consolidated financial statements. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired or as additional information is obtained. The following critical accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of our consolidated financial statements:

Fair Value of Financial Instruments

For certain of our financial instruments, including cash and equivalents, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to our short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by us. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. We consider active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that we value using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

●	Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity).

Derivative Financial Instruments

We evaluate our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants issued by us contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Factors That May Adversely Affect our Results of Operations

Our results of operations may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, any ongoing effects of the Covid-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine and the Middle East. We cannot at this time fully predict the likelihood of one or more of the above events, their duration, or magnitude, or the extent to which they may negatively impact our business.

BUSINESS

Overview of Our Company

We operate as a U.S. based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. We formerly developed, marketed and distributed various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. Due to the nationwide shutdown related to the Covid-19 pandemic, we spent a portion of 2020 restructuring and retiring certain corporate debt and obligations, and focusing on implementing a new operational direction.

Through the corporate reorganization and repositioning process, we found itself with the unique opportunity to acquire mining claims that historically reported high levels of lithium and other tech minerals. We hired and affiliated ourselves with industry veterans that bring decades of experience, credibility and relationships.

On November 5, 2021, we acquired the rights to 102 federal mining claims located in the Lisbon Valley of Utah for $100,000 plus the future payment of royalties based on a percentage of the net revenue from the sale of lithium produced from a portion of the mining property. The acquisition was driven by historical mineral data from seven existing wells with brine aquifer access. We have not yet commenced any mining operations, and we are an exploration stage issuer, as defined in SEC Regulation S-K Item 1300 (“Regulation S-K 1300”). An independent third-party technical report indicated that further investment and development in the claims was warranted, although no determination has been made whether we have any reserves of minerals. Similarly, no determination has been made whether mineralization could be economically and legally produced or extracted. We have no mineral reserves as defined by Regulation S-K 1300 and have had no mining revenue to date.

In July 2023, we acquired and staked additional lithium mining claims adjacent to our Lisbon Valley Project in Utah. The new claims have been registered with the Bureau of Land Management (BLM). We now own a total of 743 placer claims over 14,320 acres, comprised of the 102 original claims held and the 641 new claims.

Our Growth Strategy

Our strategic goal is to become a producer of lithium in the United States. We believe that a strategy of employing advanced brine extractive technology methodologies for selective mineral extraction is the most cost-effective and environmentally friendly approach currently available. We believe that this approach is environmentally friendly because we would not deconstruct land structures which leave dirty tailings, but rather we would extract the desired minerals and metals from subsurface brines that re-inject the brines back down into the aquafer to maintain pressure after lithium extraction. We plan, as part of our sustainability goals within our overall environmental, social and governance (“ESG”) strategy, to develop sustainable production operations. Our plan is to develop our projects and strategic equity investments on a measured timeline to provide the potential for both near-term cash flow and long-term value maximization.

We have been executing the necessary steps to determine analytical results from our technical report, which should provide current results, analytical, geotech modeling, aquifer modeling, recharge, flows and depth. We have engaged RESPEC Company LLC as our geotech, engineering and resource management partner to assist in the exploration of the Lisbon Valley brine extraction project. Leveraging its expertise, we will focus on several initiatives, which include the following:

●	advancement of geotech, engineering, geology and fieldwork to complete technical reports on the Lisbon Project;

●	understanding Lisbon Valley brines, on and around owned leases;

●	develop a well plan to re-enter, sample and test the “Superior Well,” that has a historical lithium concentration of 340 ppm (parts per million);

●	enter other prospective plugged and abandoned wells, taking brine samples and performing hydrological testing at each identified high potential zone to evaluate the properties of the clastic formation;

●	as information is advanced, prepare technical reports following the Regulation S-K 1300 Standards of Disclosure for Mineral Projects, initially a Preliminary Economic Assessment (PEA) and longer term, a Preliminary Feasibility Study (PFS);

●	test the collected brines for lithium, but also for previously identified high value elements such as cobalt, manganese, magnesium, and suites of metals in the alkaline earth metals, transition metals, and halogens group; and

●	based on the results of the Superior well, develop area resource estimates.

The Lisbon Valley of Utah also provides many added benefits:

●	historically rich industrial and natural resource extraction area;

●	a developed infrastructure including high voltage electrical, proximity to major roadways and rail spurs; and

●	state and local agency support through the Utah Division of Oil, Gas and Mining (UDOGM) and the Trust Land Administration (SITLA).

We will also look to expand our holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities. We continue to explore and evaluate opportunities to further expand our resource base and production capacity through the possible acquisition of properties and projects in other areas of the United States, as well as in South America, particularly Argentina.

As part of our strategy for growth, our projects and strategic investments will be developed on a measured timeline, and we will evaluate all opportunities to further expand our resource base and production capacity. We understand that our timelines are subject to a variety of risks and variables, including, without limitation, obtaining permits, approvals and funding. We are also focused on the implementation of direct lithium extraction (DLE) technologies, which we believe have the potential to significantly increase the supply of lithium from our brine projects, similar to the impact which shale did for oil.

To achieve our goal of becoming a producer of lithium, we will rely on our competitive strengths and experienced management team to explore and consider all opportunities to generate revenue and increase our projects, properties and assets, as well as all potential funding options. Some opportunities for growth may be in the form of (i) strategic partnerships, (ii) off-take agreements, (iii) diversification of projects and properties, (iv) acquisitions of companies and technologies, and (v) participation in related commercial development activities.

The Lithium Market

Lithium is on the list of the 35 minerals considered critical to the economic and national security of the United States, as first published by the U.S. Department of the Interior on May 18, 2018. In June 2021, the U.S. Department of Energy published a report titled “National Blueprint for Lithium Batteries 2021-2030” (the “NBLB Report”) which was developed by the Federal Consortium for Advanced Batteries (“FCAB”), a collaboration by the U.S. Departments of Energy, Defense, Commerce, and State. According to the Report, one of the main goals of this U.S. government effort is to “secure U.S. access to raw materials for lithium batteries.” In the NBLB Report, Jennifer M. Granholm, the U.S. Secretary of Energy, states: “Lithium-based batteries power our daily lives from consumer electronics to national defense. They enable electrification of the transportation sector and provide stationary grid storage, critical to developing the clean-energy economy.”

The NBLB Report summarizes the U.S. government’s views on the need for lithium and the expected growth of the lithium battery market as follows:

●	“A robust, secure, domestic industrial base for lithium-based batteries requires access to a reliable supply of raw, refined, and processed material inputs…”

●	“The worldwide lithium battery market is expected to grow by a factor of 5 to 10 in the next decade.”

The growth in electric vehicles (“EVs”) will provide the greatest needs for lithium-based batteries. The NBLB Report states: “Bloomberg projects worldwide sales of 56 million passenger electric vehicles in 2040, of which 17% (about 9.6 million EVs) will be in the U.S. market.” Source: NBLB Report (defined above). Original Source: Bloomberg NEF Long-Term Electric Vehicle Outlook 2019.

In a February 2021 report, Canalys, a global technology market analyst firm, states that global sales of EVs in 2020 increased by 39% year on year to 3.1 million units. This compares with a sales decline of 14% of the total passenger car market in 2020. Canalys forecasts that the number of EVs sold will rise to 30 million in 2028 and EVs will represent nearly half of all passenger cars sold globally by 2030.

Bloomberg’s Long-Term Electric Vehicle Outlook 2021 report states: “The outlook for EV adoption is getting much brighter, due to a combination of more policy support, further improvements in battery density and cost, more charging infrastructure being built, and rising commitments from automakers. Passenger EV sales are set to increase sharply in the next few years, rising from 3.1 million in 2020 to 14 million in 2025. Globally, this represents around 16% of passenger vehicle sales in 2025, but some countries achieve much higher shares. In Germany, for example, EVs represent nearly 40% of total sales by 2025, while China — the world’s largest auto market — hits 25%.”

Regarding the lithium battery growth derived from grid storage demands, the NBLB Report states: “In addition to the EV market, grid storage uses of advanced batteries are also anticipated to grow, with Bloomberg projecting total global deployment to reach over 1,095 GW by 2040, growing substantially from 9 GW in 2018;” and “Bloomberg forecasts 3.2 million EV sales in the U.S. for 2028, and over 200 GW of lithium-ion battery-based grid storage deployed globally by 2028. With an average EV battery capacity of 100 kWh, 320 GWh of domestic lithium-ion battery production capacity will be needed just to meet passenger EV demand.

On August 25, 2022, the Washington Post published an article titled “Did California just kill the gas-powered car?” and with the sub-heading “California’s decision to ban the sales of combustion engine cars is the latest victory in the transition to electric vehicles.” A particularly relevant passage from this article reads as follows:

“…the transition from gas-powered, internal combustion engine vehicles to electric vehicles no longer feels niche, or speculative. It feels inevitable. And this week, another profound development: California, which already leads the nation with 18 percent of new cars sold electric, is expected to approve a regulation to ban the sales of new gas-only powered vehicles by 2035. In addition to EVs, only a limited number of plug-in hybrids will be allowed to be sold. This is a big deal: California’s car market is only slightly smaller than those of France, Italy and Britain — and while many countries have promised to phase out sales of gas cars by such-and-such date, few have concrete regulations like California. Sixteen states have traditionally followed California’s lead in setting its own independent fuel standards — they could soon follow.”

Although no assurances can be given, these recent developments, if left unchallenged, may potentially increase demand for lithium in the U.S., as well as globally. Benchmark Mineral Intelligence, a global consulting firm specializing in the battery supply chain market, in a September 6, 2022 report, predicted that:

●	demand for lithium-ion batteries is set to grow six-fold by 2032 as global automakers scale up production of EVs; and

●	to meet the world’s lithium requirements would require 74 new lithium mines with an average size of 45,000 tonnes by 2035.

While these figures are robust relative to historical data, there can be no guarantee that ultimate consumer adoption for EVs and plug-in-hybrid vehicles (PHEV) will drive lithium demand as predicted.

Lithium Brine Deposits and Direct Lithium Extraction

Lithium is mined from three different deposit types: lithium brine deposits, pegmatite lithium deposits (also referred to as “hard rock”), and sedimentary lithium deposits (also referred to as clay deposits). Brine deposits are the most common, accounting for more than half of the world’s known lithium reserves. All our projects are in brine deposits.

As described by the U.S. Geological Survey, lithium brine deposits are accumulations of saline groundwater that are enriched in dissolved lithium. All producing lithium brine deposits share a number of first-order characteristics: (1) arid climate, (2) closed basin containing a playa or salar, (3) tectonically driving subsidence, (4) associated igneous or geothermal activity, (5) suitable lithium source-rocks, and (6) one or more adequate aquifers. South American countries Chile and Argentina are where the majority of the lithium produced from brines originates, as well as Nevada, to a much smaller extent.

It is anticipated that we will use a direct lithium extraction (“DLE”), and reinjection of the processed brine back into the subsurface, rather than using evaporation ponds to recover the lithium and other potential mineral from brines, should the project advance to the production stage. This method has been gaining favor in the lithium industry over the last several years because it does not involve the use of evaporation ponds. DLE uses a much smaller footprint than evaporation ponds and is therefore more acceptable from an environmental standpoint. As yet, we have not done any testing for the possibility of using DLE and will not be able to do any testing until samples of brine are acquired from the target formations.

DLE technologies precipitate lithium out of brine using filters, membranes, ceramic beads, or other equipment, which is often housed in a small warehouse, significantly shrinking the environmental footprint of evaporation ponds used to produce commercial quantities of lithium traditionally. In a DLE operation, brine is pumped to a processing unit where an adsorption, resin or membrane material is used to extract only the lithium from the brine, while spent brine can be reinjected into the basin aquifers. The more rapid production time frame and possible brine reinjection into the aquifer is a key environmental differentiator between the DLE process and traditional lithium process that uses evaporation ponds.

While there may still be challenges around scalability, water consumption, and the possible dilutive effects of brine reinjection, over the past decade many DLE technologies have arisen to separate lithium from brine. DLE has the potential to significantly impact the lithium industry, with implementation on the extraction of lithium brines potentially having a dramatic positive impact on production, capacity, timing, and environmental impact. Similar to the impact shale exploration had on the oil industry, DLE has the potential to significantly increase the supply of lithium from brine projects, nearly doubling lithium production/yield (taking recoveries from 40-60% to 70-90%+) and improving project returns. DLE should also offer lower perceived environmental risk and yield significant environmental benefits when compared to traditional brine ponds, offering sustainability benefits and ESG credentials. It is estimated that approximately 12% of the world’s lithium supply in 2019 was produced using DLE technology. DLE technologies are broadly grouped into three main categories: adsorption, ion exchange and solvent extraction.

●	Adsorption physically absorbs LiCl molecules onto the surface of a sorbent from a lithium loaded solution. The lithium is then stripped from the surface of the sorbent with water.

●	Ion exchange takes lithium ions from the solution and replaces them with a different positively charged cation that is contained in the sorbent material. An acidic (or basic) solution is required to strip the lithium from the material and regenerate the sorbent material.

●	Solvent extraction removes lithium ions from solution by contacting the solution with an immiscible fluid (i.e., oil or kerosene) that contains an extractant that attaches to lithium ions and brings them into the immiscible fluid. The lithium is then stripped from the fluid with water or chemical treatment.

Our identification as an “environmentally friendly” business is evidenced by our commitment to deploy direct lithium extraction rather than the typical extraction techniques of hard-rock mining or underground brine water. Unlike those traditional methods for producing lithium, DLE uses filters, membranes, or resin materials to extract the mineral from brine water, resulting in:

●	usage of less water;

●	recycling of the majority of the brine water used;

●	consumption of less fossil fuels;

●	reduction in the need for additional processing and alternative mining sources; and

●	leaving a smaller environmental footprint.

Traditionally, lithium produced from brine water is stored in evaporation ponds. As the water evaporates, the other elements of the brine such as magnesium or calcium precipitate out, leaving the brine more concentrated to produce lithium carbonate. The evaporation process can take 9-18 months depending on the type of project and weather conditions. With DLE, that process can be shortened to days or even hours. DLE also reduces the amount of land required for the pond evaporation process, while the potential to reinject the remaining brine water after the process further reduces the environmental impact.

Our Market Opportunity

Our Lisbon Valley Lithium Project (the “Project”) is located in San Juan County, Utah, approximately 35 miles southeast of the city of Moab, part of an area known as the Paradox Basin. The Project consists of 743 placer mining claims staked on U. S. government land administered by the BLM covering 14,300 acres, part of a semi-contiguous group named the LVL Group. The below map shows the approximate location of our claims:

Our original 102 placer claims were staked by Plateau Ventures LLC and sold to us have been assigned to our wholly owned subsidiary, Mountain Sage Minerals, LLC. Our additional 641 placer claims are registered or filed in the name of Mountain Sage Mineral, LLC. All such claims have been registered currently in good standing according to BLM records. All 743 Claims have been staked, recorded and are in good standing with BLM until next year’s maintenance fee renewal on September 1, 2024. No other mineral, land or water rights have been applied, granted or permitted to or by Mountain Sage Minerals LLC on the subject property. The following diagram is an overview of our claims which comprise our Lisbon Valley Lithium Project:

T-30S R-25E
T-30S R-26E
N
PROJECT AREA
Latitude and Longitude
for SE Corner Section 36
N 38° 07' 37.5"
W 107° 07' 09.5"
1 MILE
T-31S R-25E
T-31S R-26E

The maps above are referenced with Professional Land Survey System (PLSS) and a latitude/longitude reference coordinate, accurate to 50 feet.

Our placer claims are plotted on the figures above, which is a Public Land Survey System (PLSS) map using Salt Lake City Prime Meridian. The claims are located in Southeast Utah in sections 17-18, 20-22, 25-29, 33-35 of Township 30 South and Range 25 East; sections 1, 3, 4, 8-15 of Township 31 South and Range 25 East; sections 31 of Township 30 South and Range 26 East and sections 5-9, 17 and 18 of Township 31 South and Range 26 East. The latitude and longitude of the southeast corner of Section 36, Township 30 South, 25 East is noted on the figure is accurate to +/- 50 feet.

There is a network of dirt and paved roads within the claims area, which service the oil and gas wells and the Lisbon Valley Copper Mine. Two existing natural gas pipelines traverse the claims. Power is supplied to the copper mine, also within the claim area, for use in their electrowinning copper recovery process. Nine wellbores (8 oil and gas and 1 potash) are available for re-entry and nearby water rights and private land are available for sale or lease.

Moab, Utah, the nearest population center to the property, is a city of 5,336 persons (2020 Census). It is located in a relatively remote portion of Utah but is easily accessed by U. S. Highway 191. Highway 191 intersects with Interstate 70 about 30 miles (48 kilometers) north of Moab, at Crescent Junction. Moab is a tourist destination and has numerous motels and restaurants. Moab would also be the nearest source of labor in the region.

The region has a history of mining, primarily uranium and vanadium that dates back as far as 1881. The Lisbon Valley Copper Mine is in the heart of the Lisbon Valley and is currently producing copper cathode. An all-weather road and electric power supply the mine. A few gravel roads cross the property. Oil and gas drilling and production, along with ranching have made the area relatively accessible.

There has been no exploration or drilling conducted on the property by us or our predecessors other than the gathering and assimilation of data from all available sources. It will be necessary for us to re-enter an oil and gas well or to drill a new well to obtain brine samples for analysis and metallurgical testing. Permits for such operations will be required from the BLM and the UDOGM. We are in the process of permitting two appraisal wells.

The BLM Permit Process

The flow charts below outline the permit process for exploration of minerals (lithium well drilling) which is regulated by the UDOGM and the BLM. It is anticipated that it will take 300-360 days for approval to drill once the initial application is filed and under review by each agency.

We believe there is abundant evidence from oil, gas and potash wells drilled in the Paradox Basin indicating a probability of identifying and producing super saturated brines from beneath the Project. The geology of the area of the Project and of the Paradox Basin as a whole is complex, although zones have been targeted and proven and they are mappable within and beyond the claims area. It is not likely that the same zones vary significantly in terms of reservoir quality and thickness as evidenced by log analysis; however, these parameters have not been confirmed by actual testing by us.

We have not calculated mineral and resource estimation and has no revenue being generated from the subject property. The only way to determine if the lithium enriched brines exist and can be economically produced from the target zones is to drill exploration wells to produce and test brine from the targeted zones. We through our wholly owned operating company Mountain Sage Minerals, LLC intends to drill two appraisal wells on the subject property to evaluate reservoir properties (porosity, permeability and pressure), flow rates and in situ mineral concentrations. Information from the two wells will be used to assess the resource potential and devise a detailed development plan. The subsurface data collected from the two wells will be used to refine our proprietary subsurface model. The development model will include a proprietary 3D seismic survey to refine the subsurface model and delineate reservoir(s) continuity below the subject property and allow the team to select optimal spacing of future well locations and the network of production and injection wells required to fully develop potential mineral (brine) resources. Based on a substantial number of studies with lithium analyses from the Paradox Basin, we believe there is a substantial indication that lithium mineralization in brines occurs beneath the Project.

We have retained a third-party consulting firm to assist with drilling, completion and review of test results for the two appraisal wells. Any extracted brines should be tested to determine lithium and other important mineral concentrations and to prove the economic viability of a pilot and permanent production program. We have identified an appraisal and development program that is proprietary. This information will be disclosed in an advanced technical report after the appraisal wells are drilled and individual zones are identified and fully evaluated. Cost estimates and authority for expenditures for both well tests and the 3D Survey are currently in process.

The Technical Report Summary on the Project prepared by Bradley C. Peek, MSc. of CPG Peek Consulting, Inc., in accordance with Regulation S-K 1300, is included as an exhibit to the registration statement, of which this prospectus forms a part. The effective date of the report is October 31, 2023.

Internal Controls

Even though we have yet to establish mineral resource and reserve estimates, we have established internal controls for reviewing and documenting the information we intend to use to support mineral reserve and mineral resource estimates. We have engaged third party service providers and specialists in geosciences, and data and engineering for exploration and mine productivity and efficiency. A review of all progress on the development of our mineral resources and reserves estimates, including related assumptions, is undertaken and finalized by our qualified person (“QP”).

When determining resources and reserves, as well as the differences between resources and reserves, our QP will develop specific criteria, each of which must be met to qualify as a resource or reserve, respectively. The QP and our management must agree on the reasonableness of the criteria for the purposes of estimating resources and reserves. These criteria, such as demonstration of economic viability, points of reference, and grade, must be specific and attainable. All estimates require a combination of historical data and key assumptions and parameters. When possible, historical data and resources, data from public information, and generally accepted industry sources will be used to develop these estimations.

We have developed quality control and quality assurance (“QC/QA”) procedures at our Lisbon Valley property, which were reviewed by our QP to ensure the process for developing mineral resource and reserve estimates is sufficiently accurate. QC/QA procedures include independent checks on samples by third party laboratories, and duplicate sampling, among others. In addition, our QP will review the consistency of historical production as part of its analysis of the QC/QA procedures.

We recognize the risks inherent in mineral resource and reserve estimates, such as the geological complexity, interpretation and extrapolation of data, changes in operating approach, macroeconomic conditions and new data, among others. Overestimated resources and reserves resulting from these risks could have a material effect on future profitability.

Raw Materials

We do not have any material dependence on any raw materials or raw material suppliers. All the raw materials that we need are available from numerous suppliers and at market-driven prices.

Intellectual Property

We do not own or license any intellectual property which we consider to be material.

Sales and Marketing

We currently do not have commercial capabilities required to market and distribute lithium. There is no assurance that we will be able to attain the necessary sales and marketing capabilities or secure the services of a firm to provide those capabilities, to achieve our sales expectations.

Customers

As we are not yet in production, we have no customers and have no off-take agreements with customers.

Future Production and Sales

We expect the demand for our lithium, if and when in production, to be facilitated by increasing global demand for lithium. We intend on utilizing intermediaries for sales in order to focus on our core competencies of exploration and extraction.

Competition and Market Barriers

We compete with other mineral and chemical processing companies in connection with the acquisition of suitable exploration properties and the engagement of qualified personnel. Many of our competitors possess greater financial resources and technical facilities than we do. Although we aspire to be a leading lithium producer, the lithium mining and chemical industries are fragmented. We are one of many participants in these sectors. Many of our competitors, as compared to us, have been in business longer, have established more strategic partnerships and relationships, and have greater financial accessibility.

While we compete with other exploration companies in acquiring suitable properties, we believe there will be readily available purchasers of lithium chemical products or other industrial minerals if they are produced from any of our owned or leased properties. The price of our planned products may be affected by factors beyond our control, including fluctuations in the market prices for lithium, supplies of lithium, demand for lithium, and mining activities of others. If we identify lithium mineralization that is determined to be of economic grade and in sufficient quantity to justify production, additional capital would be required to develop, mine and sell that production.

Government Regulation

Exploration and development activities for our projects are subject to extensive laws and regulations, which are overseen and enforced by multiple U.S. federal, state and local authorities as well as foreign jurisdictions. These applicable laws govern exploration, development, production, exports, various taxes, labor standards, occupational and mine health and safety, waste disposal, protection and remediation of the environment, protection of endangered and protected species, and other matters. Various permits from government bodies are required for drilling, mining, or manufacturing operations to be undertaken, and we cannot be assured such permits will be received. Environmental laws and regulations may also, among other things:

●	require notice to stakeholders of proposed and ongoing exploration, drilling, environmental studies, mining, or production activities;

●	require the installation of pollution control equipment;

●	restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with exploration, drilling, mining, lithium manufacturing, or other production activities;

●	limit or prohibit drilling, mining, lithium manufacturing or other production activities on lands located within wetlands, areas inhabited by endangered species and other protected areas, or otherwise restrict or prohibit activities that could impact the environment, including water resources;

●	impose substantial liabilities for pollution resulting from current or former operations on or for any preexisting environmental impacts from our projects;

●	require significant reclamation obligations in the future as a result of our extraction and chemical operations; and

●	require preparation of an environmental assessment or an environmental impact statement.

Compliance with environmental laws and regulations may impose substantial costs on us, subject us to significant potential liabilities, and have an adverse effect on our capital expenditures, results of operations, or competitive position. Violations and liabilities with respect to these laws and regulations could result in significant administrative, civil, or criminal penalties, remedial clean-ups, natural resource damages, permit modifications and/or revocations, operational interruptions and/or shutdowns, and other liabilities, as well as reputational harm, including damage to our relationships with customers, suppliers, investors, governments or other stakeholders. The costs of remedying such conditions may be significant, and remediation obligations could adversely affect our business, results of operations, and financial condition. Federal, state, and local legislative bodies and agencies frequently revise environmental laws and regulations, and any changes in these regulations, or the interpretations thereof, could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our business operations. As of December 31, 2023, we have not been required to spend material amounts on compliance regarding environmental regulations.

Permits

Obtaining and renewing governmental permits is a complex and time-consuming process and involves numerous jurisdictions, public hearings, and possibly costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables not within our control, including the interpretation of permit approval requirements administered by the applicable permitting authority. We may not be able to obtain or renew permits that are necessary for our planned operations, or the cost and time required to obtain or renew such permits may exceed our expectations. Any unexpected delays or costs associated with the permitting process could delay the exploration, development and/or operation of our projects.

Environmental, Social and Governance

We are committed to ESG causes. As we start to hire employees for our projects, our hiring efforts will focus on hiring workers from communities near our project areas. Many such communities have high levels of unemployment.

Human Capital Management

As of February 9, 2024, we had two full-time employees, who are our Co-Chief Executive Officers. We also utilize four independent contractors, two to provide us with accounting support and two for geological expertise. We are committed to diversity, equity, and inclusion as part of our growth strategy. We will treat each employee and job applicant without regard to race, color, age, sex, religion, national origin, citizenship, sexual orientation, gender identity, ancestry, veteran status, or any other category protected by law. We believe in allocating resources and establishing, in an equitable manner, policies and procedures that are fair, impartial, and just. To provide a diverse and inclusive workplace, we will focus our efforts on creating a culture where all employees can contribute their skills and talents and be themselves.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MANAGEMENT

Information about Executive Officers and Directors

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position	Director/Officer Since
David Graber	52	Co-CEO and Chairman	February 2017
Sebastian Lux	52	Co-CEO, President, CFO and Director	July 2022
Dylan Glenn	55	Director	May 2023
Jared Levinthal	51	Director	December 2018
Andrew Suckling	52	Director	August 2022
Justin Vorwerk	64	Director	August 2022
Dr. Adam Lipson	51	Director	July 2022

The principal occupations for at least the past five years of each of our directors and executive officers are as follows:

David Graber served as the Chief Executive Officer and a director of our company from February 2017 to November 2018 and has served as a member of our Board since July 2022 and our Co-CEO and Chairman of the Board since March 2023. Mr. Graber is the managing principal of Cobrador Capital Advisors, LLC, an investment advisory firm focused on the consumer sector and energy transition. Prior to Cobrador Capital Advisors, LLC, Mr. Graber was Managing Director, investment banking at New Century Capital Partners (2011-2014) and National Securities Corporation (2009-2010) where he focused on natural resources and energy transportation sectors. From 1994-2005, Mr. Graber was a senior vice president and director in the equities division of Donaldson, Lufkin & Jenrette and subsequently, Credit Suisse First Boston (CSFB) in New York and Los Angeles. Mr. Graber holds dual Master of Business Administration (MBA) from Columbia University Graduate School of Business in New York City and London Business School in the UK. He also holds a B.A. in Psychology from Tulane University. Mr. Graber brings extensive natural resource industry knowledge to our company and a deep background in corporate finance and capital market activities.

Sebastian Lux was appointed to serve as our CEO and interim CFO in July 2022 (becoming the Co-CEO in March 2023) and was appointed to our Board of Directors in March 2023. Mr. Lux has over 25 years’ experience working with multinational companies. Immediately prior to joining us, Mr. Lux served as co-founder of Blue Duck Data, a cloud-based analytical solutions provider for end-to-end supply chain analysis. Previously, Mr. Lux served from 2015 through 2020 as co-founder and director of supply chain logistics for Genuine Origin, a division of Volcafe & ED&F Man. He is a multilingual professional experienced in strategic planning for international operations, data analytics, financial modeling, logistics, purchasing, product development, supplier partnership management, process improvements, negotiations, e-business, and franchise development. Mr. Lux earned an MBA in Entrepreneurship from Babson’s F.W. Olin Graduate School of Business, an MSAS in E-Commerce from Boston University, and a B.A. in Economics from Roanoke College. In addition to his operational leadership of our company, Mr. Lux has experience in entrepreneurial ventures where he developed international supply chains for the distribution of coffee, food and non-food goods, as well as created multiple U.S. market entry programs and brand development projects for new and existing companies, making him well qualified as a member of the Board.

Dylan Glenn became a director of our company in May 2023. He has been a Senior Director at Eldridge, a diversified holding company headquartered in Greenwich, Connecticut, where he has been since October 2021. He is the former Chairman of Guggenheim KBBO Partners, Ltd., a Dubai-based joint venture partnership between the KBBO Group and Guggenheim Partners. Prior to this role, Mr. Glenn was Senior Managing Director of Guggenheim Partners, where he worked for nearly 15 years. While at Guggenheim Partners, Mr. Glenn worked mostly in two capacities. First, he coordinated the joint venture – Guggenheim KBBO Partners, Ltd., a merchant banking business which leveraged Guggenheim’s investment banking and asset management capabilities with an important strategic partner in the Middle East. Additionally, he led Guggenheim’s Government Relations effort in Washington and was a Member of the Guggenheim Partners Public Affairs Committee. Prior to joining Guggenheim, Mr. Glenn served as Deputy Chief of Staff to Governor Sonny Perdue of Georgia. As a Deputy Chief of Staff, Mr. Glenn was responsible for all External Affairs. Mr. Glenn also served in the White House in Washington, D.C. as Special Assistant for President George W. Bush for Economic Policy. He was a member of the National Economic Council team advising the President on various economic issues. Mr. Glenn is a director of the George W. Bush Presidential Center. Mr. Glenn is a Director of the Renewable Energy Group, a leading global producer and supplier of renewable fuels like biodiesel, renewable diesel, renewable chemicals and other products.  He is also a Director of Intellicheck, Inc., a leading authentication services company, since March 2020. Additionally, he serves on the Board of Managers of Stonebriar Commercial Finance based in Plano, Texas. Mr. Glenn is a Trustee of Davidson College, where he earned his B.A. degree and is also a Trustee of the Episcopal High School at Alexandria, Virginia. Mr. Glenn’s extensive experience in finance and economics, insight into regulatory affairs and his expertise in oversight and governance gained through service in the public sector, bring unique and valuable perspective to our Board and make him well qualified to be a member of the Board.

Jared Levinthal has served as a Director of our company since December 2018. Mr. Levinthal, an attorney, is a partner with Lightfoot Franklin & White, PLLC in Houston, Texas. Mr. Levinthal is a graduate, with Honors, Order of the Coif, from the University of Texas School of Law. Mr. Levinthal is a graduate of Tulane University with a BA and is a member of the Texas Bar. Mr. Levinthal is well qualified to serve as a director due to his substantial knowledge and working knowledge in corporate governance and controls.

Andrew Suckling has served as a director of our company since August 2022. Mr. Suckling has over 25 years’ experience in the commodity industry and is currently the non-executive chairman of Cadence Minerals (AIM: KDNC), the non-executive director of Macarthur Minerals (TSX-V: MMS, ASX: MIO), and a board member of the privately held company IronMan Ltd. Mr. Suckling started his professional career in 1994 as a trader on the London Metal Exchange, and subsequently became a founding partner, research analyst and trader with the multibillion fund management group, Ospraie. Mr. Suckling is a graduate of Brasenose College, Oxford University, earning a B.A. (Hons) in Modern History and an MA in Modern History. Mr. Suckling’s in-depth knowledge of the mining industry and the broad range of mineral companies in the industry make him well qualified as a member of the Board.

Justin Vorwerk has served as a director of our company since August 2022. For more than the past five years, Mr. Vorwerk has had a distinguished career in finance and capital markets, holding positions as a managing director in investment banking with Goldman Sachs, The Royal Bank of Scotland and Deutsche Bank Securities, as well as Donaldson, Lufkin & Jenrette and Credit Suisse, where he co-headed the financial sponsors group. Mr. Vorwerk also served as head of investment banking and capital markets at CRT Capital Group, where he structured debt and equity products and advised on mergers and acquisitions. Mr. Vorwerk holds an MBA from The University of Pennsylvania (Wharton) and attended Princeton University, where he earned an A.B. degree in Economics. Mr. Vorwerk has extensive knowledge of capital markets, making his input invaluable to the Board’s discussions of our capital raising initiatives.

Dr. Adam Lipson was appointed to our Board of Directors in July 2022. Dr. Lipson is a world-renowned neurosurgeon, serving for more than the past five years as managing partner of IGEA Brain, Spine & Orthopedics in New York City and New Jersey, a private medical practice generating $30-40 million annual revenue with 75 employees. He has over a decade of experience as a private investor in over 20 biotechnology and biomedical device companies. He has co-founded several other companies, including IGEA Ventures and STRYDD. He is passionate about finding technologies that facilitate advances in energy transition, biomedical devices and cancer therapeutics. Dr. Lipson is a graduate of Dartmouth College with a B.A. degree in Chemistry and History and M.D. degree from Harvard Medical School, Honors Society in Neuroscience, and was a Fulbright Fellow at Karolinska Institute in Stockholm, Sweden. Dr. Lipson’s leadership of numerous medical and other technology growth companies and as an investor in many early-stage companies make him well qualified as a member of the Board.

Term of Office

Directors are elected to hold office until the next annual meeting of stockholders and until their successors are elected and qualified. Annual meetings of the stockholders, for the selection of directors to succeed those whose terms expire, are held at such time each year as designated by the Board of Directors. Our officers are elected by the Board of Directors, which is required to consider that subject at its first meeting after every annual meeting of shareholders. Each officer holds office until his successor is elected and qualified or until his earlier resignation or removal.

Committees of the Board of Directors

We do not currently have any committees of the Board of Directors. We consider a majority of our Board members (consisting of Messrs. Glenn, Levinthal, Suckling and Vorwerk) to be independent directors under NYSE American rules.

Corporate Governance

We do not currently have an audit committee, compensation committee, or nominating and corporate governance committee. To date, the functions of each such committee have been performed by the entire Board of Directors. As part of our application to have our shares of common stock trade on the NYSE American, our corporate governance structure will be enhanced by, among other things, forming required Board committees with qualified individuals.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table discloses compensation received by our Co-Chief Executive Officers, David Graber and Sebastian Lux, for the years ended December 31, 2023 and 2022.

The following table also sets forth information regarding all cash and non-cash compensation earned by or paid to our executive officers who served during the fiscal years ended December 31, 2022 and 2021 for services in all capacities to us.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Warrant Awards ($)	All Other Compensation ($)		Total ($)
Andrew Boutsikakis (1)			-	-
Chief Executive Officer	2022	70,000	-	-	6,296	53,550	(3)	123,550
Pat Avery (2)	2022	58,376	-	-	-	-		58,376
Chief Operating Officer
David Graber	2022	-	-	-	-	-		-
Co-CEO	2023	200,000						200,000
Sebastian Lux	2022	106,667	-	-	-	-		106,667
Co-CEO, President, CFO	2023	240,000						240,000

1)	Mr. Boutsikakis was appointed CEO effective February 1, 2020 and was granted a monthly salary of $12,500. During the year ended December 31, 2020, he earned $137,500 under this arrangement, of which $48,400 was paid during the year and remaining balance was earned but unpaid. Mr. Boutsikakis resigned from all positions on July 21, 2022.

2)	Mr. Avery was appointed COO effective July 1, 2021 and was granted a monthly salary of $7,000. During the year ended December 31, 2021, he earned $42,000 under this arrangement, of which $35,000 was paid during the year and remaining balance was earned but unpaid. Mr. Avery resigned his position with us on November 9, 2022.

3)	Amount paid to Mr. Boutsikakis pursuant to the Settlement Agreement executed with us.

Employment Arrangements

We and Mr. Boutsikakis entered into an employment agreement, effective February 1, 2020, for a period of two years. Mr. Boutsikakis in his capacity as Chief Executive Officer was granted a monthly salary of $12,500, of which $7,500 payable in cash and $5,000 payable in a convertible note. Mr. Boutsikakis also received a five-year warrant to purchase 3,000,000 shares of common stock at $0.05 per share. The warrant has a two-year, quarterly vesting schedule. Mr. Boutsikakis resigned from all positions effective July 21, 2022. On or around September 25, 2022, we and Boutsikakis entered into a Settlement Agreement and Mutual Release, under which, among other things, we agreed to pay Mr. Boutsikakis a total of $63,000 in monthly installments over approximately six months.

Messrs. Graber and Lux, in consultation with our independent directors, have agreed to receive a monthly salary as our Co-Chief Executive Officers at a rate of $20,000. Of this amount, $15,000 is payable in cash and $5,000 is accrued until such time as we are able to make the payment. Both Messrs. Graber and Lux work full time for our company and there is no set term for their employment.

Directors Compensation

Our non-employee directors do not currently receive cash compensation for their services as directors although they are provided reimbursement for out-of-pocket expenses incurred in attending Board meetings.

Equity Incentive Plan

On July 22, 2011, our Board of Directors approved our 2011 Equity Incentive Plan (the “Plan”) and, on July 26, 2011, stockholders holding a majority of our shares approved, by written consent, the Plan. The Plan provides for the grant of options intended to qualify as “incentive stock options” and “non-statutory stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, together with the grant of bonus stock and stock appreciation rights, at the discretion of our Board of Directors. Incentive stock options are issuable only to our eligible officers, directors and key employees. Non-statutory stock options are issuable only to our non-employee directors and consultants. Upon stockholder approval of the Plan, a total of 5,000,000 shares of common stock or appreciation rights may be issued under the Plan. The Plan will be administered by our full Board of Directors. Under the Plan, the Board will determine which individuals shall receive options, grants or stock appreciation rights, the time period during which the rights may be exercised, the number of shares of common stock that may be purchased under the rights and the option price. As of December 31, 2023, we had no options outstanding under the Plan to employees, directors and outside consultants.

On November 22, 2017, stockholders of our company holding a majority of the outstanding shares of our common stock approved, by written consent, an increase in the number of shares reserved under the Plan by 10,000,000 shares. After this increase of 10,000,000 shares, the total number of shares of common stock reserved under the Plan totals 15,000,000 shares. On November 16, 2017, our Board of Directors approved the increase of the 10,000,000 shares reserved under the Plan.

Limitation on Liability and Indemnification of Officers and Directors

Our certificate of Incorporation provides that no director will be liable to our company or our stockholders for monetary damages for breach of fiduciary duty acting in his/her capacity as a director, except for liability (i) for any breach of the duty of loyalty to us or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”); or, (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of a director to us shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time-to-time.

Our certificate of incorporation and bylaws provide that we will indemnify any director, officer, employee, fiduciary, or agent of our company (each a “Covered Person”) who was or is made or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than a Proceeding by or in the right of our company, by reason of the fact that such person is or was a Covered Person, or, while a Covered Person, or is or was serving at the request of our company as a Covered Person of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. We will also have the power to indemnify our Covered Persons as set forth in the DGCL or other applicable law.

Our certificate of incorporation and bylaws also provide that we will indemnify any person who was or is made a party or is threatened to be made a party to any Proceeding by or in the right of our company to procure a judgment in its favor by reason of the fact that such person is or was a Covered Person of our company or is or was serving at the request of our company as a Covered Person of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of our company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to our company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper. Notwithstanding the foregoing, our company shall be required to indemnify a person in connection with a Proceeding (or part thereof) commenced by such person only if the commencement of such Proceeding (or part thereof) by such person was authorized in the specific case by the Board.

Our bylaws further provide that, to the extent that a Covered Person has been successful on the merits or otherwise in defense of any Proceeding referred to above, or in defense of any claim, issue or matter therein, we will indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Expenses actually and reasonably incurred by a Covered Person in defending a civil or criminal Proceeding may be paid by our company in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by our company. Such expenses may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

We may purchase and maintain insurance on behalf of any person who is or was a Covered Person, or is or was serving at the request of our company as a Covered Person of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not our company would have the power to indemnify such person against such liability under the provisions of our bylaws.

PRINCIPAL STOCKHOLDERS

As of February 9, 2024, there were 10,989,011 shares of common stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the outstanding common shares as of February 9, 2024 by (i) each person who owns beneficially more than 5% of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. The shares listed include as to each person any shares that such person has the right to acquire within 60 days from the date hereof. Except as otherwise indicated, each such person has sole investment and voting power with respect to such shares, subject to community property laws where applicable.

The following table sets forth, as of February 9, 2024, certain information with regard to the record and beneficial ownership of our common stock by (i) each person known to us to be the record or beneficial owner of more than 5% of our common stock, (ii) each director of our company, (iii) each of the named executive officers, and (iv) all executive officers and directors of our company as a group:

	Number of Shares		Percentage of
Name and Address(1)	Beneficially Owned(2)		Outstanding Shares(3)

Executive Officers & Directors
David Graber	3,998,249	(4)	36.1%
Sebastian Lux	110,045		1.0%
Dylan Glenn	29,301		*
Jared Levinthal	1,000		*
Andrew Suckling	0		*
Justin Vorwerk	0		*
Dr. Adam Lipson	1,507,414	(5)	13.7%
All Current Executive Officers and Directors as a Group (7 Persons)	5,646,009		51.4%

5% Shareholders
David Graber	3,998,249	(4)	36.1%
Dr. Adam Lipson	1,507,414	(5)	13.7%
Marilyn Kane	1,577,821	(6)	14.3%

*	Represents less than 1% ownership.

(1)	The mailing address for each officer and director is c/o American Battery Materials, Inc., 500 West Putnam Avenue, Suite 400, Greenwich, CT 06830.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options and warrants currently exercisable or exercisable within 60 days of the date of this table. In determining the percent of common stock owned by a person or entity as of the date of this prospectus (a) the numerator is the number of shares of the class beneficially owned by such person or entity, including shares which may be acquired within 60 days on exercise of warrants or options and conversion of convertible securities; and, (b) the denominator is the sum of (i) the total shares of common stock outstanding as of the date of this prospectus, which is 10,989,011 shares, and (ii) the total number of shares that the beneficial owner may acquire upon exercise of the derivative securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of its shares.

(3)	Based on 10,989,011 outstanding shares as of February 9, 2024.

(4)	Includes shares owned by Cobrador Multi-Strategy Partners, LP, of which Mr. Graber is the managing partner.

(5)	Includes shares of common stock issued to Dr. Lipson upon conversion of our Series A Preferred Stock as of August 2023.

(6)	Includes shares owned by (i) Automated Retail Leasing Partners, LP, of which Ms. Kane is the managing partner, and (ii) AJS Properties LLC, of which Ms. Kane is the manager. Mr. Graber owns a non-controlling interest in Automated Retail Leasing Partners.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Given our small size and limited financial resources to date, we have not adopted formal policies and procedures for the review, approval or ratification of transactions with our executive officers, directors and significant stockholders. While we satisfy the requirements of the DGCL for such related party transactions, we intend to establish additional formal policies and procedures in the future so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof.

Director Independence

As our common stock is currently quoted on the OTC Pink Open Market, we are not subject to the rules of any national securities exchange that requires a majority of a listed company’s directors and specified committees of the board of directors to meet independence standards prescribed by such rules. However, we consider a majority of our Board members (consisting of Messrs. Glenn, Levinthal, Suckling and Vorwerk) to be independent directors in accordance with NYSE American listing rules.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary only. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and the complete text of our certificate of incorporation, amended (the “Certificate of Incorporation”), and our bylaws, as amended (the “Bylaws”).

General

Under our Certificate of Incorporation, we are authorized to issue up to 4,500,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

In December 2023, we filed a certificate of amendment of our Certificate of Incorporation to effect a 1-for-300 reverse stock split of our outstanding common stock. The stock split became effective on December 8, 2023.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters on which stockholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, as such, are not entitled to vote on any amendment to our Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Certificate of Incorporation. Holders of our common stock do not have cumulative voting rights in the election of directors. Accordingly, the holders of a majority of the combined voting power of our common stock could, if they so choose, elect all the directors.

Dividends. Subject to the rights of the holders of any outstanding series of preferred stock, holders of common stock are entitled to receive any dividends to the extent permitted by law when, as and if declared by our board of directors.

Liquidation. Upon our dissolution, liquidation or winding up, subject to the rights of the holders of any outstanding series of preferred stock, the holders of shares of common stock are entitled to receive the assets of our company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other Matters. Our Certificate of Incorporation does not entitle holders of our common stock to preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

We have authorization for “blank check” preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to common stock. There are 10,000,000 shares of preferred stock, par value $0.001 per share, authorized for issuance. We have 50,000 shares of Series A preferred stock designated and authorized. No shares of Series A preferred stock are outstanding.

Our Certificate of Incorporation authorizes our board of directors to establish from time-to-time the number of shares to be included in each series of preferred stock, and to fix the designation, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each series of preferred stock. Our board of directors is also able to increase or decrease the number of authorized shares of any series of preferred stock (but not below the number of shares of that series of preferred stock then outstanding) without any further vote or action by the stockholders.

The existence of unissued and unreserved common stock or preferred stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Certain provisions of DGCL, our Certificate of Incorporation, and our Bylaws could make the acquisition of our company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.

Authorized but Unissued Shares; Undesignated Preferred Stock

The authorized but unissued shares of our common stock are available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our board of directors may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our board of directors. The existence of authorized but unissued shares of common stock or preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

No Cumulative Voting

Holders of our common stock do not have cumulative voting rights in the election of directors.

Special Meetings of Stockholders

Under our Bylaws, special meetings of stockholders may be called at any time by the chairman of the Board of Directors, by a majority of the members of the Board of Directors or as otherwise provided by DGCL, or the Certificate of Incorporation. Our Bylaws further provide that the Board of Directors shall call a special meeting upon the written request of the record holders of at least 25%, in the aggregate, of the voting power of the outstanding shares of all classes of shares entitled to vote at such a meeting, subject to requirements and limitations set forth in our Bylaws. Under DGCL, written notice of any special meeting must be given not less than ten nor more than 60 days before the date of the special meeting to each stockholder entitled to vote at such meeting.

Requirements for Notice of Stockholder Director Nominations and Stockholder Business

Under our Bylaws, nominations for the election of directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors who complies with the applicable notice and other requirements set forth in our Bylaws. If a stockholder wishes to bring any business before an annual or special meeting or nominate a person for election to our Board of Directors, our Bylaws contain certain procedures that must be followed for the advance timing required for delivery of stockholder notice of such nomination or other business and the information that such notice must contain.

Exchange Listing

We intend to apply for the listing of our common stock for trading on the NYSE American and expect such listing to occur concurrently with this offering. A NYSE American listing, however, is not a condition to completing this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc., 512 SE Salmon Street, Portland, Oregon 97214.

SHARES ELIGIBLE FOR FUTURE SALE

The sale, or availability for sale, of a substantial number of shares of common stock in the public market subsequent to this offering pursuant to Rule 144 of the Securities Act or otherwise could materially adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities or debt financing. Upon completion of this offering, there will be approximately ________ shares of common stock issued and outstanding. Of these shares, approximately _______ shares would be freely transferable. Our executive officers and directors would beneficially own approximately ______ shares, or ___% of our outstanding common stock after the completion of this offering, which would be eligible for resale subject to the volume and manner of sale limitations of Rule 144 of the Securities Act. An additional ______ shares are “restricted securities,” as that term is defined in Rule 144, and are eligible for sale under the provisions of Rule 144.

The shares of common stock outstanding that are deemed to be “restricted securities” (as that term is defined under Rule 144) or that are owned by our affiliates may only be sold pursuant to an effective registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act. Restricted shares and shares of common stock held by our affiliates that are not “restricted” will be eligible for sale, under Rule 144, subject to certain volume and manner of sale limitations prescribed by Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least six months, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

Following this offering, we cannot predict the effect, if any, that the availability for sale of shares held by our current stockholders will have on the market price from time to time. Nevertheless, sales by our current stockholders of a substantial number of shares of common stock in the public market could materially and adversely affect the market price for our common stock. In addition, the availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding stock options or warrants could materially adversely affect the market price of our common stock.

Lock-Up Agreements

All of the executive officers and directors and all of our stockholders have agreed that, without the prior written consent of the underwriter, we and they will not, during the period ending 90 days after the date of this prospectus:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock; or

●	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. This agreement is subject to certain exemptions, as set forth in the section entitled “Underwriting.”

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters named below, for whom _________ is acting as the representative (the “Representative”), we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the number of shares of our common stock listed next to its name in the following table:

Underwriter	Number of Shares

Total

Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the shares offered by this prospectus (other than the shares subject to the underwriters’ option to purchase additional shares), if the underwriters buy any of such shares. The underwriters’ obligation to purchase the shares is subject to certain conditions, including, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions, and the absence of any material changes in our assets, business, or prospects after the date of this prospectus.

The underwriters initially propose to offer the common stock directly to the public at the public offering price set forth on the front cover page of this prospectus and to certain dealers at such offering price less a concession not to exceed $____ per share. After the public offering of the shares of our common stock, the offering price and other selling terms may be changed by the underwriters. Sales of shares of our common stock made outside the United States may be made by affiliates of certain of the underwriters.

We have been advised by the representative of the underwriters that the underwriters intend to make a market in our securities but that they are not obligated to do so and may discontinue making a market at any time without notice. In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.

Over-Allotment Option

We have granted the underwriters an option to purchase up to ______ additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. The underwriters may exercise this option in whole or in part at any time within 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriters’ initial commitment as indicated in the table at the beginning of this section plus, if any underwriter defaults in its obligation to purchase shares under the underwriting agreement, certain additional shares.

Discounts and Commissions

Except as disclosed in this prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, Inc. (“FINRA”), to be underwriting compensation under its rule of fair price.

The underwriting discount is equal to the public offering price per share, less the amount paid by the underwriters to us per share. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters. We have agreed to sell the shares of common stock in this offering to the underwriters at the offering price of $____ per share, less a ____% underwriting discount.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Total	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $_____. We have agreed to reimburse the underwriters for certain of their expenses, including fees of counsel in connection with filing with FINRA, in an amount not to exceed $_____.

We have agreed to pay a non-accountable expense allowance to the underwriters equal to ____% of the gross proceeds received in this Offering. In addition, we have also agreed to pay or reimburse the underwriters for certain of the underwriters’ out-of-pocket expenses relating to the offering, including legal and financial due diligence fees associated with it. All fees already paid shall be reimbursable to us to the extent not actually incurred. Further, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations, and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

Stabilization

In accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids, and passive market making.

●	Short positions involve sales by the underwriters of shares over the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in over the number of shares they are obligated to purchase is not greater than the number of shares they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

●	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

●	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. If the underwriters sell more shares than could be covered by the underwriters’ option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate-covering transaction to cover syndicate short positions.

●	In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE American or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the Representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

Discretionary Accounts

The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the shares of our common stock being offered in this offering.

Pricing

The public offering price has been negotiated between us and the Representative. Among the factors considered in these negotiations are: the history of, and prospects for, us and the industry in which we compete; our past and present financial performance; an assessment of our management; the present state of our development; the prospects for our future earnings; the prevailing conditions of the applicable United States securities market at the time of this offering; previous trading prices for our common stock in the private market, and market valuations of publicly traded companies that we and the Representative believe to be comparable to us.

Lock-up Agreements

We have agreed that for a period of 90 days after the date of the underwriting agreement, we will not, without the prior written consent of the Representative, which may be withheld or delayed in the Representative’s sole discretion:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or file any registration statement under the Securities Act with respect to any of the foregoing; or

●	enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our common stock,

whether any such transaction described above is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise. The prior sentence will not apply to (i) the shares to be sold pursuant to the underwriting agreement, (ii) any shares of our common stock issued by us upon the exercise of an option or other security outstanding on the date hereof, (iii) such issuances of options or grants of restricted stock or other equity-based awards under our Equity Incentive Plan and the issuance of shares issuable upon exercise of any such equity-based awards, and (iv) the filing by us of registration statements on Form S-8.

Each of our directors and our executive officers has agreed that for a period ending 90 days after the date of the underwriting agreement, none of them will, without the prior written consent of the Representative which may be withheld or delayed in the Representative’s sole discretion:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any shares of our common stock, or any securities convertible into or exercisable or exchangeable for our common stock owned directly by such director or executive officer or with respect to which such director or executive officer has beneficial ownership; or

●	enter into any swap or other arrangement that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of our common stock, whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

Notwithstanding the prior sentence, subject to applicable securities laws and the restrictions contained in our charter, our directors and executive officers may transfer our securities: (i) pursuant to the exercise or conversion of our securities, including, without limitation, options and warrants; (ii) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth above; (iii) to any trust for the direct or indirect benefit of such director or executive officer or the immediate family of such director or executive officer, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth above; (iv) any transfer required under any benefit plans or our company’s charter or bylaws; (v) as required by participants in our Equity Incentive Plan to reimburse or pay federal income tax and withholding obligations in connection with vesting of restricted stock grants or the exercise of stock options or warrants; or (vi) in or in connection with any merger, consolidation, combination or sale of all or substantially all of our assets or in connection with any tender offer or other offer to purchase at least 50% of our common stock.

Notwithstanding the foregoing, nothing shall prevent our directors or executive officers from, or restrict their ability to, (i) purchase our securities in a public or private transaction, or (ii) exercise or convert any options, warrants or other convertible securities issued to or held by such director or executive officer.

Other Relationships

The Representative has provided, and may in the future provide, various investment banking and other financial advisory services for us and our affiliates for which services it has received, and may receive in the future, customary fees.

The Representative may release, or authorize us to release, as the case may be, the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The Representative may allocate a number of shares to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the representative on the same basis as other allocations.

Listing

We intend to apply for the listing of our common stock for trading on the NYSE American and expect such listing to occur concurrently with this offering. There is no assurance, however, that our common stock will be listed on the NYSE American or any other national securities exchange. A NYSE American listing, however, is not a condition to completing this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc., 512 SE Salmon Street, Portland, Oregon 97214.

Selling Restrictions

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment or supplement thereto) contains a misrepresentation, provided that the purchaser exercises the remedies for rescission or damages within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriter is not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

The underwriter has represented and agreed that:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or the ASIC, in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to our certificate of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position, if he or she acted in good faith and in a manner he or she reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him or her against all expenses incurred, including attorney’s fees.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for the issuer by Olshan Frome Wolosky LLP, New York, New York.

EXPERTS

The consolidated financial statements of American Battery Materials, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 and 2021, included in this prospectus have been audited by Pinnacle Accountancy Group of Utah, a dba of Heaton & Company, PLLC, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement to which this prospectus forms a part (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to conditions that raise substantial doubt about American Battery Materials, Inc.’s ability to continue as a going concern for one year from the issuance of the financial statements). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act with respect to the common stock we are offering pursuant to this prospectus. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the contract, agreement or other document summarized, but are not complete descriptions of all terms of those contracts, agreements or other documents. If we filed any of those contracts, agreements or other documents as an exhibit to the registration statement, you may read the contract, agreement or other document itself for a complete description of its terms. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Mail Stop 2736, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room.

AMERICAN BATTERY MATERIALS, INC.

AMERICAN BATTERY MATERIALS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets
Cash	$338,982	$42,582
Prepaid expenses and other assets	80,568	62,717
Total current assets	419,550	105,299
Noncurrent assets
Mineral claims	206,000	100,000
Total assets	$625,550	$205,299

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$362,427	$438,667
Accrued expenses	560,430	482,881
Accrued interest	215,557	190,901
Promissory notes payable, net of discount	248,939	357,008
Promissory notes payable – related party	175,000	-
Convertible notes payable, net of discount	1,961,185	-
Convertible notes payable – related party	25,000	-
Current capital lease obligation	36,254	36,254
Total current liabilities	3,584,792	1,505,711
Total Liabilities	3,584,792	1,505,711

Stockholders’ deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 and 50,000 shares issued and outstanding, respectively	-	5
Common stock, $0.001 par value, 4,500,000,000 shares authorized, 3,406,691,566 and 3,245,556,528 shares issued and outstanding, respectively	3,406,689	3,245,555
Additional paid in capital	13,951,705	13,308,865
Accumulated deficit	(20,317,636)	(17,854,837)
Total stockholders’ deficit	(2,959,242)	(1,300,412)
Total liabilities and stockholders’ deficit	$625,550	$205,299

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

AMERICAN BATTERY MATERIALS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2023	2022
Operating Expenses
General and administrative	$2,165,494	$821,995
Total operating expenses	2,165,494	821,995

Operating loss	(2,165,494)	(821,995)

Other Expenses / Income
Gain on change in fair value of derivative liabilities	-	211,345
Gain on settlement of liabilities	67,984	-
Fair value of stock issued for note modification	(168,856)	-
Extension fees due to SPAC Sponsor	(101,662)	-
Interest expense	(94,771)	(537,938)
Total other expenses / income	(297,305)	(326,593)

Loss from operations before income taxes	(2,462,799)	(1,148,588)

Provision for income taxes	-	-

Net Loss	$(2,462,799)	$(1,148,588)

Net loss per share – basic and diluted	$(0.00)	$(0.00)

Weighted average common shares – basic and diluted	3,324,638,012	382,019,948

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

AMERICAN BATTERY MATERIALS, INC.

Consolidated Statements of Changes in Stockholders’ Deficit

Nine Months Ended September 30, 2023 and 2022

(Unaudited)

	Preferred stock		Common stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2021	-	-	335,778,778	335,778	6,989,540	(16,367,989)	(9,042,671)
Preferred stock issued for cash	50,000	5	-	-	49,995	-	50,000
Shares issued for note conversion	-	-	49,789,365	49,789	139,411	-	189,200
Fair value of warrants	-	-	-	-	11,080	-	11,080
Net loss	-	-	-	-	-	(1,148,588)	(1,148,588)
Balance as of September 30, 2022	50,000	5	385,568,143	385,567	7,190,026	(17,516,577)	(9,940,979)

Balance as of December 31, 2022	50,000	5	3,245,556,528	3,245,555	13,308,865	(17,854,837)	(1,300,412)
Shares issued for services	-	-	54,916,669	54,917	318,733	-	373,650
Shares issued for warrant exercise	-	-	49,736,843	49,736	139,264	-	189,000
Shares issued for cashless warrant exercise	-	-	16,799,491	16,799	(16,799)	-	-
Conversion of preferred stock to common stock	(50,000)	(5)	10,000,000	10,000	(9,995)	-	-
Shares issued for note modification	-	-	16,635,226	16,635	152,221	-	168,856
Shares issued with notes	-	-	13,046,809	13,047	59,416	-	72,463
Net loss	-	-	-	-	-	(2,462,799)	(2,462,799)
Balance as of September 30, 2023	-	-	3,406,691,566	3,406,689	13,951,705	(20,317,636)	(2,959,242)

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

AMERICAN BATTERY MATERIALS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2023	2022
Cash Flows from Operating Activities
Net income (loss)	$(2,462,799)	$(1,148,588)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	446,113	11,080
Gain on settlement of liabilities	(67,984)	-
Gain on change in fair value of debt and warrant liabilities	-	(211,345)
Fair value of stock issued for note modification	168,856	-
Amortization of debt discount	(89,876)	-
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(17,851)	(88,099)
Accounts payable and accrued expenses	65,424	241,124
Accrued interest	46,517	475,490
Net cash used in operating activities	(1,911,600)	(720,338)

Cash Flows from Investing Activities:
Acquisition of mineral claims	(106,000)	-
Net cash provided by (used in) investing activities	(106,000)	-

Cash Flows from Financing Activities
Proceeds from convertible notes	2,025,000	590,000
Proceeds from promissory notes	100,000	200,000
Proceeds from issuance of preferred stock	-	50,000
Proceeds from warrant exercises	189,000	-
Repayment of convertible note	-	(75,000)
Net cash provided by financing activities	2,314,000	765,000

Net increase (decrease) in cash	296,400	44,662

Cash, beginning of period	42,582	8,291

Cash, end of period	$338,982	$52,953

Supplemental disclosures:
Interest paid	$-	$-

Supplemental disclosures of non-cash items:
Convertible notes converted to common stock	$-	$48,804
Accounts payable and accrued payable exchanged for convertible note	$-	$140,396
Promissory notes converted to convertible notes	$-	$170,000
Accrued interest on promissory notes converted to convertible notes	$-	$57,372

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

AMERICAN BATTERY MATERIALS, INC.

Notes to Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2023 and 2022

(Unaudited)

Note 1 - Nature of the Business

American Battery Materials, Inc. (the “Company”) is a US based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner.

The Company formerly developed, marketed and distributed various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. Due to the nationwide shutdown related to the COVID-19 pandemic, the Company spent a portion of 2020 restructuring and retiring certain corporate debt and obligations, while focusing on implementing a new operational direction.

Through the corporate reorganization and repositioning process, the Company found itself with the unique opportunity to expand its management team and acquire mining claims that historically reported high levels of Lithium and other tech minerals. The Company hired and affiliated itself with industry veterans that bring decades of experience, credibility and relationships.

On November 5, 2021, the Company acquired the rights to 102 Federal Mining Claims located in the Lisbon Valley of Utah for $100,000. The acquisition was driven by historical mineral data from seven (7) existing wells with brine aquifer access. The independent third-party Technical Report indicated that further investment and development in the claims were warranted.

On April 25, 2023, the Company formed Mountain Sage Minerals LLC, a Utah limited liability company, of which it is the 100% owner. The Company will look to expand its holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities through this new LLC.

On May 1, 2023, FINRA completed the processing of our application for a name change, and our name was officially changed to American Battery Materials, Inc. At the same time, the Company’s trading symbol was changed to BLTH. These changes better reflect the business of the Company.

On June 1, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seaport Global Acquisition II Corp., a Delaware corporation (“SGII”), and Lithium Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of SGII (“Merger Sub”). SGII is a blank check company, also referred to as a special purpose acquisition company, formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. SGII is an early stage and emerging growth company. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger. As a result of the transactions under the Merger Agreement, ABM will become a wholly-owned subsidiary of SGII. The stockholders of ABM will become stockholders of SGII under an exchange ratio in the Merger Agreement. The closing of the transactions under the Merger Agreement is expected to be consummated in 2023, after the required approval by the stockholders of SGII and the fulfillment of certain other conditions.

On July 14, 2023, the Company, SGII, and Merger Sub (collectively, the “Parties”) entered into Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”). Pursuant to the Amendment, the Parties agreed to (i) reduce the value of the shares of SGII common stock to be paid as consideration to ABM’s stockholders from $160 million to $120 million; (ii) extend the Merger Agreement’s termination date from August 19, 2023 to February 19, 2024; and, (iii) amend the Merger Agreement to obligate the Company to fund one-half of the additional payment into trust (i.e., $0.015 per share by the Company) that SGII intends to make in connection with an extension to the date by which SGII must complete a business combination. If the Company fails to make any such contribution that is subsequently funded by SGII (each, a “Contribution Shortfall”), then the Company shall issue to SGII’s sponsor a number of shares with value equal to two times the amount of all Contribution Shortfalls either (a) if the transactions under the Merger Agreement close, of the post-business combination company; or, (b) if the transactions under the Merger Agreement do not close, of the Company.

On August 4, 2023, the Company filed an Amendment to the Certificate of Incorporation (the “Amendment”) in order to effect a reverse stock split in the ratio of 1-for-300 (the “Reverse Split”). The Company and its shareholders holding a majority of the issued and outstanding shares of stock of the Company entitled to vote previously approved a reverse stock split for not less than 1-for-10 and not more than 1-for-1,000, at any time prior to October 20, 2023, with the Company’s Board having the discretion to determine whether or not the Reverse Split is to be effected, and if effected, the exact ratio for the Reverse Split within the above range. On August 1, 2023, the Company’s unanimously approved the Reverse Split and authorized the filing of the Amendment. Although the Amendment has been filed, the Reverse Split will not be effective and will not be reflected (i) in the stock price of the Company; or, (ii) in the Company’s financials until the Revere Split is processed by FINRA. The Company has submitted an application to FINRA for a corporate action in order to implement and effect the Reverse Split.

The Company has been moving forward with its strategy of employing advanced brine extractive technology methodologies and has been in talks with numerous extraction providers. Selective mineral extraction is clearly the most cost-effective and ESG friendly approach currently available. Technologies are being utilized that can extract the desired minerals and metals from the brine and then re-inject the brines back down into the aquafer. The prospective partners have been provided the analytical results from the technical reports, but will soon provide current results, analytical, geotech modeling, aquifer modeling, recharge, flows, and depth.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited consolidated financial statements are condensed and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair and non-misleading presentation of the financial statements have been included. Operating results for the nine months ended September 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023. The balance sheet as of December 31, 2022 has been derived from the audited consolidated financial statements at that date but does not include all the information and footnotes required by GAAP for complete financial statements. These interim consolidated financial statements should be read in conjunction with the December 31, 2022 audited consolidated financial statements and the notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on April 21, 2023.

The accompanying consolidated financial statements include the accounts of American Battery Materials, Inc. and the operations of its wholly-owned subsidiaries U-Vend America, Inc., U-Vend Canada, Inc., U-Vend USA LLC, and Mountain Sage Minerals LLC. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired, or as additional information is obtained.

Property and Equipment

Property and equipment are stated at cost less depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets. Equipment has estimated useful lives between three and seven years. Expenditures for repairs and maintenance are charged to expense as incurred.

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated future undiscounted cash flows expected to be generated by the asset group. If it is determined that an asset group is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value.

Mineral Rights and Properties

The Company capitalizes acquisition costs until the Company determines the economic viability of the property. Since the Company does not have proven and probable reserves as defined by Securities and Exchange Commission (“SEC”) regulation S-K 1300, exploration expenditures are expensed as incurred. The Company expenses mineral lease costs and repair and maintenance costs as incurred. The Company reviews the carrying value of our properties for impairment, including mineral rights, upon the occurrence of events or changes in circumstances that indicate the related carrying amounts may not be recoverable. During the period ending September 30, 2023 the Company took action to expand on its rights to 102 federal mining claims located in the Lisbon Valley of Utah that it purchased on November 5, 2021 for $100,000. The Company acquired and staked additional lithium mining claims adjacent to its Lisbon Valley Project in Utah for $106,000. The new claims have been registered with the BLM. The Company now owns a total of 743 placer claims over 14,260 acres, comprised of (i) the 102 original claims held; and, (ii) the 641 new claims. No impairment or capitalizable costs related to the mineral claims were noted during the nine months ended September 30, 2023 or 2022.

Earnings Per Share

The Company presents basic and diluted earnings per share in accordance with ASC 260, “Earnings per Share.” Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss period, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of September 30, 2023 and December 31, 2022, there were approximately 89 million and 96 million shares potentially issuable under convertible debt agreements, options, warrants and preferred stock that could dilute basic earnings per share if converted that were excluded from the nine months ended September 30, 2023 and 2022 because their inclusion would have been anti-dilutive due to the Company’s net losses.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants issued by the Company contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, prepaid expenses and other assets, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

●	Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Level 3 instruments include derivative warrant instruments. The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation,” which requires all stock-based awards granted to employees, directors, and non-employees to be measured at grant date fair value of the equity instrument issued and recognized as expense. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equivalent to the vesting period. The fair value of each stock option granted is estimated using the Black-Scholes option pricing model. The measurement date for the non-forfeitable awards to nonemployees that vest immediately is the date the award is issued.

Revenue Recognition

We recognize revenue under ASC 606, “Revenue from Contracts with Customers,” the core principle of which is that an entity should recognize revenue to depict the transfer of control for promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the revenue recognition principles, an entity is required to identify the contract(s) with a customer, identify the performance obligations, determine the transaction price, allocate the transaction price to the performance obligations and recognize revenue as the performance obligations are satisfied (i.e., either over time or at a point in time). ASC 606 further requires that companies disclose sufficient information to enable readers of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company recognized $0 revenue during the nine months ended September 30, 2023 and 2022.

Recent Accounting Pronouncements

On August 5, 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This ASU is effective for public business entities, excluding smaller reporting companies, for fiscal years beginning after December 15, 2021, and for all other entities for fiscal years beginning after December 15, 2023. Early adoption is permitted for all entities no earlier than for fiscal years beginning after December 15, 2020. The Company is currently evaluating the effects this ASU will have on its financial statements.

The Company has examined all other recent accounting pronouncements and determined that they will not have a material impact on its financial position, results of operations, or cash flows.

Note 3 - Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis. The Company had net loss of $2,462,799 during the nine months ended September 30, 2023, has accumulated losses totaling $20,317,636, and has a working capital deficit of $3,165,242 as of September 30, 2023. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Until the Company can generate significant cash from operations, its ability to continue as a going concern is dependent upon obtaining additional financing. The Company hopes to raise additional financing, potentially through the sale of debt or equity instruments, or a combination, to fund its operations for the next 12 months and allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing. These conditions have raised substantial doubt as to the Company’s ability to continue as a going concern for one year from the issuance of the financial statements, which has not been alleviated.

Note 4 - Debt

Promissory Notes Payable

In 2014 and 2016, the Company issued two promissory notes in the total principal amount of $70,000; a $40,000 Note issued Dec 19, 2014; and, a $30,000 Note issued on March 29, 2016. Each note had a one-year maturity date; was governed by California law; bears interest at 10% per annum; and, requires notice from the holder in order for the respective Note to be in default. The holder of each Note has failed to provide a notice of default under either Note. Further, enforceability of each Note is uncertain as California law has a 6-year statute of limitations (commences on the maturity date) to initiate a collection action on a note. At September 30, 2023 and December 31, 2022, neither of the Notes was in default, and the balance outstanding was $70,000.

During the year ended December 31, 2016, the Company issued two additional unsecured promissory notes and borrowed an aggregate amount of $80,000. $30,000 is represented by a note issued on Sept 23, 2016. This note had a one-year maturity date; was governed by California law; bears interest at 10% per annum; and, requires notice from the holder in order to be in default. The holder of this Note has failed to provide a notice of default. Further, enforceability of this Note is uncertain as California law has a 6-year statute of limitations (commences on the maturity date) to initiate a collection action on a note. At September 30, 2023 and December 31, 2022, this Note was not in default, and the balance outstanding was $30,000. $50,000 is represented by a note issued on Nov 20, 2016. During the year ended December 31, 2022, total principal and accrued interest in the amount of $50,000 of principal and $27,972 of interest were converted into a $95,088 convertible note dated September 23, 2022. The replacement note was converted in shares of our common stock during the quarter ended December 31, 2022. As of September 30, 2023 and December 31, 2022, the original $50,000 note was no longer issued and outstanding.

Accrued interest at September 30, 2023 and December 31, 2022 on these notes totaled $128,414 and $131,414, respectively.

During the year ended December 31, 2022, the Company entered into 5 promissory note agreements in the aggregate amount of $250,000, of which $175,000 with the related parties. The notes have a 1-year term, bear interest of 7% and 9% if paid in cash. During the nine months ended September 30, 2023, due dates of 4 promissory notes were extended for 7 – 9 months, of which 3 notes with related parties for $175,000. A total of 1,010,402 shares of common stock were issued to related party in connection with the agreement of the holder to extend the maturity date of a $100,000 note. The outstanding principal balance was $250,000 as of September 30, 2023. Accrued interest at September 30, 2023 and December 31, 2022 on these notes totaled $21,388 and $7,513, respectively.

During the nine months ended September 30, 2023, the Company entered into short-term promissory note agreement in the amount of $125,000. The note has a discount of $25,000. A total of 8,500,000 shares of common stock were issued as additional consideration for the issuance of the note evidencing the loan.

During the nine months ended September 30, 2023, $7,008 in principal and $60,976 in interest were forgiven by noteholders.

Convertible Notes Payable and Convertible Notes Payable – Related Party

In February 2023, the Company entered into a convertible promissory note agreement in the amount of $25,000 with a related party. The note has a 1 year term, bears interest of 9%, and has a conversion price equal to the lesser of (1) the most recent issuance price; or, (2) closing price for the common stock on the maturity date. The outstanding principal balance was $25,000 as of September 30, 2023. Accrued interest as of September 30, 2023 was $1,319.

During the nine months ended September 30, 2023, the Company entered into Note Purchase Agreements with seven investors not affiliated with the Company (the “Purchasers”) pursuant to which the Purchasers purchased from the Company convertible notes (the “Convertible Notes”) with an aggregate principal amount of $2,000,000. A total of 20,171,633 shares of common stock were issued according to the note agreements or as additional consideration for the issuance of the notes. The outstanding principal and accrued interest balances at September 30, 2023 were $2,000,000 and $61,646, respectively.

The Convertible Notes provide for a maturity of 12-months; 7.5% interest per annum; and, no right to prepay during the first 6-months after the date of issuance (the “Issuance Date”). The Convertible Notes are convertible into shares of common stock of the Company (the “Conversion Shares”) as follows:

(a) The Convertible Notes automatically convert into Conversion Shares upon the shares of the Company’s common stock being listed on a higher exchange due to the (i) pricing and funding of an S-1 registration statement; or, (ii) the closing of a transaction resulting in the uplist (either, a “Triggering Transaction”). The conversion price for the Conversion Shares in an automatic conversion shall be equal to:

(1) 75% of the price under the Triggering Transaction if within 120-days of the Issuance Date;

(2) 70% of the price under the Triggering Transaction if within 121 to 150-days of the Issuance Date;

(3) 65% of the price under the Triggering Transaction if more than 150-days of the Issuance Date.

(b) The Purchasers have the right to convert into Conversion Shares, in whole or in part, at any time after 180-days following the Issuance Date. The conversion price for the Conversion Shares in a voluntary conversion shall be equal to 65% of the volume weighted average price for the Company’s common stock during the 20-consecutive trading days preceding the conversion.

Scheduled maturities of debt remaining as of September 30, 2023 for each respective fiscal year end are as follows:

2023	$198,939
2024	2,211,185
Total	$2,410,124

The following table reconciles, for the nine months ended September 30, 2023 and 2022, the beginning and ending balances for financial instruments related to the embedded conversion features that are recognized at fair value in the consolidated financial statements.

	Nine months ended
	September 30, 2023		September 30, 2022
Balance of embedded derivative at the beginning of the period	$		$211,345
Change in fair value of conversion features			(211,345)
Balance of embedded derivatives at the end of the period		$-	$-

Note 5 - Capital Lease Obligations

During the year ended December 31, 2018 the Company entered into various capital lease agreements. The leases expire at various points through the year ended December 31, 2023.

The following schedule provides minimum future rental payments required as of September 30, 2023.

2023	$36,692
Total minimum lease payments	36,692
Less: Amount represented interest	(438)
Present value of minimum lease payments and guaranteed residual value	$36,254

Note 6 - Capital Stock

On October 20, 2022 the Company , following receipt of written approval from stockholders acting without a meeting and holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, filed an amendment to its Certificate of Incorporation to (i) change the name of the Company to “AMERICAN BATTERY MATERIALS, INC.” (the “Name Change”); and, (ii) increase the total number of authorized shares of the Company’s common stock, par value $0.001 per share, from 600,000,000 to 4,500,000,000 (the “Authorized Share Increase”). The Authorized Share Increase was effective as of October 20, 2022. The Name Change was processed by FINRA and was effective as of May 1, 2023, at which time the Company’s trading symbol was changed to BLTH

On October 20, 2022, in addition to the Name Change and the Authorized Share Increase, the holder of 63.86% of the issued and outstanding shares of stock of the Company entitled to vote took action by written consent and without a meeting, pursuant to Delaware General Corporate Law Section 228, and adopted and approved the following actions:

1.	Future amendment of the Company’s Certificate of Incorporation to implement a decrease in the authorized shares of the Company’s Common Stock from 4,500,000,000 to a number of not less than 10,000,000 and not more than 2,000,000,000 (the “Authorized Share Reduction”), at any time prior to October 20, 2023 (the “Anniversary Date”), with the Board having the discretion to determine whether or not the Authorized Share Reduction is to be effected, and if effected, the exact number of the Authorized Share Reduction within the above range.

2.	Future amendment of the Company’s Certificate of Incorporation to implement a reverse stock split of the Company’s Common Stock by a ratio of not less than 1-for-10 and not more than 1-for-1,000, (the “Reverse Split”), at any time prior to the Anniversary Date, with the Board having the discretion to determine whether or not the Reverse Split is to be effected, and if effected, the exact ratio for the Reverse Split within the above range.

Preferred Stock

The Company has authorization for “blank check” preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to common stock. As of September 30, 2023 and December 31, 2022, there were 10,000,000 shares of preferred stock authorized, and 0 shares issued and outstanding.

On August 12, 2022, the Company effected with the Delaware Secretary of State a designation of 50,000 shares of Series A Super Voting Preferred Convertible Stock, having a par value of $0.001 per share and a purchase price of $1.00 per share (the “Series A Preferred”).

The Series A Preferred may vote on any action upon which holders of the Common Stock may vote, and they shall vote together as one class with voting rights equal to sixty percent (60%) of all of the issued and outstanding shares of Common Stock of the Company. The Series A Preferred shall automatically convert into shares of Common Stock upon the earlier of either a) the effectiveness of a Registration Statement under the Securities Act of 1933, or b) Twelve (12) months from the issuance of the Series A Preferred Stock at a ratio equal to the purchase prices per share of the Series A Preferred divided by $0.005.

During the nine months ended September 30, 2023, the Company converted 50,000 shares of its Series A Preferred stock into 10,000,000 shares of its common stock.

Common Stock

The Company has authorized 4,500,000,000 shares of common stock, with 3,406,691,566 and 3,245,556,528 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively.

During the nine months ended September 30, 2023, the Company issued 54,916,669 shares of common stock for services valued at $373,650; 49,736,843 shares of common stock upon warrant exercises for an aggregate exercise price of $189,000; 16,799,491  shares of common stock upon cashless warrant exercise; 10,000,000 shares of common stock upon conversion of 50,000 shares of its Series A Preferred stock, 16,635,226 shares of common stock for note modification, and 13,046,809 shares of common stock in relation to issuance of promissory and convertible notes.

During the nine months ended September 30, 2022, the Company issued 49,789,365 shares of its common stock, in conversion of $189,200 of convertible notes and accrued interest.

Note 7 - Stock Options and Warrants

Warrants

As of September 30, 2023 the Company had the following warrant securities outstanding:

	Warrants	Exercise Price	Expiration
2018 Warrants – financing	1,450,000	$0.07	October - November 2023
2018 Warrants for services	2,000,000	$0.07	October - December 2023
2019 Warrants –financing	10,500,000	$0.07	March - October 2024
2019 Warrants for services	1,250,000	$0.07	March - April 2024
2020 Warrants for services	3,000,000	$0.05	February 2025
2022 Exchange warrants	71,169,473	$0.0038	September 2025
Total	89,369,473

A summary of all warrant activity for the nine months ended September 30, 2023 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2022	96,661,378	$0.02	2.32
Granted	-	-	-
Exercised	(3,863,334)	0.07	-
Forfeited	-	-	-
Cancelled	-	-	-
Expired	(3,428,571)	0.07	-
Balance outstanding as of September 30, 2023	89,369,473	$0.01	1.76
Exercisable as of September 30, 2023	89,369,473	$0.01	1.76

The intrinsic value of the outstanding warrants as of September 30, 2023 was $0, as the exercise prices exceeded the common stock’s fair market value per share on that date.

Equity Incentive Plan

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, stockholders holding a majority of shares of the Company approved, by written consent, the Plan and the issuance under the Plan of 5,000,000 shares. On November 16, 2017, the Board of Directors approved an increase of 10,000,000 shares to be made available for issuance under the Plan. Accordingly, the total number of shares of common stock available for issuance under the Plan is 15,000,000 shares. Awards may be granted to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies. Such options may be designated at the time of grant as either incentive stock options or nonqualified stock options. Stock-based compensation includes expense charges related to all stock-based awards. Such awards include options, warrants and stock grants. Generally, the Company issues stock options that vest over three years and expire in 5 to 10 years. There are currently no awards issued and outstanding under the Plan.

Note 8 - Commitments and Contingencies

As disclosed and discussed and Note 1, above, the Merger Agreement was amended on July 14, 2023. Pursuant to the Amendment, the parties agreed, among other things, that the Company would fund one-half of the additional payment into trust (i.e., $0.015 per share by the Company) that SGII intends to make in connection with an extension to the date by which SGII must complete a business combination. If the Company fails to make any such contribution that is subsequently funded by SGII (each, a “Contribution Shortfall”), then the Company shall issue to SGII’s sponsor a number of shares with value equal to two times the amount of all Contribution Shortfalls either (a) if the transactions under the Merger Agreement close, of the post-business combination company; or, (b) if the transactions under the Merger Agreement do not close, of the Company. As of September 30, 2023, the Company owed Seaport Global SPAC II, LLC (which is referred to as the “Sponsor” under the Merger Agreement) $101,662 for extension payments.

Note 9 - Subsequent Events

The Company has evaluated events occurring subsequent to September 30, 2023 through the date of the issuance of these financial statements and noted the following:

On October 20, 2023, the Company issued 9,210,526 shares of its Common Stock upon the exercise of a Warrant, in exchange for the payment of $35,000.

On October 20, 2023, the Company issued 525,000 shares of its common stock as compensation for services rendered by an independent consultant.

On October 26, 2023, the Company dismissed Pinnacle Accountancy Group of Utah (a dba of Heaton & Company, PLLC) (“Pinnacle”) as the Company’s independent registered accountant.

On October 26, 2023, the Company engaged and executed an agreement with GreenGrowth CPAs (“GreenGrowth”), as the Company’s new independent registered accountant. This change in the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors effective October 26, 2023.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Greenwich, CT

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of American Battery Materials, Inc. (formerly Boxscore Brands, Inc.) (the Company) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses since inception and has not achieved profitable operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audits of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern – Disclosure

The financial statements of the Company are prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. As noted in “Going Concern Considerations” above, the Company has a history of recurring net losses, a significant accumulated deficit and currently has net working capital deficit. The Company has contractual obligations, such as commitments for repayments of accounts payable, accrued liabilities, notes payable, convertible notes payable, and amounts due under capital lease (collectively “obligations”). Currently, management’s forecasts and related assumptions illustrate their ability to meet the obligations through management of expenditures, implementation of a new operational direction, obtaining additional debt financing, and issuance of capital stock for additional funding to meet its operating needs. Should there be constraints on the ability to implement its new business operations or access financing through stock issuances, the Company will continue to manage cash outflows and meet the obligations through debt financing.

We identified management’s assessment of the Company’s ability to continue as a going concern as a critical audit matter. Management made judgments regarding its intent and ability to effectively implement its plans and provide the necessary cash flows to fund the Company’s obligations as they become due. Specifically, the judgments with the highest degree of impact and subjectivity surrounding the Company’s intent and ability to continue as a going concern include its ability to manage expenditures, its ability to access funding from the capital market, its ability to obtain debt financing, and the successful implementation of its new operational direction. Auditing the judgments made by management required a high degree of auditor judgment and an increased extent of audit effort.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included the following, among others, evaluating the Company’s intent and ability to: (i) access funding from the capital market; (ii) manage expenditures (iii) obtain debt financing, and (iv) implement its new business operational direction.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2021.

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

PCAOB#: 6117

Farmington, Utah

April 19, 2023

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021
Assets
Current assets
Cash	$42,582	$8,291
Prepaid expenses and other assets	62,717	1,763
Total current assets	105,299	10,054
Noncurrent assets
Mineral claims	100,000	100,000
Total assets	$205,299	$110,054

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$438,667	$303,248
Accrued expenses	482,881	348,217
Accrued interest	190,901	2,104,964
Senior convertible notes	-	95,804
Promissory notes payable	357,008	473,269
Convertible notes payable	-	4,664,624
Current capital lease obligation	36,254	36,254
Total current liabilities	1,505,711	8,026,380

Noncurrent liabilities:
Convertible notes payable	-	915,000
Derivative liabilities	-	211,345
Total noncurrent liabilities	-	1,126,345

Total Liabilities	1,505,711	9,152,725

Stockholders’ deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 50,000 and 0 shares issued and outstanding, respectively	5	-
Common stock, $0.001 par value, 4,500,000,000 shares authorized, 3,245,556,528 and 335,778,778 shares issued and outstanding, respectively	3,245,555	335,778
Additional paid in capital	13,308,865	6,989,540
Accumulated deficit	(17,854,837)	(16,367,989)
Total stockholders’ deficit	(1,300,412)	(9,042,671)
Total liabilities and stockholders’ deficit	$205,299	$110,054

The accompanying notes are an integral part of the consolidated financial statements.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Consolidated Statements of Operations

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Operating Expenses
General and administrative	$1,135,088	$393,376
Total operating expenses	1,135,088	393,376

Operating loss	(1,135,088)	(393,376)

Other Expenses (Income)
Gain on change in fair value of derivative liabilities	211,345	2,871,910
Gain on settlement of liabilities	32,019	62,095
Write-off of assets	-	(17,500)
Interest expense	(595,124)	(760,663)
Total other expenses (income)	(351,760)	2,155,842

Income (loss) from operations before income taxes	(1,486,848)	1,762,466

Provision for income taxes	-	-

Net Income (Loss)	$(1,486,848)	$1,762,466

Net income (loss) per share – basic	$(0.00)	$0.01
Net loss per share – diluted	$(0.00)	$(0.00)

Weighted average common shares – basic	335,778,778	210,477,658
Weighted average common shares – diluted	335,778,778	374,389,986

The accompanying notes are an integral part of the consolidated financial statements.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Consolidated Statements of Changes in Stockholders’ Deficit

Years ended December 31, 2022 and 2021

	Preferred stock		Common stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2020	-	$-	75,828,064	$75,828	$6,281,241	$(18,130,455)	$(11,773,386)
Shares issued for note conversion	-	-	259,950,714	259,950	702,003	-	961,953
Fair value of warrants	-	-	-	-	6,296	-	6,296
Net income	-	-	-	-	-	1,762,466	1,762,466
Balance as of December 31, 2021	-	$-	335,778,778	$335,778	$6,989,540	$(16,367,989)	$(9,042,671)
Preferred stock issued for cash	50,000	5	-	-	49,995	-	50,000
Shares issued for note conversion	-	-	2,868,067,227	2,868,067	6,118,960	-	8,987,027
Shares issued for warrant exercise	-	-	34,210,523	34,210	95,790	-	130,000
Shares issued for services	-	-	7,500,000	7,500	43,500	-	51,000
Fair value of warrants	-	-	-	-	11,080	-	11,080
Net loss	-	-	-	-	-	(1,486,848)	(1,486,848)
Balance as of December 31, 2022	50,000	$5	3,245,556,528	$3,245,555	$13,308,865	$(17,854,837)	$(1,300,412)

The accompanying notes are an integral part of the consolidated financial statements.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Consolidated Statements of Cash Flows

 For the Years Ended December 31, 2022 and 2021

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Cash Flows from Operating Activities
Net income (loss)	$(1,486,848)	$1,762,466
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	62,080	6,296
Gain on settlement of liabilities	(32,019)	(62,095)
Gain on change in fair value of debt and warrant liabilities	(211,345)	(2,871,910)
Write-off of assets	-	17,500
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(60,954)	2,000
Accounts payable and accrued expenses	373,099	38,921
Accrued interest	445,278	714,376
Net cash used in operating activities	(910,709)	(392,445)

Cash Flows from Investing Activities:
Acquisition of mineral claims	-	(100,000)
Net cash used in investing activities	-	(100,000)

Cash Flows from Financing Activities
Proceeds from convertible notes	590,000	885,000
Proceeds from promissory notes	250,000	-
Proceeds from issuance of preferred stock	50,000	-
Proceeds from warrant exercise	130,000	-
Repayments of capital lease obligations	-	(82,000)
Repayments of convertible note	(75,000)	(300,850)
Repayments of promissory notes	-	(25,000)
Net cash provided by financing activities	945,000	477,150

Net increase (decrease) in cash	34,291	(15,295)

Cash, beginning of period	8,291	23,586

Cash, end of period	$42,582	$8,291

Supplemental disclosures:
Interest paid	$-	$-

Supplemental disclosures of non-cash items:
Accounts payable and accrued payable exchanged for convertible note	$46,667	$94,600
Convertible notes converted to common stock	$6,627,686	$589,150
Accrued interest converted to common stock	$2,359,341	$372,803

The accompanying notes are an integral part of the consolidated financial statements.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

Note 1 - Nature of the Business

BoxScore Brands, Inc. (the “Company”) is a US based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner.

The Company formerly developed, marketed and distributed various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. Due to the nationwide shutdown related to the COVID-19 pandemic, the Company spent a portion of 2020 restructuring and retiring certain corporate debt and obligations, while focusing on implementing a new operational direction.

Through the corporate reorganization and repositioning process, the Company found itself with the unique opportunity to expand its management team and acquire mining claims that historically reported high levels of Lithium and other tech minerals. The Company hired and affiliated itself with industry veterans that bring decades of experience, credibility and relationships.

On November 5, 2021, the Company acquired the rights to 102 Federal Mining Claims located in the Lisbon Valley of Utah for $100,000. The acquisition was driven by historical mineral data from seven (7) existing wells with brine aquifer access. The independent third-party Technical Report indicated that further investment and development in the claims were warranted.

The Company has been moving forward with its strategy of employing advanced brine extractive technology methodologies and has been in talks with numerous extraction providers. Selective mineral extraction is clearly the most cost-effective and ESG friendly approach currently available. Technologies are being utilized that can extract the desired minerals and metals from the brine and then re-inject the brines back down into the aquafer. The prospective partners have been provided the analytical results from the technical reports, but will soon provide current results, analytical, Geotech modeling, aquifer modeling, recharge, flows, and depth.

The Company will also look to expand its holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company’s fiscal year end is December 31.

The accompanying consolidated financial statements include the accounts of BoxScore Brands, Inc. and the operations of its wholly-owned subsidiaries U-Vend America, Inc., U-Vend Canada, Inc. and U-Vend USA LLC. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired, or as additional information is obtained.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

Property and Equipment

Property and equipment are stated at cost less depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets. Equipment has estimated useful lives between three and seven years. Expenditures for repairs and maintenance are charged to expense as incurred.

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated future undiscounted cash flows expected to be generated by the asset group. If it is determined that an asset group is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value.

Mineral Rights and Properties

The Company capitalizes acquisition costs until the Company determines the economic viability of the property. Since the Company does not have proven and probable reserves as defined by Securities and Exchange Commission (“SEC”) regulation S-K 1300, exploration expenditures are expensed as incurred. The Company expenses mineral lease costs and repair and maintenance costs as incurred. The Company reviews the carrying value of our properties for impairment, including mineral rights, upon the occurrence of events or changes in circumstances that indicate the related carrying amounts may not be recoverable. The Company currently owns the rights to 102 Federal Mining Claims located in the Lisbon Valley of Utah that it purchased on November 5, 2021 for $100,000. No impairment or capitalizable costs related to the mineral claims were noted during the year ended December 31, 2022.

Earnings Per Share

The Company presents basic and diluted earnings per share in accordance with ASC 260, “Earnings per Share.” Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss period, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of December 31, 2022 and 2021, there were approximately 96 million and 164 million shares potentially issuable under convertible debt agreements, options, warrants and preferred stock that could dilute basic earnings per share if converted that were included in the calculation of diluted earnings per share for the year ended December 31, 2021. These if-converted shares were excluded from the year ended December 31, 2022 because their inclusion would have been anti-dilutive due to the Company’s net loss.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

Year Ended
December 31,
2021
Numerator:
Net income (loss)	$1,762,466
Gain on change in fair value of derivatives	$(2,871,910)
Interest on convertible debt	$760,663
Net loss – diluted	$(348,781)

Denominator:
Weighted average common shares outstanding	210,477,658
Effect of dilutive shares	163,912,328
Diluted	374,389,986

Net income (loss) per common share:
Basic	$0.01
Diluted	$(0.00)

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants issued by the Company contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, prepaid expenses and other assets, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

●	Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Level 3 instruments include derivative warrant instruments. The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

Certain of the Company’s debt and equity instruments include embedded derivatives that require bifurcation from the host contract under the provisions of ASC 815-40, “Derivatives and Hedging.”

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2022 and 2021:

	Carrying	Fair Value Measurement at December 31, 2022
	Value	Level 1	Level 2	Level 3
Derivative liabilities	$-	-	-	$-

		Fair Value Measurement at
	Carrying	December 31, 2021
	Value	Level 1	Level 2	Level 3
Derivative liabilities	$211,345	-	-	$211,345

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation,” which requires all stock-based awards granted to employees, directors, and non-employees to be measured at grant date fair value of the equity instrument issued, and recognized as expense. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equivalent to the vesting period. The fair value of each stock option granted is estimated using the Black-Scholes option pricing model. The measurement date for the non-forfeitable awards to nonemployees that vest immediately is the date the award is issued.

Gain on Liabilities Settlement

During the year ended December 31, 2021 creditors forgave an aggregate amount of $19,959 associated with accrued expenses and $26,062 related to notes payable. In addition, the Company recorded a gain on capital lease settlement of $16,074 as detailed in Note 6, resulting in total gain on settlement of liabilities of $62,095. During the year ended December 31, 2022, creditors forgave $32, 019 in notes payable, which has been recorded as a gain on settlement.

Revenue Recognition

We recognize revenue under ASC 606, “Revenue from Contracts with Customers,” the core principle of which is that an entity should recognize revenue to depict the transfer of control for promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the revenue recognition principles, an entity is required to identify the contract(s) with a customer, identify the performance obligations, determine the transaction price, allocate the transaction price to the performance obligations and recognize revenue as the performance obligations are satisfied (i.e., either over time or at a point in time). ASC 606 further requires that companies disclose sufficient information to enable readers of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company recognized $0 revenue during the year ended December 31, 2022 and 2021.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

Recent Accounting Pronouncements

On August 5, 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This ASU is effective for public business entities, excluding smaller reporting companies, for fiscal years beginning after December 15, 2021, and for all other entities for fiscal years beginning after December 15, 2023. Early adoption is permitted for all entities no earlier than for fiscal years beginning after December 15, 2020. The Company is currently evaluating the effects this ASU will have on its financial statements.

The Company has examined all other recent accounting pronouncements and determined that they will not have a material impact on its financial position, results of operations, or cash flows.

Note 3 - Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis. The Company had net loss of $1,486,848 during the year ended December 31, 2022, has accumulated losses totaling $17,854,837, and has a working capital deficit of $1,400,412 at December 31, 2022. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Until the Company can generate significant cash from operations, its ability to continue as a going concern is dependent upon obtaining additional financing. The Company hopes to raise additional financing, potentially through the sale of debt or equity instruments, or a combination, to fund its operations for the next 12 months and allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing. These conditions have raised substantial doubt as to the Company’s ability to continue as a going concern for one year from the issuance of the financial statements, which has not been alleviated.

Note 4 - Debt

Senior Convertible Notes

During the year ended December 31, 2018, a Senior Convertible Note in the aggregate principal amount of $310,000 and a maturity date of December 31, 2018 payable to Cobrador Multi-Strategy Partners, LP (“Cobrador 1”), was extended until December 31, 2019. The Company also extended the expiration dates of Series A Warrants issued in connection with Cobrador 1 by one year. The fair value of the Series A Warrants did not materially change due to the extension. During the year ended December 31, 2020, principal and accrued interest in the amount of $55,788 were converted into 14,760,086 shares of common stock. The carrying value as of December 31, 2020 was $268,900. During the year ended December 31, 2021, total principal of $218,900 and accrued interest in the amount of $153,686 were converted into 98,024,360 shares of common stock resulting in carrying value of $50,000 as of December 31, 2021. During the year ended December 31, 2022, total principal of $50,000 and accrued interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

On December 31, 2016, the Company issued a Senior Convertible Note in the face amount of $108,804 to Cobrador (“Cobrador 2”) in settlement of previously accrued interest, additional interest, fees and penalties. The additional interest, fees and penalties was $72,734 and this amount was charged to operations as debt discount amortization during the year ended December 31, 2016. The Senior Convertible Note was extended during the year ended December 31, 2018 and was due on December 31, 2019. It is convertible into shares of common stock at a conversion price $0.05 per share and bears interest at 7% per annum. The Company determined that Cobrador 2 had a beneficial conversion feature based on the difference between the conversion price and the market price on the date of issuance and allocated $87,043 as debt discount representing the beneficial conversion feature which was fully amortized at December 31, 2017. As of December 31, 2020 the carrying value was $108,804. During the year ended December 31, 2021, total principal in the amount of $88,000 was converted into 23,157,894 shares of common stock resulting in carrying value of $20,804 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $20,804 of principal and $79,923 of interest were converted into 26,507,105 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

During December 2017, the Company issued a Senior Convertible Note in the amount of $25,000 to Cobrador. The note bears interest at 7%, was due in December 2019, and is convertible into common shares at a conversion price of $0.05 per share. In addition, in conjunction with this note, the Company issued 500,000 warrants to purchase common shares at $0.05 with a contractual term of 5 years. The estimated value of the warrants was determined to be $1,421 and was recorded as interest expense during 2017 and a warrant liability due to the down round provision in the note agreement. The outstanding principal balance was $25,000 as of December 31, 2021. During the year ended December 31, 2022, total principal of $25,000 and accrued interest in the amount of $8,313 were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

Promissory Notes Payable

During 2014, the Company issued an unsecured promissory note to a former employee of U-Vend Canada. The original amount of this note was $10,512 has a term of 3 years and accrues interest at 17% per annum. The total principal of $6,235 was settled during the year ended December 31, 2022, resulting in balances of $0 and $6,235 as of December 31, 2022 and 2021, respectively.

Starting in 2015, the Company entered into a series of promissory notes from the same lender. All of the notes bear interest at a rate of 19% per annum and are payable together with interest over a period of six (6) months from the date of borrowing. As of December 31, 2015, note balance was $11,083. In 2016, the Company borrowed $76,500 and repaid $63,497. The balance outstanding on these notes was $24,116 at December 31, 2016. In 2017, the Company borrowed $36,400 and repaid $44,449. The balance outstanding on these notes was $16,067 at December 31, 2017. In 2018, the Company borrowed $143,908 and repaid $125,931. The balance outstanding on these notes was $34,044 at December 31, 2018. During the year ended December 31, 2019, the Company borrowed additional $38,325 and recorded additional original discount in the amount of $3,325 associated with the new borrowing. During the year ended December 31, 2019, the Company repaid $46,584 in principal and fully amortized $3,325 of debt discount. As of December 31, 2021, the balance outstanding on these notes was $25,784, which was settled during the year ended December 31, 2022, resulting in a $0 balance.

In June 2016, the Company issued a promissory note in the principal amount of $77,008. The promissory note bears interest at 10% per annum, with a provision for an increase in the interest rate upon an event of default, due on December 31, 2019. As of December 31, 2022 and 2021, the note was in default, and the balance outstanding was $77,008.

During the year ended December 31, 2016, the Company issued two unsecured promissory notes and borrowed an aggregate amount of $80,000. The promissory notes bear interest at 10% per annum, with a provision for an increase in the interest rate upon an event of default as defined therein and were due at various due dates in May and September 2017. The due dates of both notes were extended to December 31, 2019. As of December 31, 2021, the balance outstanding on these notes was $80,000. During the year ended December 31, 2022, total principal and accrued interest in the amount of $50,000 of principal and $27,972 of interest were converted into a $95,088 convertible note resulting in carrying value of $30,000 as of December 31, 2022.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

In December 2017, the Company issued promissory notes in the aggregate principal balance of $28,000 to Cobrador. The notes accrue interest at 7% and have a two-year term. As of December 31, 2021, the balance outstanding on these notes was $28,000. During the year ended December 31, 2022, total principal and accrued interest in the amount of $28,000 of principal and $9,310 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On April 13, 2018, the Company issued a promissory note in the principal amount of $115,000. This note bears interest at the rate of 7% per annum, due on December 31, 2019. In 2019, the Company borrowed an additional $25,000 and repaid $60,000. The balance outstanding on this note as of December 31, 2021, was $80,000. During the year ended December 31, 2022, total principal and accrued interest in the amount of $80,000 of principal and $25,798 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On November 19, 2018, the Company issued a promissory note in the principal amount of $124,000 with net proceeds of $112,840. This note matures in 64 weeks. The Company recorded $11,160 to debt discount. During the year ended December 31, 2018, the Company repaid $9,784 in principal and amortized $872 of debt discount resulting in an unamortized debt discount of $10,288 and carrying value of $103,928 at December 31, 2018. During the year ended December 31, 2019, the Company repaid $48,154 in principal and amortized $9,744 of debt discount resulting in an unamortized debt discount of $544 and carrying value of $65,518 at December 31, 2019. During the year ended December 31, 2020, the Company repaid $15,000 in principal and fully amortized $544 of debt discount. As of December 31, 2020, the balance outstanding on this note was $51,062. During the year ended December 31, 2021, the Company fully repaid $25,000 in principal, remaining balance of the amount owed was released and recorded as a settlement of liability. As of December 31, 2022 and December 31, 2021, the balance outstanding on this note was $0.

During the year ended December 31, 2019, the Company issued two promissory notes in the aggregate principal amount of $135,000, bearing interest of 7% and mature on August 31, 2019. As of December 31, 2021, the balance outstanding on these notes was $135,000. During the year ended December 31, 2022, total principal and accrued interest in the amount of $135,000 of principal and $33,163 of interest were converted into a $161,261 convertible note and into 4,124,050 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

On March 5, 2019, the Company issued a non-equity linked promissory note for $100,000 to an investor with an annual 10% rate of interest and a one (1) year maturity. This investor also received a warrant for 500,000 shares at a strike price of $0.07 per share with a five (5) year maturity. The fair value of warrant was not material. As of December 31, 2019, the outstanding balance was $100,000. On December 23, 2020, total principal and accrued interest in the amount of $118,250 were converted into a new promissory note in the principal amount of $118,250 with an annual 10% rate of interest and mature on January 15, 2022. As of December 31, 2021, the notes were in default and the outstanding balance was $118,250. During the year ended December 31, 2022, total principal and accrued interest in the amount of $118,250 of principal and $20,957 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

As of December 31, 2022, the above promissory notes were in default with an interest rate increased by 2% over the original interest rate.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

During the year ended December 31, 2022, the Company entered into 5 promissory note agreements in the aggregate amount of $250,000. The notes have a 1 year term, bear interest of 7% and 9% if paid in cash. The outstanding principal balance was $250,000 as of December 31, 2022.

Convertible Notes Payable

2014 Stock Purchase Agreement

In 2014 and 2015 the Company entered into the 2014 Securities Purchase Agreement (the “2014 SPA”) pursuant to which it issued eight (8) convertible notes in the aggregate face amount of $146,000 due at various dates between August 2015 and March 2016. The principal on these notes is due at the holder’s option in cash or common shares at a conversion rate of $0.30 per share. In connection with these borrowings the Company granted a total of 360,002 warrants with an exercise price of $0.35 per share and a 5 year contractual term. The warrants issued have a down round provision and as a result are classified as a liability in the accompanying consolidated balance sheets. Pursuant to the down round provision, the exercise price of the warrants was reduced to $0.22 at December 31, 2016. During 2017 the Company repaid one of the notes in the amount of $50,000. On May 1, 2018, the Company granted 1,000,000 warrants with an exercise price of $0.15 per share and a 5 year contractual term, valued at $2,841, which was recorded as debt discount. As of December 31, 2020, outstanding balance of these notes was $121,000. During the year ended December 31, 2021, one of the notes in the principal amount of $25,000 and accrued interest in the amount of $30,387 was converted into 14,575,645 shares of common stock resulting in carrying value of $96,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $96,000 of principal and $63,342 of interest were converted into 76,627,004 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

The Company and Cobrador held three of the convertible notes in the aggregate face amount of $45,000 and agreed to extend the repayment date to November 17, 2020. The Company agreed to a revised conversion price of $0.05 per share and a revised warrant exercise price of $0.07 per share. As of December 31, 2021, outstanding balance of these notes was $45,000. During the year ended December 31, 2022, total principal and accrued interest in the amount of $45,000 of principal and $34,135 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

2015 Stock Purchase Agreement

During the year ended December 31, 2015, the Company issued eleven subordinated convertible notes bearing interest at 9.5% per annum with an aggregate principal balance of $441,000 pursuant to the 2015 Stock Purchase Agreement (the “2015 SPA”). The notes were due in December 2017 and are payable at the noteholder’s option in cash or common shares at a conversion rate of $0.30 per share. The conversion rate was later revised to $0.05 due to down round provisions contained in the 2015 SPA, and the due date was extended to November 17, 2020. In connection with these borrowings, the Company issued a warrant to purchase 735,002 shares of the Company’s common stock at an exercise price of $0.40 per share and a 5 year contractual term. The exercise price was later revised to $0.22 per share pursuant to the down round provisions in the 2015 SPA. The Company allocated $8,113 of proceeds received to debt discount based on the computed fair value of the convertible notes and warrants issued. During the year ended December 31, 2016, the noteholder converted one note in the face amount of $35,000 into 700,000 shares of common stock. During the year ended December 31, 2021, principal in the amount of $100,000 and accrued interest in the amount of $138,245 were converted into 62,696,053 shares of common stock resulting in carrying value of $306,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $306,000 of principal and $214,188 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

2016 Stock Purchase Agreement

On September 30, 2016, the Company entered into the 2016 Stock Purchase Agreement (the “2016 SPA”) pursuant to which it issued four convertible notes in the aggregate principal amount of $684,589. The 2016 SPA notes were due in November 2020 and bear interest at 9.5% per annum. The notes are convertible into shares of common stock at a conversion price of $0.17 per share. With these notes, the Company satisfied its obligations for: previously issued promissory notes of $549,000, accrued interest of $38,615, lease principal installments of $47,466, previously accrued registration rights penalties of $22,156, due to a former officer of $81,250, and additional interest, expenses, fine and penalties of $23,110. The Company charged additional interest, expenses, fines and penalties $23,110 to operations as amortization of debt discount and deferred financing costs during the year ended December 31, 2016.

In connection with the 2016 SPA, the Company granted a total of 2,239,900 warrants with an exercise price of $0.30 per share which was later revised to $0.05 per share due to down round provisions, with a 5 year contractual life. The Company allocated $19,242 to debt discount based on the computed fair value of the convertible notes and warrants issued and classified the debt discount is as a warrant liability due to the down round provision in the warrants.

On July 11, 2019, $85,000 in principal were converted into 1,700,000 shares of common stock.

As of December 31, 2021, the 2016 SPA had a carrying value of $599,589. During the year ended December 31, 2022, total principal and accrued interest in the amount of $599,589 of principal and $392,405 of interest were partially exchanged into new convertible note and partially converted into 85,502,658 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

During the year ended December 31, 2016, the Company issued four convertible notes (the “Cobrador 2016 Notes”) in the aggregate principal amount of $115,000. The Cobrador 2016 Notes have a 2 year term, bear interest at 9.5% per annum, and are convertible into shares of common stock at a conversion price of $0.17 per share. The conversion price was subsequently revised to $0.05 per the down round provisions and the maturity date was extended to September 26, 2021. In connection with the Cobrador 2016 Notes, the Company granted a total of 338,235 warrants with an exercise price of $0.30 per share which was subsequently revised to $0.05 per share due to down round provisions with a 5 year contractual term. The Company allocated $1,994 to debt discount based on the computed fair value of the convertible notes and warrants issued and classified the debt discount as a warrant liability due to the down round provision in the warrants. During the year ended December 31, 2019, $20,000 was converted into 400,000 shares. As of December 31, 2021, the Cobrador 2016 Notes had a carrying value of $95,000. During the year ended December 31, 2022, total principal and accrued interest in the amount of $95,000 of principal and $55,092 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

During the fourth quarter of 2016, the Company issued three additional convertible notes in the aggregate principal amount of $250,000. The notes have a 2 year term, bear interest at 9.5% per annum and are convertible into shares of common stock at a conversion price of $0.05 per share. In connection with these borrowings, the Company granted warrants to purchase 5,000,000 shares of common stock with an exercise price of $0.07 per share. The Company allocated $27,585 to debt discount based on the computed fair value of the convertible notes and warrants issued, and the debt discount is classified as a warrant liability due to the down round provision in the warrants. As of December 31, 2020, the carrying value of the notes was $250,000. During the year ended December 31, 2021, principal in the amount of $47,000 was converted into 12,368,421 shares of common stock resulting in carrying value of $203,000 as of December 31, 2021. During the year ended December 31, 2022, principal and accrued interest in the amount of $28,000 of principal and $60,473 of interest were converted into 23,282,260 shares   of common stock, principal and accrued interest in the amount of $175,000 of principal and $97,277 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

2017 Financings

During the year ended December 31, 2017, the Company entered into 19 separate convertible notes agreements (the “2017 Convertible Notes)” in the aggregate principal amount of $923,882. The 2017 Convertible Notes each have a 2 year term, bear interest at 9.5%, and are convertible into shares of common stock at a conversion price of $0.05 per share. In connection with the 2017 Convertible Notes, the Company issued a total of 16,537,926 warrants with an exercise price of $0.07 per share with a 5 year term. The Company allocated $59,403 to a debt discount based on the computed fair value of the convertible notes and warrants issued and classified the debt discount as a warrant liability due to the down round provision in the warrants. During the year ended December 31, 2018, the Company amortized $31,940 of debt discount resulting in unamortized debt discount of $13,278 and carrying value of $910,608 at December 31, 2018. During the year ended December 31, 2019, the Company fully amortized remaining $13,278 of debt discount. As of December 31, 2021, the carrying value of the notes was $924,282. During the year ended December 31, 2022, total principal and accrued interest in the amount of $924,282 of principal and $450,216 of interest were partially exchanged into new convertible note and partially converted into shares of common stock resulting in carrying value of $0 as of December 31, 2022.

2018 Financings

During the year ended December 31, 2018, the Company entered into seventeen separate convertible notes agreements (the “2018 Convertible Notes)” in the aggregate principal amount of $537,500. The 2018 Convertible Notes each have a 2 year term, bear interest at 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.05 per share. In connection with the 2018 Convertible Notes, the Company issued a total of 10,750,000 warrants with an exercise price of $0.07 per share with a 5 year term. The Company allocated $33,384 to a debt discount based on the computed fair value of the convertible notes and warrants issued and classified the debt discount as a warrant liability due to the down round provision in the warrants. During the year ended December 31, 2018, the Company amortized $12,803 of debt discount resulting in an unamortized debt discount of $20,581 and carrying value of $516,919 at December 31, 2018. During the year ended December 31, 2019, the Company amortized $16,692 of debt discount resulting in an unamortized debt discount of $3,889 and carrying value of $533,611 as of December 31, 2019. During the year ended December 31, 2020, the Company fully amortized $3,889 of debt discount resulting in carrying value of $537,500 as of December 31, 2020. During the year ended December 31, 2021, principal in the amount of $25,000 was converted into 6,578,947 shares of common stock resulting in carrying value of $512,500 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $512,500 of principal and $219,603 of interest were partially exchanged into new convertible note and partially converted into shares of common stock resulting in carrying value of $0 as of December 31, 2022.

On November 20, 2018, two officers converted $436,500 accrued compensation into two convertible note agreements in the principal amount of $436,500 in exchange. The notes have a 2 year term, bear interest at 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.05 per share. As of December 31, 2021, the carrying value of the notes was $436,500. During the year ended December 31, 2022, total principal and accrued interest in the amount of $436,500 of principal and $160,161 of interest were partially exchanged into new convertible note and partially converted into shares of common stock resulting in carrying value of $0 as of December 31, 2022.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

During the year ended December 31, 2018, the Company entered into three convertible notes agreements in the aggregate principal amount of $240,500 with a net proceed of $214,000. These notes had a 1-year term, and bear interest at 8%-12%. The notes are convertible into common stock at 60% to 61% multiplied by the lowest one to two trading price(s) during fifteen to twenty-five trading day period prior to the Conversion Date. The embedded conversion features were valued at $59,027, which were recorded as debt discount. In addition, the Company also recorded $26,500 as original debt discount. These notes were in default due to failure to comply with the reporting requirements of the Exchange Act, as the result, the Company recorded additional $120,250 penalty in principal as of December 31, 2018. During the year ended December 31, 2018, the Company amortized $21,382 of debt discount resulting in unamortized debt discount of $64,145 and carrying value of $296,605 at December 31, 2018. During the year ended December 31, 2019, the Company repaid $64,300 in principal and amortized $21,381 of debt discount, recorded $42,764 in accretion of debt discount, resulting in unamortized debt discount of $0 and carrying value of $296,450 at December 31, 2019. During the year ended December 31, 2020, total principal and accrued interest in the amount of $37,712 were converted into 9,924,132 shares of common stock resulting in carrying value of $281,250 as of December 31, 2020. During the year ended December 31, 2021, the Company repaid $206,250 in principal, $38,750 in accrued interest. Accrued interest in the amount of $31,860 was converted into 7,737,705 shares of common stock resulting in carrying value of $75,000 as of December 31, 2021. During the year ended December 31, 2022, the Company repaid $75,000 in principal resulting in carrying value of $0 as of December 31, 2022.

2019 Financings

On March 18, 2019, the Company issued a convertible promissory note for $85,250 with net proceeds of $75,000 to an investor with an 8.0% rate of interest and a one (1) year maturity. The Company has the option to pre-pay the note (principal and accrued interest) in cash within the 1st 90 days from issuance at a 25% premium, and 40% premium 91-180 days from the issuance date. Subsequent to 181 days, the Company shall have no right of prepayment and the holder may convert at a 40% discount to the prevailing market price. The note matured on December 11, 2019. The note is convertible into shares of common stock at the lesser of 1) lowest trading price of twenty-five days prior to March 18, 2019 or 2) 60% of lowest trading price of twenty-five days prior to the Conversion Day. The embedded conversion features were valued at $0 due to default. In addition, the Company also recorded $10,250 as original debt discount. These notes were in default due to failure to comply with the reporting requirements of the Exchange Act, as the result, the Company recorded additional $42,625 penalty in principal as of December 31, 2019. During the year ended December 31, 2019, the Company fully amortized $23,384 of debt discount. During the year ended December 31, 2020, accrued interest in the amount of $24,508 was converted into 13,426,091 shares of common stock resulting in carrying value of $127,875 as of December 31, 2020. During the year ended December 31, 2021, total principal of $85,250 and accrued interest in the amount of $18,623 were converted into 34,811,689 shares of common stock resulting in carrying value of $0 as of December 31, 2021.

On March 14, 2019, the Company converted accounts payable of approximately $105,000 payables into a convertible note agreement in the principal amount of $60,000, remaining balance of the amount owed was released and recorded as a settlement of liability. The note has a 2 year term, bears interest at 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.05 per share. The outstanding principal balance was $60,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $60,000 of principal and $20,188 of interest were converted into 26,690,624 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

On April 1, 2019, The Company converted an aggregate amount of principal and accrued interest of Perkins promissory note in the amount of $321,824 and accounts payable of $10,000 into two convertible notes. Both Notes have a 2 year term, bear interest at 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.05 per share. The outstanding principal balance was $331,824 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $331,824 of principal and $110,331 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

On April 15, 2019, The Company converted an accrued payable of $108,572, which was used to purchase vending machine, into a convertible note. The note has a 2 year term, bear interest at 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.07 per share. The outstanding principal balance was $108,572 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $108,572 of principal and $35,670 of interest were converted into 36,259,135 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

On May 30, 2019, the Company issued a series of convertible notes under a $250,000 revolving Senior Secured credit facility to an investor, for working capital purposes. The notes carry an interest rate of 9.5% and a two-year term. The notes are convertible into common stock at $0.07 per share and are redeemable after one-year at the company’s option. The notes also contain a 4.99% limitation of ownership on conversion. The investor had consented to higher draws on the facility in excess of the limit per the initial agreement. On April 15, 2020, the Company issued a convertible note in the amount of $206,231. The note has a 2 year term, bears interest of 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.05 per share. On December 24, 2020, the Company issued a convertible promissory note in the amount of $147,000. The note has a 2 year term, bears interest of 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.03 per share and is redeemable at the principal amount plus accrued unpaid interest after one year, at the Company’s option. As of December 31, 2021, $603,231 was drawn under these agreements. During the year ended December 31, 2022, total principal and accrued interest in the amount of $603,231 of principal and $143,166 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

During the year ended December 31, 2019, the Company entered into several convertible notes agreements in the amount of $68,000. The Notes have a 2 year term, bear interest at 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.07 per share. The outstanding principal balance was of $68,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $68,000 of principal and $21,470 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

During the year ended December 31, 2019, the Company entered into a convertible notes agreement in the amount of $50,000. The Note has a 6 month term, bears interest at 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.01 per share. In connection with the Note, the Company issued 10,000,000 warrants with an exercise price of $0.02 per share with a 5 year term. The outstanding balance was of $50,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $50,000 of principal and $14,250 of interest were converted into 15,639,868 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

2020 Financings

During the year ended December 31, 2020, the Company entered into several convertible notes agreements in the amount of $73,118. The notes have a 2 year term, bear interest of 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.05 per share. The outstanding principal balance was $73,118 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $73,118 of principal and $14,522 of interest were partially exchanged into new convertible note and partially converted into shares of common stock resulting in carrying value of $0 as of December 31, 2022.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

2021 Financings

During the nine months ended September 30, 2021, the Company entered into several convertible notes agreements in the amount of $365,000. The notes have a 2 year term, bear interest of 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.05 per share. The outstanding principal balance was $365,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $365,000 of principal and $54,986 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On July 13, 2021, the Company issued a convertible note in the amount of $150,000. The note has a 3 year term, bears interest of 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.05 per share. The outstanding principal balance was $150,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $150,000 of principal and $17,377 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On September 21, 2021, the Company issued a convertible note in the amount of $100,000. The note has a 2 year term, bears interest of 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.03 per share. The outstanding principal balance was $100,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $100,000 of principal and $9,738 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On March 1, 2021, the Company issued a convertible note for deferred compensation in the principal amount of $94,600. The note bears interest at the rate of 9.5% per annum and is due and payable in two years. The note was convertible into shares of the Company’s common stock at $0.05 per share and was redeemable at the principal amount plus accrued unpaid interest after one year, at the Company’s option. During the year ended December 31, 2021, the Company fully repaid $94,600 in principal and recorded additional principal of $30,000 for deferred compensation under the same terms, resulting in carrying value of $30,000 at December 31, 2021. During the year ended December 31, 2022, the Company recorded additional principal of $16,667 and reclassified total principal of $46,667 to accrued expenses, resulting in carrying value of $0 as of December 31, 2022.

On October 14, 2021, the Company issued a convertible note in the amount of $20,000. The note has a 2 year term, bears interest of 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.03 per share. The outstanding principal balance was $20,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $20,000 of principal and $1,837 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On November 2, 2021, the Company issued 2 convertible notes - $150,000, $100,000 - to fund an asset acquisition, continue funding operations and reconciling a debt. The notes bear interest at the rate of 9.5% per annum and are due and payable in two years. The notes are convertible into shares of the Company’s common stock at $0.03 per share and are redeemable at the principal amount plus accrued unpaid interest after one year, at the Company’s option. The notes also contain a 4.99% limitation on the investor’s beneficial ownership of the Company’s outstanding common stock upon conversion. The outstanding principal balance was $250,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $250,000 of principal and $21,705 of interest were partially exchanged into new convertible note and partially converted into shares of common stock resulting in carrying value of $0 as of December 31, 2022.

2022 Financings

During the nine months ended September 30, 2022, the Company entered into several convertible note agreements in the aggregate amount of $590,000. The $50,000 note has a 2 year term, bears interest of 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.03 per share. Other notes have a 1-year term, bear interest of 15%, and are convertible into shares of common stock at a conversion price of $0.01 per share. On December, 14, 2022, total principal and accrued interest in the amount of $590,000 of principal and $44,188 of interest were partially exchanged into new convertible note and partially converted into shares of common stock resulting in carrying value of $0 as of December 31, 2022.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

On September, 1, 2022, the Company converted 2 promissory notes into 2 convertible notes in the aggregate amount of $256,349. The notes have 4 month term, bear interest of 7% and 10%, and are convertible into shares of common stock at a conversion price of $0.005 per share. On December, 14, 2022, total principal and accrued interest in the amount of $256,349 of principal and $1,675 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On December, 14, 2022, the Company issued 6 convertible notes in the aggregate amount of $8,503,850 in exchange of outstanding principal and accrued interest of existing promissory notes and convertible notes. Then, on December, 14, 2022, these convertible notes were converted into shares of common stock. In total, the Company converted principal of $6,627,686 and $589,150, and accrued interest of $2,359,341 and $372,803, into 2,868,067,227 and 259,950,714 shares of common stock during the years ended December 31, 2022 and 2021, respectively.

 Scheduled maturities of debt remaining as of December 31, 2022 for each respective fiscal year end are as follows:

2023	357,008
Total	$357,008

The following table reconciles, for the year ended December 31, 2022 and 2021, the beginning and ending balances for financial instruments related to the embedded conversion features that are recognized at fair value in the consolidated financial statements.

	Year Ended
	December 31, 2022	December 31, 2021
Balance of embedded derivative at the beginning of the period	$211,345	$3,083,255
Change in fair value of conversion features	(211,345)	(2,871,910)
Balance of embedded derivatives at the end of the period	$-	$211,345

Note 5 - Capital Lease Obligations

The Company acquired capital assets under capital lease obligations. Pursuant to the agreement with the lessor, the Company makes quarterly lease payments and will make a guaranteed residual payment at the end of the lease as summarized below. At the end of the lease, the Company will own the equipment.

During the year ended December 31, 2018 the Company entered into various capital lease agreements. The leases expire at various points through the year ended December 31, 2023.

The following schedule provides minimum future rental payments required as of December 31, 2022, under the current portion of capital leases.

2022	$36,692
Total minimum lease payments	36,692
Less: Amount represented interest	(438)
Present value of minimum lease payments and guaranteed residual value	$36,254

Note 6 - Capital Stock

On October 20, 2022 the Company, following receipt of written approval from stockholders acting without a meeting and holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, filed an amendment to its Certificate of Incorporation to (i) change the name of the Company to “American Battery Materials, Inc.” (the “Name Change”); and, (ii) increase the total number of authorized shares of the Company’s common stock, par value $0.001 per share, from 600,000,000 to 4,500,000,000 (the “Authorized Share Increase”). The Name Change will be effective upon confirmation by FINRA, at which time a new trading symbol will also be issued. The Authorized Share Increase was effective as of October 20, 2022.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

On October 20, 2022, in addition to the Name Change and the Authorized Share Increase, the holder of 63.86% of the issued and outstanding shares of stock of the Company entitled to vote took action by written consent and without a meeting, pursuant to Delaware General Corporate Law Section 228, and adopted and approved the following actions:

1.	Future amendment of the Company’s Certificate of Incorporation to implement a decrease in the authorized shares of the Company’s Common Stock from 4,500,000,000 to a number of not less than 10,000,000 and not more than 2,000,000,000 (the “Authorized Share Reduction”), at any time prior to October 20, 2023 (the “Anniversary Date”), with the Board having the discretion to determine whether or not the Authorized Share Reduction is to be effected, and if effected, the exact number of the Authorized Share Reduction within the above range.

2.	Future amendment of the Company’s Certificate of Incorporation to implement a reverse stock split of the Company’s Common Stock by a ratio of not less than 1-for-10 and not more than 1-for-1,000, (the “Reverse Split”), at any time prior to the Anniversary Date, with the Board having the discretion to determine whether or not the Reverse Split is to be effected, and if effected, the exact ratio for the Reverse Split within the above range.

Preferred Stock

The Company has authorization for “blank check” preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to common stock. As of December 31, 2022 and 2021, there are 10,000,000 shares of preferred stock authorized, and 50,000 and 0 shares issued or outstanding, respectively.

On August 12, 2022, the Company effected with the Delaware Secretary of State a designation of 50,000 shares of Series A Super Voting Preferred Convertible Stock, having a par value of $0.001 per share and a purchase price of $1.00 per share (the “Series A Preferred”).

The Series A Preferred may vote on any action upon which holders of the Common Stock may vote, and they shall vote together as one class with voting rights equal to sixty percent (60%) of all of the issued and outstanding shares of Common Stock of the Company. The Series A Preferred shall automatically convert into shares of Common Stock upon the earlier of either a) the effectiveness of a Registration Statement under the Securities Act of 1933, or b) Twelve (12) months from the issuance of the Series A Preferred Stock at a ratio equal to the purchase prices per share of the Series A Preferred divided by $0.005.

During the year ended December 31, 2022, the Company issued 50,000 shares of Series A Preferred Stock pursuant to a Stock Purchase Agreement by and between the Company and Adam Lipson, a member of the Board of the Company, for the purchase price of $50,000.

Common Stock

The Company has authorized 4,500,000,000 shares of common stock, with 3,245,556,528 and 335,778,778 shares issued and outstanding at December 31, 2022 and 2021, respectively.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

During the year ended December 31, 2022, the Company issued 2,909,777,750 shares of its common stock, including:

●	2,868,067,227 shares upon the conversion of $8,987,027 of convertible notes and accrued interest;

●	34,210,523 178,395 shares upon warrant exercises for an aggregate exercise price of $130,000; and

●	7,500,000 shares for services valued at $51,000 issued pursuant to an Investors Relations Consulting Agreement with a third party dated December 12, 2022.

During the year ended December 31, 2021, the Company issued 259,950,714 shares of its common stock upon the conversion of $961,953 of convertible notes and accrued interest.

Note 7 - Stock Options and Warrants

Warrants

At December 31, 2022 the Company had the following warrant securities outstanding:

	Warrants	Exercise Price	Expiration
2018 Warrants – financing	8,491,905	$0.07	January - November 2023
2018 Warrants for services	2,250,000	$0.07	October - December 2023
2019 Warrants –financing	10,500,000	$0.07	March - October 2024
2019 Warrants for services	3,500,000	$0.07	March - April 2024
2020 Warrants for services	750,000	$0.05	February 2025
2022 Exchange warrants	71,169,473	$0.0038	September 2025
Total	96,661,378

During the year ended December 31, 2020, the Company issued warrants exercisable into 3,000,000 shares of common stock to its officer. The fair value of warrants was estimated using the Black-Scholes-Merton option-pricing model with the following assumptions: expected volatility of 339%, risk-free interest rate 1.35%, expected dividend yield of 0%. During the year ended December 31, 2022 and 2021, the Company recorded $525 and $4,722, respectively, in warrant expense related to vesting of these warrants.

During the year ended December 31, 2022, the Company issued warrants exercisable into 71,169,473 shares of common stock. The warrants immediately vest, have an exercise price of $0.0038 per share, and a maturity date of three years. The fair value of warrants was estimated using the Black-Scholes-Merton option-pricing model with the following assumptions: expected volatility of 189%; risk-free interest rate 3.96%; expected dividend yield of 0%. During the year ended December 31, 2022 and 2021, the Company recorded $10,555 and $0, respectively, in warrant expense related to vesting of these warrants.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

A summary of all warrants activity for the year ended December 31, 2022 and 2021 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2020	52,979,485	$0.06	2.34
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Cancelled	-	-	-
Expired	(3,628,226)	0.05	-
Balance outstanding at December 31, 2021	49,351,259	$0.06	1.96
Exercisable at December 31, 2021	49,351,259	$0.06	1.96

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2021	49,351,259	$0.06	1.53
Granted	71,169,473	0.0038	2.98
Exercised	(1,857,143)	0.054	-
Forfeited	-	-	-
Cancelled	-	-	-
Expired	(22,002,211)	-	-
Balance outstanding at December 31, 2022	96,661,378	$0.02	2.32
Exercisable at December 31, 2022	96,661,378	$0.02	2.32

The intrinsic value of the outstanding warrants at December 31, 2022 was $0, as the exercise prices exceeded the common stock’s fair market value per share on that date.

Equity Incentive Plan

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, stockholders holding a majority of shares of the Company approved, by written consent, the Plan and the issuance under the Plan of 5,000,000 shares. On November 16, 2017, the Board of Directors approved an increase of 10,000,000 shares to be made available for issuance under the Plan. Accordingly, the total number of shares of common stock available for issuance under the Plan is 15,000,000 shares. Awards may be granted to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies. Such options may be designated at the time of grant as either incentive stock options or nonqualified stock options. Stock-based compensation includes expense charges related to all stock-based awards. Such awards include options, warrants and stock grants. Generally, the Company issues stock options that vest over three years and expire in 5 to 10 years.

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

A summary of all stock option activity for the year ended December 31, 2022 and 2021 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2020	2,500	$60	0.5
Granted	-	-	-
Exercised	-	-	-
Cancelled or expired	(2,500)	-	-
Balance outstanding at December 31, 2021	-	$-	-
Exercisable at December 31, 2021	-	$-	-

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2021	-	$-	-
Granted	-	-	-
Exercised	-	-	-
Cancelled or expired	-	-	-
Balance outstanding at December 31, 2022	-	$-	-
Exercisable at December 31, 2022	-	$-	-

Total Deferred	(322,003)	(68,793)
Less Increase in Allowance	322,003	68,793
Net Deferred	$-	$-

Total Income Tax Provision	$659	$3,285

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

 Note 8 - Income Taxes

Loss from operations before provision (benefit) for income taxes and associated tax provision (benefit) are summarized in the following table:

	Years ended December 31,
Net Income (Loss)	2022	2021
Domestic	$(1,486,848)	$(263,180)
Foreign	-	-
	$(1,486,848)	$(263,180)

Current
Federal	$-	$-
State	659	3,285
Foreign	-	-
Total Current	$659	$3,285

Deferred
Federal	$(270,482)	$(54,817)
State	(51,521)	(13,976)
Foreign	-	-

The significant components of the deferred tax assets and liabilities are summarized below:

	Years ended December 31,
	2022	2021
Deferred Tax Assets (Liabilities):
Net Operating Loss Carry-Forwards	$3,677,645	$3,319,927
Depreciable and Amortizable Assets	(20,520)	(20,520)
Stock Based Compensation	67,477	51,957
Beneficial Conversion Feature	556,265	609,101
Loss Reserve	457	457
Accrued Compensation	35,146	35,146
Other	31,509	29,908
Total	4,347,979	4,025,976
Less Valuation Allowance	(4,347,979)	(4,025,976)
Net Deferred Tax Assets (Liabilities)	$-	$-

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

At December 31, 2022 and 2021, the Company has available net operating loss carry-forwards for federal and state income tax purposes of approximately $12.8 million and $11.4 million, respectively. Of the federal net operating loss carryforward, $9.5 million, if not utilized earlier, expires through 2038 and $3.3 million will carry-forward indefinitely. The state net operating loss carryforwards expire through 2041, if not utilized earlier. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the net operating loss carry-forwards before they expire, the Company has recorded a valuation allowance to fully offset the net operating loss carry-forwards, as well as the total net deferred tax assets.

Internal Revenue Code Section 382 (“Section 382”) imposes limitations on the availability of a company’s net operating losses and other corporate tax attributes as certain significant ownership changes occur. As a result of the historical equity instrument issuances by the Company, a Section 382 ownership change may have occurred and a study will be required to determine the date of the ownership change, if any. The amount of the Company’s net operating losses and other tax attributes incurred prior to any ownership change may be limited based on the Company’s value. A full valuation allowance has been established for the Company’s deferred tax assets, including net operating losses and any other corporate tax attributes.

During the years ended December 31, 2022 and 2021, the Company had no unrecognized uncertain tax positions. The Company’s policy is to recognize interest accrued and penalties related to unrecognized uncertain tax positions in tax expense.

The Company files income tax returns in the U.S. federal jurisdiction, as well as the states of California, Florida, Illinois and New York. The tax years 2018-2022 generally remain open to examination by the U.S. federal and state taxing authorities.

A reconciliation of the income tax provision using the statutory U.S. income tax rate compared with the actual income tax provision reported on the consolidated statements of operations is summarized in the following table:

	Years ended December 31,
	2022	2021
Statutory United States federal rate	21.00%	21.00%
State income tax, net of federal benefit	4.00	5.31
Change in valuation allowance	(22.50)	(26.14)
Stock based compensation	1.3
Other	(3.69)	-
Permanent differences	(0.11)	(0.17)
Effective tax rate benefit (provision)	0.00%	(0.00)%

American Battery Materials, Inc. (formerly Boxscore Brands, Inc.)

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

Note 9 - Subsequent Events

The Company has evaluated events occurring subsequent to December 31, 2022 through the date these financial statements were issued and determined the following significant events require disclosure:

●	On January 5, 2023, the Company issued 3,684,211 shares of its Common Stock upon the exercise of a Warrant.

●	On January 31, 2023, the Company issued 18,421,053 shares of its Common Stock upon the exercise of a Warrant.

●	On January 31, 2023, the Company issued 18,421,053 shares of its Common Stock upon the exercise of a Warrant. The issuance was exempt under Section 4(a)(2) of the Securities Act.

●	On February 28, 2023, the Company issued 5,526,316 shares of its Common Stock upon the exercise of a Warrant.

●	On March 27, 2023, the Company issued 9,210,526 shares of its Common Stock upon the exercise of a Warrant.

●	On April 5, 2023, the Company closed transactions with four (4) investors under which the Company issued convertible promissory notes with an aggregate principal amount of $1,500,000.

●	On April 8, 2023, the Company issued 18,421,053 shares of its Common Stock upon the exercise of a Warrant.

__________ Shares

AMERICAN BATTERY MATERIALS, INC.

Common Stock

Preliminary Prospectus

__________, 2024

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Item	Amount to be Paid
SEC registration fee	$
FINRA filing fee
NYSE American listing fee
Printing and mailing expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent and registrar fees and expenses
Miscellaneous expenses
Total	$

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following information represents securities sold by the Company During the past three years which were not registered under the Securities Act. Included are sales of reacquired securities, as well as new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities. All issuances were exempt under Section 4(a)(2) of the Securities Act unless otherwise noted.

●	On April 8, 2023, the Company issued 3,203,661 shares of its Common Stock upon the cashless exercise of a Warrant.

●	On April 5, 2023, the Company closed transactions with four (4) investors under which the Company issued identified convertible promissory notes with an aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000). The Company received net proceeds of $1,447,500.

●	On March 27, 2023, in consideration of the payment of $35,000, the Company issued 9,210,526 shares of its Common Stock upon the exercise of a Warrant.

●	On February 28, 2023, the Company issued 2,688,478 shares of its Common Stock upon the cashless exercise of a Warrant.

●	On January 31, 2023, in consideration of the payment of $70,000, the Company issued 18,421,053 shares of its Common Stock upon the exercise of a Warrant.

●	On January 31, 2023, in consideration of the payment of $70,000, the Company issued 18,421,053 shares of its Common Stock upon the exercise of a Warrant.

●	On January 5, 2023, in consideration of the payment of $14,000, the Company issued 3,684,211 shares of its Common Stock upon the exercise of a Warrant.

●	On December 29, 2022, in consideration of the payment of $45,000, the Company issued 11,842,103 shares of its Common Stock upon the exercise of a Warrant.

●	On December 26, 2022, the Company issued 7,500,000 shares to MZHCI in exchange for services rendered.

●	On December 14, 2022, the Company converted a total of $8,987,027 held by noteholders under 99 convertible promissory notes into a total of 2,818,277,866 shares of Common Stock as follows:

●	119,284,531 shares were issued to six holders as voluntary conversions by each holder under each of the respective convertible promissory notes.

●	655,868,191 shares were issued to 20 holders under the forced conversion provision under each of the respective convertible promissory notes.

●	2,043,125,140 shares were issued to six holders under settlement agreements with each of the noteholders.

●	On December 14, 2022, in consideration of the payment of $25,000, the Company issued 6,578,947 shares of its common stock upon the exercise of a Warrant.

●	On December 2, 2022, in consideration of the payment of $35,000, the Company issued 9,210,526 shares of its Common Stock upon the exercise of a Warrant.

●	On November 21, 2022, in consideration of the payment of $25,000, the Company issued 6,578,947 shares of its Common Stock upon the exercise of a Warrant.

●	On August 23, 2022, the Company issued fifty thousand (50,000) shares of its Series A Preferred Convertible Stock in exchange for $50,000 of net proceeds from Adam Lipson, who is one of our Directors.

●	On February 10, 2022, a noteholder converted convertible debt into 10,650,681 shares of Common Stock.

●	On February 4, 2022, a noteholder converted convertible debt into 11,295,526 shares of Common Stock.

●	On January 6, 2022, a noteholder converted convertible debt into 12,631,579 shares of Common Stock.

●	On January 4, 2022, a noteholder converted convertible debt into 15,211,579 shares of Common Stock.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits.

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

3.1	Certificate of Incorporation, dated March 26, 2007 (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on April 9, 2010).

3.2	Bylaws, as amended (incorporated by reference to the Company’s Registration Statement on Form S-1 filed on April 9, 2010).

3.3	Certificate of Amendment of Certificate of Incorporation, dated October 4, 2010 (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 7, 2010).

3.4	Certificate of Amendment of the Certificate Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on March 1, 2018).

3.5	Certificate of Designation for Series A Preferred Shares (incorporated by reference to the Company’s Current Report on Form 8-K filed on August 23, 2022).

3.6	Certificate of Amendment of the Certificate Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 26, 2022).

3.7	Certificate of Amendment of the Certificate Incorporation (incorporated by reference to the Company’s Current Report on Form 8-K filed on August 8, 2023).

4.1	Description of Securities (incorporated by reference to the Company’s Annual Report on Form 10-K filed on April 21, 2023.

5.1*	Opinion of Olshan Frome Wolosky LLP, as to the legality of the common stock.

10.1	Form of Senior Convertible Note issued to Cobrador Multi-Strategy Partners, LP (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on November 19, 2013).

10.2	Form of Warrant to Purchase Common Stock issued to Cobrador Multi-Strategy Partners, LP (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on November 19, 2013).

10.3	Form of Vending Machine Equipment Lease with Automated Retail Leasing Partners (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on November 19, 2013).

10.4	Form of Warrant between Automated Retail Leasing Partners, LP and Internet Media Services, Inc. (incorporated by reference to the Company’s Annual Report on Form 10-K filed on April 15, 2014).

10.5	Promissory Note, dated May 30, 2014, issued to Automated Retail Leasing Partners, LP (incorporated by reference to the Company’s Registration Statement on Form S-1/A filed on October 1, 2014).

10.6	Equipment Lease Agreement, dated October 21, 2014, between American Battery Materials, Inc. (formerly Boxscore Brands, Inc.) and Perkin Industries, LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 30, 2014).

10.7	Warrant to Purchase Common Stock issued to Perkin Industries, LLC, dated October 21, 2014 (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 30, 2014).

10.8	Modification to the Series of Cobrador Stock Purchase Agreement, Senior Convertible Notes and Series A Warrants between American Battery Materials, Inc. (formerly Boxscore Brands, Inc.) and Cobrador Multi-Strategy Partners LP (incorporated by reference to the Company’s Current Report on Form 8-K filed on January 8, 2015).

10.9	NHL/U-Vend Corporate Marketing Letter Agreement, dated February 27, 2015 (incorporated by reference to the Company’s Current Report on Form 8-K filed on March 17, 2015).

10.10	Form of Securities Purchase Agreement between the Company and each investor, dated on or about August 17, 2015 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on September 4, 2015).

10.11	Form of Convertible Promissory Note, dated on or about August 17, 2015 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on September 4, 2015).

10.12	Form of Warrant to Purchase Common Stock, dated on or about August 17, 2015 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on September 4, 2015).

10.13	Securities Purchase Agreement between the Company and each investor, dated June 30, 2016 (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 28, 2016).

10.14	Form of Convertible Promissory Note, dated June 30, 2016 (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 28, 2016).

10.15	Form of Warrant to Purchase Common Stock, dated June 30, 2016 (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 28, 2016).

10.16	Debt Conversion Agreement of Raymond Meyers, dated June 30, 2016 (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 28, 2016).

10.17	Debt Conversion Agreement of Paul Neelin, dated June 30, 2016 (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 28, 2016).

10.18	Debt Conversion Agreement of Mark Chapman, dated June 30, 2016 (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 28, 2016).

10.19	Agreement to Amend Leases, dated as of August 8, 2016, between the Company and Automated Retail Leasing Partners, LP (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on August 15, 2016).

10.20	Warrant to Purchase Shares of Common Stock issued to Automated Retail Leasing Partners, LP, dated August 8, 2016 (incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on August 15, 2016).

10.21	Master Services Consulting Agreement, dated as of February 1, 2017, between the Company and Raymond Meyers (incorporated by reference to the Company’s Current Report on Form 8-K filed on February 6, 2017).#

10.22	Employment Agreement, dated as of February 1, 2017, between the Company and David Graber (incorporated by reference to the Company’s Current Report on Form 8-K filed on February 6, 2017).#

10.23	Master Distribution Agreement, dated as of January 26, 2017, between the Company and UVend Group of Companies (incorporated by reference to the Company’s Current Report on Form 8-K filed on February 6, 2017).

21.1*	Subsidiaries of the Registrant.

23.1	Consent of Pinnacle Accountancy Group of Utah, a dba of Heaton & Company, PLLC.

23.2*	Consent of Olshan Frome Wolosky LLP (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (set forth on signature page of the Registration Statement).

96.1	Technical Report.

107	Calculation of Filing Fee Table.

101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	To be filed by amendment.
#	Indicates management contract or compensatory plan.

(b) Financial statements schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Intentionally omitted.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Intentionally omitted.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwich, State of Connecticut, on February 12, 2024.

AMERICAN BATTERY MATERIALS, INC.

By:	/s/ David Graber
	Name:	David Graber
	Title:	Co-Chief Executive Officer and Chairman

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Graber and Sebastian Lux, and each of them, his or her true and lawful attorney in fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorney in fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ David Graber	Co-Chief Executive Officer and Chairman	February 12, 2024
David Graber	(principal executive officer)

/s/ Sebastian Lux	Co-Chief Executive Officer, President, Chief Financial Officer and Director	February 12, 2024
Sebastian Lux	(principal financial and accounting officer)

/s/ Dylan Glenn	Director	February 12, 2024
Dylan Glenn

/s/ Jared Levinthal	Director	February 12, 2024
Jared Levinthal

/s/ Andrew Suckling	Director	February 12, 2024
Andrew Suckling

/s/ Justin Vorwerk	Director	February 12, 2024
Justin Vorwerk

/s/ Dr. Adam Lipson	Director	February 12, 2024
Dr. Adam Lipson